UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.        )

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☒    Definitive Proxy Statement

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☐    Soliciting Material under §240.14a-12

PBF Energy Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022

Notice of Annual Meeting of Stockholders and Proxy Statement

PBF ENERGY INC.

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

DATE May 26, 2022 at 10:00 A.M. Eastern Daylight Time	LOCATION www.virtualshareholdermeeting.com/PBF2022	RECORD DATE Stockholders of record on March 29, 2022 are entitled to vote at the meeting

The 2022 Annual Meeting will be held exclusively online at www.virtualshareholdermeeting.com/PBF2022. Stockholders of record at the close of business on March 29, 2022 may vote at the meeting or any postponements or adjournments of the meeting. To join as a stockholder, you must enter the 16-digit control number on your proxy card, voting instruction form, or Notice of Internet Availability you receive. During the meeting stockholders may ask questions, examine our stockholder list and vote their shares (other than shares held through employee benefit plans, which must be voted prior to the meeting). Other interested parties may join the meeting as a guest, in which case no control number is required. For more information, please see the section entitled “Annual Meeting of Stockholders” in this Proxy Statement. We are making the Proxy Statement and the form of proxy first available beginning on or about April 13, 2022.

At the meeting, stockholders will be asked to vote on:

Items of Business:

1.	the election of directors;

2.	the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as independent auditor for 2022;

3.	an advisory vote on the 2021 compensation of the named executive officers;

4.

to further amend the Amended and Restated PBF Energy Inc. 2017 Equity Incentive Plan (the “Equity Incentive Plan”) to, among other things, increase the number of shares reserved for issuance by 3,500,000 shares; and

5.	the transaction of any other business properly brought before the meeting or any adjournment or postponement thereof.

Information with respect to the above matters is set forth in this Proxy Statement that accompanies this Notice.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, MAY 26, 2022. The Notice of the 2022 Annual Meeting, Proxy Statement and the Annual Report on Form 10-K for the year-ended December 31, 2021 are available on the internet at www.proxyvote.com.

By order of the Board of Directors,

Trecia M. Canty

Senior Vice President, General Counsel and Secretary

April 13, 2022

YOUR VOTE IS IMPORTANT, PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM PROMPTLY. YOU MAY ALSO VOTE VIA THE INTERNET OR BY TELEPHONE. PLEASE USE THE INTERNET ADDRESS OR TOLL-FREE NUMBER SHOWN ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM.

YOU MAY REVOKE A PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY GIVING WRITTEN NOTICE TO THAT EFFECT TO THE SECRETARY OR BY SUBMISSION OF A LATER-DATED PROXY OR SUBSEQUENT INTERNET OR TELEPHONIC PROXY. IF YOU ATTEND THE MEETING, YOU MAY REVOKE ANY PROXY PREVIOUSLY GRANTED AND VOTE DURING THE MEETING.

PBF ENERGY INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors (the “Board”) is soliciting proxies to be voted at the Annual Meeting of Stockholders on May 26, 2022 (the “Annual Meeting” or the “Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned. Unless otherwise indicated the terms “PBF,” “PBF Energy,” “the Company,” “we,” “our,” and “us” are used in this Notice of Annual Meeting and Proxy Statement to refer to PBF Energy Inc., to one or more of our consolidated subsidiaries, or to all of them taken as a whole.

In lieu of this proxy statement and the accompanying notice, we are mailing a Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”) to certain stockholders on or about April 13, 2022. On this date, stockholders will be able to access all of our proxy materials on the website referenced in the Notice.

Record Date, Shares Outstanding, Quorum

Holders of record of our Class A Common Stock, par value $0.001 per share (“Class A Common Stock”) and Class B Common Stock, par value $0.001 per share (“Class B Common Stock”) are entitled to vote as a single class on the matters presented at the Annual Meeting. At the close of business on March 29, 2022 (the “record date”), 120,618,324 shares of Class A Common Stock were issued and outstanding and entitled to one vote per share and the holders of the Class A Common Stock have 99.2% of the voting power. On the record date, 15 shares of Class B Common Stock were issued and outstanding and each share of Class B Common Stock entitled the holder to one vote for each Series A limited liability company membership interest (“PBF LLC Series A Units”) of our subsidiary, PBF Energy Company LLC (“PBF LLC”), held by such holder as of the record date. On the record date, Class B Common Stockholders collectively held 927,990 PBF LLC Series A Units, which entitled them to an equivalent number of votes, representing approximately 0.8% of the combined voting interests of the Class A and Class B Common Stock. See “Corporate Governance—PBF’s Corporate Structure” below for more information.

Stockholders representing a majority of voting power, present in person or represented by properly executed proxy, will constitute a quorum. Abstentions and broker non-votes count as being present or represented for purposes of determining the quorum.

Voting Requirements for the Proposals

Proposal No. 1, Election of Directors — An affirmative vote of the majority of the total number of votes cast “FOR” or “AGAINST” a director nominee is required for the election of a director in an uncontested election. A majority of votes cast means that the number of shares voted “FOR” a director nominee must exceed 50% of the votes cast with respect to that nominee (with “abstentions” and “broker non-votes” not counted as votes cast either “FOR” or “AGAINST” that nominee’s election).

Proposal No. 2, Ratification of Independent Auditors — Ratification by stockholders of the selection of independent public accountants requires the affirmative vote of the majority of the votes cast. Abstentions have no effect on this proposal.

Proposal No. 3, Advisory Vote on 2021 Named Executive Officer Compensation — The affirmative vote of the majority of the votes cast on this non-binding proposal is required for the proposal to pass. A majority of the votes cast means the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Your broker may not vote your shares on this proposal unless you give voting instructions. Abstentions and broker non-votes have no effect on the vote.

Proposal No. 4, Amendment of the Equity Incentive Plan — The affirmative vote of the majority of the votes participating in the voting on this proposal is required for this proposal to pass. A majority of the votes cast means the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Your broker may not vote your shares on this proposal unless you give voting instructions. Abstentions and broker non-votes have no effect on the vote.

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Attending the Annual Meeting

Due to continuing concerns relating to COVID-19, we will have a virtual-only annual meeting of stockholders in 2022. The meeting will be conducted exclusively via live audio webcast. You do not have to register in advance to attend the virtual meeting. To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/PBF2022 and enter the 16-digit control number included in your Notice of Internet Availability, on your proxy card, or on the voting instruction form that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 9:45 a.m. Eastern Daylight Time on May 26, 2022. The meeting will begin promptly at 10:00 a.m. Eastern Daylight Time on May 26, 2022. If you experience any technical difficulties logging into the meeting platform or at any time during the meeting, please call the toll-free technical support number, which will be posted on the meeting website. Technical support will be available beginning at 9:45 a.m. Eastern Daylight Time on May 26, 2022 and will remain available until the meeting has ended.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name directly with the Company or with PBF’s transfer agent, American Stock Transfer & Trust Company, LLC, you are the “stockholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by PBF.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Internet Availability Notice has been forwarded to you by your broker, bank, or other holder of record.

As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Voting Stock Held through a PBF Energy Employee Benefit Plan

If you hold your stock through a PBF Energy employee benefit plan, you must either:

•	Vote over the internet (instructions are in the email sent to you or on the notice and access form).

•	Vote by telephone (instructions are on the notice and access form).

If you elected to receive a hard copy of your proxy materials, fill out the enclosed voting instruction form, date and sign it, and return it in the enclosed postage-paid envelope. Please pay close attention to the deadline for returning your voting instruction form. The voting deadline is set forth on the voting instruction form.

Voting Stock (Other Than Stock Held Through a PBF Energy Employee Benefit Plan) by Mail, Telephone or Internet or During the Meeting

You may vote using any of the following methods:

By mail

Complete, sign and date the proxy or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors. Mailed proxies must be received no later than the close of business on May 25, 2022 in order to be voted at the Annual Meeting. We urge you to use the other means of voting if there is a possibility your mailed proxy will not be timely received.

By telephone or on the Internet

We have established telephone and Internet voting procedures for stockholders of record. These procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

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You can vote by calling the toll-free telephone number 1-800-690-6903. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.proxyvote.com for stockholders of record. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 25, 2022.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your proxy or voting instruction card.

At the Annual Meeting

Stockholders of record and “street name” holders at the close of business on March 29, 2022 can attend the meeting by accessing www.virtualshareholdermeeting.com/PBF2022 and entering the 16-digit control number included in the proxy materials previously received. Please note that the www.virtualshareholdermeeting.com/PBF2022 website will not be active until approximately two weeks before the meeting date. If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. To attend as a guest, please access www.virtualshareholdermeeting.com/PBF2022 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to ask questions, vote or examine the list of stockholders during the meeting if you participate as a guest. See “Virtual Meeting Information” below for additional details.

Revocability of Proxies

You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) submitting a written revocation to PBF, (ii) returning a subsequently dated proxy to PBF, or (iii) attending the Annual Meeting requesting that your proxy be revoked and voting at the Annual Meeting. If instructions to the contrary are not provided, shares will be voted as indicated on the proxy card.

Abstentions

Abstentions are counted for purposes of determining whether a quorum is present. Abstentions are not counted in the calculation of the votes “cast” with respect to any of the matters submitted to a vote of stockholders and will have no effect on the vote on any proposal. Directors will be elected by a majority vote of the votes cast at the meeting.

Broker Non-Votes

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of the stock. If the broker does not receive specific instructions, in some cases the broker may vote the shares in the broker’s discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a majority of the votes cast is required for approval.

The ratification of the appointment of Deloitte as our independent auditor (Proposal No. 2) is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur with Proposal No. 2. Proposals 1, 3 and 4 are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore an undetermined number of broker non-votes are expected to occur on these proposals. These broker non-votes will not have any impact on the outcomes for these proposals as it requires the approval of a majority of the votes cast.

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Solicitation of Proxies

PBF pays for the cost of soliciting proxies and the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of PBF, none of whom will be specially compensated for such activities. Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, a proxy solicitation firm, will be assisting us for a fee of approximately $8,500 plus out-of-pocket expenses. PBF also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities.

Virtual Meeting Information

How can I ask questions or view the list of stockholders entitled to vote at the annual meeting?

Rules of conduct for the meeting, including rules pertaining to submission of questions, will be posted on the meeting platform website and may be accessed once past the login screen by clicking the “Materials” button. If there are pertinent questions that cannot be answered during the meeting due to time constraints, management expects to post answers to a representative set of such questions (e.g., consolidating repetitive questions) on our website (www.pbfenergy.com in the “Investors” section under “Webcasts and Presentations”) after the meeting.

During the annual meeting, stockholders of record may examine the list of stockholders entitled to vote at the meeting by visiting the meeting platform website and entering their control number. Once past the login screen, click the “Materials” button, followed by the “Registered Shareholder List,” and complete the required attestation form to view the list. To inspect such list prior to the annual meeting, please contact our Investor Relations department at (973) 254-4414 or by email at ir@pbfenergy.com.

Will a recording of the annual meeting be available after the meeting?

Yes. Within 24 hours following the annual meeting, a recording of the meeting, including any question and answer session, will be available on our website for at least 30 days.

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. We encourage you to review the entire proxy statement. This proxy statement and our Annual Report for the year ended December 31, 2021 are first being mailed to the Company’s stockholders and made available on the internet at www.pbfenergy.com on or about April 13, 2022. Website addresses included throughout this proxy statement are for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING AND BOARD RECOMMENDATION

1.	Election of Directors (p. 10)

Name	Years of Service	Independent	Board Recommendation

Thomas Nimbley	7	No	For

Spencer Abraham	9	Yes	For

Wayne Budd	8	Yes	For

Karen Davis	2	Yes	For

Paul J. Donahue, Jr.	—	Yes	For

S. Eugene Edwards	8	Yes	For

Robert Lavinia	6	Yes	For

Kimberly Lubel	4	Yes	For

George Ogden	4	Yes	For

2. Ratification of Deloitte & Touche LLP as Independent Auditors (p. 59)			For

3. Advisory Vote on 2021 Named Executive Officer Compensation (p. 62)			For

4. Amendment of Equity Incentive Plan (p. 64)			For

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COMPANY PERFORMANCE

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We sell our products throughout the Northeast, Midwest, Gulf Coast and West Coast of the United States, as well as in other regions of the United States, Canada and Mexico and are able to ship products to other international destinations. We own and operate six domestic oil refineries and related assets.

The outbreak of the COVID-19 pandemic negatively impacted worldwide economic and commercial activity and financial markets starting in the first quarter of 2020. The COVID-19 pandemic, the Delta variant and other variants thereof, and the related governmental and consumer responses resulted in significant business and operational disruptions, including business and school closures, supply chain disruptions, travel restrictions, stay-at-home orders and limitations on the availability of workforces and has resulted in significantly lower global demand for refined petroleum and petrochemical products. In 2021, the demand for these products began to rebound as a result of the lifting or easing of governmental restrictions in response to decreasing COVID-19 infection rates and the distribution of COVID-19 vaccines. Throughput across our refineries increased to a range of 800,000 to 900,000 barrel per day for our refining system in 2021 from a range of 700,000 to 800,000 barrel per day in 2020, reflecting increased utilization driven by improved market conditions.

2021 Performance Achievements

$12.1B INCREASE IN REVENUES IN 2021 COMPARED TO 2020	+$2.4B LIQUIDITY BASED ON CASH AND BORROWING AVAILABILTY AT 12/31/21

$329M REDUCTION IN CONSOLIDATED DEBT	$467.4M vs $(895.9)M 2021 vs 2020 ADJUSTED EBITDA*

*

Adjusted EBITDA is a non-GAAP financial measure. For an explanation of how we use Adjusted EBITDA and reconciliation to our net income, please see “Non-GAAP Financial Measures” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”).

●

Strengthened our Liquidity and Financial Position. As of December 31, 2021, our operational liquidity was more than $2.4 billion based on approximately $1.3 billion of cash and in excess of $1.1 billion of borrowing availability under our asset-based lending facility. In addition, PBF Logistics LP had $33.9 million in cash and approximately $396.5 million of availability under its revolving credit facility. In the second half of the year, we repurchased a combined total principal amount of approximately $229.0 million of our 6.00% Senior Notes due 2028 (“2028 Senior Notes”) and 7.25% Senior Notes due 2025 (“2025 Senior Notes”) for an aggregate cash amount of approximately $146.8 million. Combined with the $100.0 million of debt repayments made by PBF Logistics LP, consolidated debt for PBF has been reduced by approximately $329.0 million during 2021.

●

Significantly Improved Revenues and Adjusted EBITDA. Our 2021 revenues improved to approximately $27.3 billion compared to $15.1 billion in 2020 and Adjusted EBITDA was approximately $467.4 million in 2021 compared to approximately $(895.9) million in 2020.

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Proxy Statement Summary	|

INVESTOR ENGAGEMENT THROUGH BOARD-LED PROGRAM

Since 2019, we have had an investor engagement program under the leadership of the Chair of our Nominating and Corporate Governance Committee that includes independent director participation to help us better understand the views of our investors on key corporate governance topics. In 2021, this outreach included contacting our 30 largest investors to seek their feedback on our governance programs. In addition to engagement with our largest investors, we have continued our engagement efforts with additional investors and stakeholders to hear their perspectives and help identify focus and priorities for the coming year. We expect the constructive and candid feedback we receive from our investors and other stakeholders during these meetings to inform our priorities as we assess our progress and enhance our corporate governance practices and disclosures each year.

BOARD-LED ENGAGEMENT PROGRAM CONDUCTED YEAR ROUND

Shareholder Engagement Topics – Feedback Shared with the Full Board and Other Board Committees

•	Board skills and experience and Board matrix

•	Board composition, diversity, size, and tenure

•	Board oversight of risk, including committee responsibilities

•	Board-level engagement and oversight of management

•	Executive compensation and compensation metrics

•	Environmental, Social, and Governance practices and reporting

Governance Practices

•	Actively pursuing Board refreshment, with 44% of the Board having served less than 5 years

•	Enhanced Board composition, including diversity, by appointing an additional female director in January 2020

•	Continued to implement formal and thoughtful Board and committee succession plans

•	Continued implementation of risk management framework, including enhanced reporting, management level governance committee structure, and escalation in processes in support of Board’s risk oversight

Enhanced Transparency and Disclosures

•	Introduced Board qualifications and experience matrix disclosures in 2019 proxy statement, including qualifications and experience identified by the Board as important in light of our Company’s strategy, risk profile, and risk appetite

•	In 2020, enhanced Board experience matrix to include gender diversity information as self-identified by Board members

•	In 2022, enhanced disclosures to include racial and ethnic diversity information as self-identified by Board members

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BOARD OVERVIEW

PBF’s business is managed under the direction of our Board. Our Board has nine members, eight of whom are independent directors and our Chairman of the Board and Chief Executive Officer, Thomas Nimbley. Effective December 31, 2021, one of our directors, William Hantke, who served on the Audit and Compensation Committees, retired as a director of the Company. Effective January 1, 2022, Paul J. Donahue, Jr. was appointed by the Board of Directors as an independent director and a member of the Audit Committee. During 2021, our Board held eight (8) meetings and each member of the Board participated in at least 75% of the meetings held while they were in office. All of the directors then in office participated in the Annual Meeting of Stockholders in 2021. All Board members standing for re-election are expected to attend the 2022 Annual Meeting. The following sets forth certain demographic information regarding the current members of the Board, each of whom is standing for re-election at the Annual Meeting:

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EXECUTIVE COMPENSATION

At our 2021 Annual Meeting, our stockholders approved

our named executive officer compensation with approximately 95.38% of the vote

In 2020, the Compensation Committee implemented a number of temporary changes to our compensation program to align compensation with the Company’s performance in the pandemic-driven challenging macroeconomic environment for our industry and our company. While the overall compensation philosophy and objectives remain unchanged, the Compensation Committee sought to align 2020 compensation with the prevailing environment by temporarily reducing executive salaries, cash bonuses and long-term equity incentives. At our 2021 Annual Meeting of Stockholders, our stockholders approved our NEOs’ 2020 compensation with approximately 95.38% of the vote. The Compensation Committee believes in providing for continuous improvement and further refinement of the program as described below. Stockholder engagement and the outcome of our annual Say-on-Pay vote will continue to inform our future compensation decisions.

2021-2022 KEY COMPENSATION COMMITTEE ACTIONS

The macroeconomic environment continued to be challenging for our industry in 2021 as the effects of the COVID-19 global pandemic continued to significantly impact the Company during the first half of the year. The Compensation Committee has reviewed continuously our compensation programs in 2021 and 2022 to ensure pay for performance alignment and implement best practices. Specifically, the Compensation Committee took the following actions:

•   NEGATIVE DISCRETIONARY REDUCTION OF 80% IN 2021 NEO CASH BONUSES DESPITE ABOVE TARGET PERFORMANCE

•   REVISED 2021 CASH BONUS PROGRAM TO DECREASE THE NEO TARGET PAYOUT TO 100% OF BASE SALARY FROM 150% AND TO INCLUDE A BALANCED MIX OF PERFORMANCE METRICS, INCLUDING ESG METRICS

•   ENHANCED DISCLOSURE OF 2021 CASH BONUS PROGRAM METRICS, WEIGHTING AND TARGETS

•   CONTINUED 33-1/3% CEO SALARY AND DIRECTOR RETAINER REDUCTIONS IN 2021

•   INCREASED PROPORTION OF AT-RISK LONG-TERM INCENTIVE AWARDS IN 2021 FROM 50% TO 60%

• INCREASED CEO STOCK OWNERSHIP REQUIREMENT TO 6X SALARY IN 2022 • NEW 1 YEAR STOCK HOLDING REQUIREMENT FOR CERTAIN NEO EQUITY AWARDS UNDER EQUITY INCENTIVE PLAN AMENDMENT	• REVISED PAYOUTS FOR 2022 PERFORMANCE AWARDS TO BETTER ALIGN PAY FOR PERFORMANCE IN THE EVENT PEER GROUP SIZE DECREASES

●

Reduced 2021 Executive Cash Bonuses to 60% of Target Level from 140%: In February 2021, the Compensation Committee made the determination that no cash bonuses would be payable in respect of fiscal year 2020 performance. Due to the continuing impact of the COVID-19 pandemic, the Committee deferred establishment of a new three-year Cash Incentive Plan (“CIP”) following the expiration of the 2018-2020 CIP. At a meeting of the Committee in July 2021, the Committee determined that, while there had been improvement in the Company’s financial performance, it was not a sufficient basis for adopting a new, multi-year CIP and, in lieu of the CIP, the Committee approved a one-year cash bonus program for 2021 (the “2021 COVID-19 Bonus Program”) to provide executives with a bonus opportunity as a percentage of their

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normal base salary based on predetermined financial (including Adjusted EBITDA), operating, environmental, social and governance (“ESG”) and strategic performance metrics, subject to the Committee’s discretion and the Company’s financial condition and liquidity. The target payout under the 2021 COVID-19 Bonus program for the named executive officers was reduced to 100% of their normal base salary from the 150% target under the historic cash bonus program. In February 2022, the Compensation Committee exercised its negative discretion to reduce the cash bonuses payable to executives under the 2021 COVID-19 Bonus Program to 60% of the target level from the achieved level of 140% of the target level.

●

Continued the Temporary Reductions of CEO Salary and Director Cash Retainers: The Compensation Committee proactively temporarily reduced executive salaries and director cash retainers by 50% in June 2020 to reflect the impact of the COVID-19 pandemic on the Company’s performance and financial condition. Although the salary of other executives were restored in October 2020, the salary of our Chief Executive Officer (“CEO”) remained reduced by 33-1/3% until March 1, 2021 and the cash retainer for our independent directors continued to be reduced by 33-1/3% through the second quarter of 2021.

●

Increased Allocation of Performance Awards for NEOs to Improve Alignment with Stockholders: In order to further improve alignment with stockholder interests, the Compensation Committee has increased the percentage of NEO compensation consisting of at-risk awards. In 2021, the long-term incentive awards granted by the Compensation Committee to the executives consisted of 60% performance awards, up from 50% in the prior years and the weighting of the stock options decreased to 40%. The performance awards have a single three-year performance period and are earned based on Total Shareholder Return (“TSR”) as compared to a peer group. An emphasis on the TSR performance metric preserves performance accountability in both strong and weak commodity price environments and is aligned with stockholder interests. In 2022, the Compensation Committee also approved revisions to the forms of the performance award agreements to decrease the target payout opportunities where there are only six companies in the peer group.

●

Implemented Additional Compensation Best Practices: In 2021 and 2022, the Compensation Committee also implemented additional compensation best practices including increasing the stock ownership requirement for the CEO and adding features to the Equity Incentive Plan that, if the Amendment is approved by stockholders, will impose a new one-year stock holding requirement for NEOs for stock options, stock appreciation rights and full-value awards.

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EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

In addition to the key compensation actions described-above, the executive compensation program for the named executive officers includes best-practice features that align executive compensation with the interests of our stockholders:

What We Do

✔   Annual Say on Pay Vote

✔   Majority of named executive officer compensation is variable and linked to performance

✔   Long-term incentives are largely contingent on performance

✔   Objective TSR metric underlying the performance-based portion of the long-term incentive award aligned with stockholder interests

✔   Meaningful stock ownership guidelines for executive officers, which were met by all of the NEOs, including after taking into account the increase in 2022 for our CEO from 5x to 6x salary

✔   Change of control payment under employment agreements limited to 2.99 times base salary

✔   Grant stock options only at fair market value as of the grant date

✔   Compensation consultant independent from management

✔   One-year minimum vesting for all equity grants and, under the Amendment of the Equity Incentive Plan submitted for stockholder approval, one year stock holding requirement for NEOs after vesting or exercise for stock options, stock appreciation rights and full-value awards

✔   Payout of performance awards is capped at target amount if PBF’s TSR is negative

✔   Under the Amendment of the Equity Incentive Plan submitted for stockholder approval, there is a clawback policy applicable to equity awards granted to NEOs in the event of a material financial restatement, regardless of whether due to fraud or misconduct

What We Don’t Do

✘ No guaranteed minimum cash bonus payments to any of our executive officers

✘ No repricing of stock options

✘ No hedging or pledging or short selling of PBF Stock

✘ No excessive perquisites

✘ No excise tax gross-ups on any payments at a change of control

✘ No individual supplemental executive retirement arrangements ✘ No liberal share recycling under the Amendment of the Equity Incentive Plan submitted for stockholder approval

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GOVERNANCE HIGHLIGHTS

PBF Energy is committed to meeting high standards of ethical behavior, corporate governance and business conduct in everything we do, every day. This commitment has led us to implement the following practices:

Annual Election of All Directors

Our directors are elected annually by vote of our stockholders.

Approximately 89% of Our Directors are Independent

Eight of our nine current directors are, and assuming election of the nine director nominees at the Annual Meeting, eight out of nine of the directors will be independent.

Lead Director

Our independent directors are led by an independent Lead Director and regularly meet in executive session.

Majority Voting for Uncontested Director Elections

We have adopted majority voting for uncontested elections of directors, which requires that our directors must be elected by a majority of the votes cast with respect to such elections.

Independent Compensation Consultant

Our Compensation Committee uses an independent compensation consultant, which performs no consulting or other services for the Company.

Absence of Rights Plan

We do not have a shareholder rights plan, commonly referred to as a “poison pill.”

Chief Executive Officer Succession Planning

Succession planning, which is conducted at least annually by our Board of Directors, addresses both an unexpected loss of our CEO and longer-term succession.

Transactions in Company Securities

Our insider trading policy prohibits all directors and employees from engaging in short sales and hedging or pledging transactions relating to our common stock.

Stock Ownership and Stock Holding Requirements

In October 2016, we adopted stock ownership guidelines for our officers and directors. All of our executive officers and eight of our directors in 2021 met their stock ownership requirements. In 2022, the Board approved a new one-year stock holding requirement for our NEOs following the vesting or exercise of stock options, stock appreciation rights and full-value awards that will be effective if the Amendment is approved.

No Significant Related Party Transactions

None of the directors or officers have been involved in any significant related party transactions.

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SUSTAINABILITY HIGHLIGHTS

PBF Energy is committed to conservation of energy, continuous reduction of waste generated at our facilities, and ensuring that each of its facilities is in compliance with all applicable local, state, and federal environmental laws and standards.

All of our facilities utilize state of the art pollution control equipment to reduce emissions compared to historical rates. This equipment includes wet gas scrubbers, carbon monoxide boilers, and tail gas treating units on sulfur recovery units. In addition, PBF Energy has a robust internal team of technical professionals in our Health, Safety and Environment department, including numerous chemical and environmental engineers, located at our corporate headquarters and each of our major facilities.

Our Board provides oversight of all of our environmental efforts through the Health, Safety and Environment Committee, whose charter is posted on our website. Through the use of state-of-the-art equipment, environmental professionals, and strong Board and management oversight, PBF is able to continue on its path of ongoing improvement in the area of environmental protection and our results reflect the effectiveness of our environmental strategy.

Pursuit of Strategic Renewable Initiatives. In 2021, in addition to focusing on the safety and reliability of our core refining operations, we announced a potential project for a renewable fuels production facility intended to be co-located at the Chalmette refinery. The project is expected to use certain idled assets, including an idle hydrocracker, along with a newly-constructed pre-treatment unit to establish a 20,000 barrel per day renewable diesel production facility. As the project is still in development, there can be no assurance that the production facility will be completed.

HUMAN CAPITAL HIGHLIGHTS

PBF Energy believes that our people are our most important asset. We strive to provide our employees with a collaborative, supportive and inclusive work environment where they can maximize their personal and professional potential.

PBF Energy is dedicated to establishing a culture of diversity and inclusion where each employee is afforded the opportunity to excel and is valued for their unique background, experience, and point of view. Our commitment to this culture of inclusion is reflected in our recruiting efforts and the opportunities afforded to PBF Energy employees. For example, PBF Energy recently became a member of the Corporate Partnership Council of the Society of Women Engineers, which focuses on sharing best practices, addressing retention and advancement issues, and partnering on diversity initiatives. PBF Energy engineers have participated in the Corporate Partnership Council of the Society of Women Engineer’s annual conference.

PBF Energy is committed to the equal treatment of all people, regardless of race, creed, color, national origin, or economic level and PBF Energy supports the goals and principles set forth in the United Nations Universal Declaration of Human Rights. Our commitment to recognizing the value of all people is reflected in our core values and key policies, which touch upon business ethics and conduct; health, safety and environmental protection; and inclusion and diversity.

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ABOUT PBF ENERGY

PBF Energy is a holding company whose primary asset is a controlling equity interest in PBF LLC. PBF LLC is a holding company for the companies that directly or indirectly own and operate our business. PBF Holding Company LLC (“PBF Holding”) is a wholly-owned subsidiary of PBF LLC and is the parent company for our refining operations. We own and operate six domestic oil refineries and related assets and are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We sell our products throughout the Northeast, Midwest, Gulf Coast and West Coast of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations.

We are the sole managing member of PBF LLC and operate and control all of the business and affairs of PBF LLC. We consolidate the financial results of PBF LLC and its subsidiaries and record a noncontrolling interest in our consolidated financial statements representing the economic interests of the members of PBF LLC other than PBF Energy.    In addition to PBF Holding, PBF Energy, through its ownership of PBF LLC, also consolidates the financial results of PBF Logistics LP (“PBFX” or the “Partnership”), a fee-based, growth-oriented, publicly traded Delaware master limited partnership formed by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. As of March 29, 2022, PBF LLC held a 47.9% limited partner interest (consisting of 29,953,631 common units) in PBFX, with the remaining 52.1% limited partner interest held by the public unit holders. PBF LLC also owns a non-economic general partner interest in PBFX through its wholly-owned subsidiary, PBF GP, the general partner of PBFX.

The outbreak of the COVID-19 pandemic negatively impacted worldwide economic and commercial activity and financial markets starting in the first quarter of 2020. The COVID-19 pandemic, the Delta variant and other variants thereof, and the related governmental and consumer responses resulted in significant business and operational disruptions, including business and school closures, supply chain disruptions, travel restrictions, stay-at-home orders and limitations on the availability of workforces and has resulted in significantly lower global demand for refined petroleum and petrochemical products. In 2021, the demand for these products began to rebound as a result of the lifting or easing of governmental restrictions in response to decreasing COVID-19 infection rates and the distribution of COVID-19 vaccines. Throughput across our refineries increased to a range of 800,000 to 900,000 barrel per day for our refining system in 2021 from a range of 700,000 to 800,000 barrel per day in 2020, reflecting increased utilization driven by improved market conditions.

2021 Performance Achievements

$12.1B INCREASE IN REVENUES IN 2021 COMPARED TO 2020	+$2.4B LIQUIDITY BASED ON CASH AND BORROWING AVAILABILTY AT 12/31/21

$329M REDUCTION IN CONSOLIDATED DEBT	$467.4M vs $(895.9)M 2021 vs 2020 ADJUSTED EBITDA*

*

Adjusted EBITDA is a non-GAAP financial measure. For an explanation of how we use Adjusted EBITDA and reconciliation to our net income, please see “Non-GAAP Financial Measures” in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2021 Form 10-K.

•

Strengthened our Liquidity and Financial Position. As of December 31, 2021, our operational liquidity was more than $2.4 billion based on approximately $1.3 billion of cash and in excess of $1.1 billion of borrowing availability under our asset-based lending facility. In addition, PBF Logistics LP had $33.9 million in cash and approximately $396.5 million of availability under its revolving credit facility. In the second half of the year, we repurchased a combined total principal amount of approximately $229.0 million of our 2028 Senior Notes and 2025 Senior Notes for an aggregate cash amount of approximately $146.8 million. Combined with the $100.0 million of debt repayments made by PBF Logistics LP, consolidated debt for PBF has been reduced by approximately $329.0 million.

2022 Proxy Statement	1

|	About PBF Energy

•

Significantly Improved Revenues and Adjusted EBITDA. Our 2021 revenues improved to approximately $27.3 billion compared to $15.1 billion in 2020 and Adjusted EBITDA was approximately $467.4 million in 2021 compared to approximately $(895.9) million in 2020.

PBF’S CORPORATE STRUCTURE

In December 2012, we completed an initial public offering (“IPO”) of our Class A Common Stock, which is listed on the NYSE. We have another class of common stock, Class B Common Stock, which has no economic rights but entitles the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of PBF LLC Series A Units held by such holder. The Class A Common Stock and the Class B Common Stock are referred to as our “common stock.” We were initially sponsored and controlled by funds affiliated with The Blackstone Group L.P., or Blackstone, and First Reserve Management, L.P., or First Reserve (collectively referred to as “our former sponsors”).

As of the March 29, 2022 record date, certain of our current and former executive officers, directors and employees and their affiliates beneficially owned 927,990 PBF LLC Series A Units (we refer to all of the holders of the PBF LLC Series A Units as “pre-IPO owners” of PBF LLC). Each of the pre-IPO owners of PBF LLC holds one share of Class B Common Stock entitling the holder to one vote for each PBF LLC Series A Unit they hold.

INFORMATION REGARDING THE BOARD OF DIRECTORS

PBF’s business is managed under the direction of our Board. As of December 31, 2021, our Board had nine members, including our Chief Executive Officer, Thomas Nimbley. During 2021, one of our directors, William Hantke, who served on the Audit and Compensation Committees, retired as a director of the Company as of December 31, 2021. Effective January 1, 2022, Paul J. Donahue, Jr. was appointed by the Board of Directors as an independent director and a member of the Audit Committee.

Our Board conducts its business through meetings of its members and its committees. During 2021, our Board held eight (8) meetings and each member of the Board participated in at least 75% of the meetings held while they were in office. All of the directors then in office participated in the Annual Meeting of Stockholders in 2021. All Board members standing for re-election are expected to attend the 2022 Annual Meeting.

The Board’s Audit Committee, Compensation Committee, Health, Safety and Environment Committee and Nominating and Corporate Governance Committee are composed entirely of directors who meet the independence requirements of the NYSE listing standards and any applicable regulations of the Securities and Exchange Commission, or the SEC.

INDEPENDENCE DETERMINATIONS

Under the NYSE’s listing standards, no director qualifies as independent unless the Board affirmatively determines that he or she has no material relationship with PBF. Based upon information requested from and provided by our directors concerning their background, employment, and affiliations, including commercial, banking, consulting, legal, accounting, charitable, and familial relationships, the Board has determined that, other than being a director and/or stockholder of PBF, each of the independent directors named below has either no relationship with PBF, either directly or as a partner, stockholder, or officer of an organization that has a relationship with PBF, or has only immaterial relationships with PBF, and is independent under the NYSE’s listing standards.

In accordance with NYSE listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations regarding its directors. These standards are published in Article I of our Corporate Governance Guidelines and are available on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. Under NYSE’s listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement. An immaterial relationship falls within the guidelines if it:

•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

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About PBF Energy	|

•

consists of charitable contributions, grants or endowments by PBF to an organization in which a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years;

•

consists of charitable contributions, grants or endowments to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of PBF and made on terms applicable to employees and directors; or is in amounts that do not exceed $1 million per year; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.

The Board has determined that all of the 2022 non-management director nominees meet the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual: Spencer Abraham, Wayne Budd, Karen Davis, Paul J. Donahue, Jr., S. Eugene Edwards, Robert Lavinia, Kimberly Lubel and George Ogden. Mr. Edwards serves as the Lead Director.

2022 Proxy Statement	3

|	About PBF Energy

COMMITTEES OF THE BOARD

In 2021, PBF had and continues to have these standing committees of the Board:

•	Audit Committee;

•	Compensation Committee;

•	Nominating and Corporate Governance Committee; and

•	Health, Safety and Environment Committee (the “HS&E Committee”).

We have adopted a charter setting forth the responsibilities of each of the committees. The committee charters are available on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. The members of each committee in 2021, including the Chairperson, as well as the number of meetings held in 2021 is set forth in the table below:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Health, Safety and Environment Committee

Spencer Abraham			●

Wayne Budd		●

Karen Davis

S. Eugene-Edwards			●	●

Robert Lavinia				●

William Hantke (1)	●	●

Kimberly Lubel		●

George Ogden	●

# of Meetings Held in 2021	4	4	5	4

  Chairperson     🌑 Member

(1)	Mr. Hantke retired from the Board effective December 31, 2021. Effective January 1, 2022, Paul J. Donahue, Jr. joined the Board and the Audit Committee.

Audit Committee

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity, and performance of our internal and external accountants and auditors, the adequacy of our financial controls, and the reliability of financial information reported to the public. In 2021, the members of the Audit Committee were Karen Davis (Chairperson), William Hantke and George Ogden. Ms. Davis and Messrs. Hantke and Ogden were each determined by the Board to be an “Audit Committee financial expert” (as defined by the SEC). Currently, Ms. Davis and Mr. Ogden continue to serve on the Audit Committee along with Paul J. Donahue, Jr. who was appointed to the Audit Committee effective January 1, 2022 and each has been determined by the Board to be an “Audit Committee financial expert”.

In 2021, the Audit Committee met four (4) times and each meeting was attended by all of the members. The “Report of the Audit Committee for Fiscal Year 2021” appears in this proxy statement following the disclosures related to Proposal No. 2.

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About PBF Energy	|

Compensation Committee

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs, including certain personnel policies and policy controls, management development, management succession, and benefit programs. The Compensation Committee also approves and administers our equity incentive compensation plan and cash incentive plan. The Compensation Committee’s duties are described more fully in the “Compensation Discussion and Analysis” section below.

In 2021, the members of the Compensation Committee were Spencer Abraham (Chairperson), Wayne Budd, William Hantke and Kimberly Lubel. Currently, the Compensation Committee consists of Messrs. Abraham and Budd and Ms. Lubel and each of the members qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE, as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (the “Code”), as in effect in 2021, and as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act.

In 2021, the Compensation Committee met four (4) times and the meetings were attended by all of the then members. The “Compensation Committee Report” for Fiscal Year 2021 appears in this proxy statement immediately following “Executive Compensation”.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocking relationships. None of the members of the Compensation Committee has served as an officer or employee of PBF or had any relationship requiring disclosure by PBF under Item 404 of the SEC’s Regulation S-K, which addresses related person transactions.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations and considers and recommends candidates for election to the Board. The committee also evaluates, recommends, and monitors corporate governance guidelines, policies, and procedures, including our codes of business conduct and ethics. The three members of the Nominating and Corporate Governance Committee are Wayne Budd (Chairperson), Spencer Abraham, and S. Eugene Edwards. The Nominating and Corporate Governance Committee met five (5) times in 2021 and the meetings were attended by all members.

The Nominating and Corporate Governance Committee recommended to the Board each presently serving director of PBF as nominees for election as directors at the Annual Meeting. The Nominating and Corporate Governance Committee also considered and recommended the appointment of a Lead Director (described below under “Board Leadership Structure, Lead Director and Meetings of Non-Management Directors”) to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The full Board approved the recommendations of the Nominating and Corporate Governance Committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a Lead Director, and Board committee assignments.

Health, Safety and Environment Committee

The HS&E Committee assists the Board of Directors in fulfilling its oversight responsibilities by assessing the effectiveness of programs and initiatives that support the Health, Safety and Environment and sustainability, innovation, and technology policies and programs of the Company. Kimberly Lubel is the chairperson of the HS&E Committee and Messrs. Edwards and Lavinia are also members. In 2021, the Health, Safety and Environment Committee met four (4) times and the meetings were attended by all members.

BOARD REFRESHMENT

The Board is committed to striking a balance between retaining directors with deep knowledge of the Company and seeking fresh perspectives in its recruiting efforts. Our Board and individual director evaluation process supports this objective.

2022 Proxy Statement	5

|	About PBF Energy

The Board has welcomed 3 of its 9 current directors since 2018. These new directors were deliberately selected for their relevant skill sets and their ability to guide our strategy, provide effective oversight and effectively represent our stockholders’ interests. The average tenure of our current directors is 5.3 years.

SELECTION OF DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers and individuals personally known to the members of the Board. Mr. Donahue was appointed as a director by action of the Board of Directors following the recommendation of the Nominating and Corporate Governance Committee. In connection with filling the vacancy arising from Mr. Hantke’s retirement, the Nominating and Corporate Governance Committee interviewed several diverse candidates recommended by members of the Board and management. The Nominating and Corporate Governance Committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Miscellaneous– Stockholder Nominations and Proposals.” The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration that the Nominating and Corporate Governance Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Nominating and Corporate Governance Committee.

Evaluation of Director Candidates

The Nominating and Corporate Governance Committee is charged with assessing the skills, characteristics and diversity of background and experience (including gender, race, ethnicity and age) that candidates for election to the Board should possess and with determining the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of the skills, expertise and diversity that should be added to complement the composition and experience of the existing Board of Directors.

In evaluating each candidate, the Nominating and Corporate Governance Committee may consider among other factors it may deem relevant:

•	whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates;

•	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

•	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;

•

the contribution which the person can make to the Board and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the Nominating and Corporate Governance Committee may consider relevant;

•	the diversity in gender, ethnic background, and professional experience of a candidate; and

•	the integrity, strength of character, independent mind, practical wisdom, and mature judgment of the person.

Based on this initial evaluation, the Nominating and Corporate Governance Committee will determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, or senior management, as appropriate, interview the candidate. After completing this process, the Nominating and Corporate Governance Committee ultimately determines its list of nominees and submits the list to the full Board for consideration and approval.

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About PBF Energy	|

Director Skills and Experience

In addition to the factors considered during the nominating process, the Nominating and Corporate Governance Committee has identified a number of key skills and areas of expertise it believes should be represented on the board for the reasons shows below:

Executive Leadership

Directors with prior experience in executive leadership positions bring the qualifications and skills to develop and oversee our strategy, to create and drive long-term value, and to identify, motivate, and retain individual leaders.

9 of 9 Directors

Public Company Governance

Directors who have served on other public company boards have experience overseeing and providing insight and guidance to management and bring critical knowledge of governance to our organization.

9 of 9 Directors

Industry Expertise

Directors with leadership and/or operational experience in industries relevant to our business bring practical understanding of our business and effective oversight of implementation of strategy.

9 of 9 Directors

Strategy Directors with a background in strategy bring a practical understanding of developing, implementing, and addressing our business strategy and development plan.
9 of 9 Directors

Health, Safety, Environmental, Corporate Governance and Social Responsibility

Directors with experience overseeing, operating, or advising on matters of the environment, sustainable energy, corporate and social responsibility, health, and safety provide effective oversight over these matters and support our commitment to social responsibility and creating long-term shared value with our stakeholders.

7 of 9 Directors

Accounting and Audit

Financial and audit expertise, particularly knowledge of finance and financial reporting processes, is critical to understanding and evaluating our capital structure and overseeing the preparation of our financial statements and internal controls over financial reporting.

5 of 9 Directors

Risk Management Directors with experience managing risk bring skills critical to the Board’s oversight of our risk assessment and risk management programs.
5 of 9 Directors

Government, Regulatory and Public Policy

Directors with experience or background relating to governmental, regulatory or public policy matters governmental affairs bring knowledge helpful to navigating complex regulatory frameworks.

5 of 9 Directors

2022 Proxy Statement	7

|	About PBF Energy

The following table sets forth additional criteria and more specific skills we use to evaluate nominees, as well as the qualifications of our director nominees:

Director / Nominee
Skill, Experience and Expertise	Spencer Abraham	Wayne Budd		Karen Davis	Paul J. Donahue, Jr.	S. Eugene Edwards	Robert Lavinia		Kimberly Lubel	Thomas Nimbley	George Ogden
Finance
Risk Management				✔	✔	✔			✔	✔
Accounting/Auditing			✔	✔	✔	✔					✔
Capital Markets				✔	✔	✔			✔	✔
CEO Experience								✔	✔	✔
Legal	✔		✔						✔
Strategy	✔		✔	✔	✔	✔		✔	✔	✔	✔
Strategic Transactions (M&A)			✔	✔	✔	✔		✔	✔	✔	✔
Human Resources	✔		✔	✔	✔				✔	✔
Health, Safety and Environmental	✔					✔		✔	✔	✔
Corporate Governance and Social Responsibility	✔		✔	✔		✔		✔	✔	✔
Executive Leadership	✔		✔	✔	✔	✔		✔	✔	✔	✔
Regulatory/Public Policy	✔		✔						✔	✔	✔
Industry Knowledge
Refining/Manufacturing				✔	✔	✔	✔		✔	✔	✔
Logistics				✔	✔	✔		✔	✔	✔	✔
Supply Chain								✔		✔
Energy	✔	✔		✔	✔	✔		✔	✔	✔	✔
Public Board Experience	✔		✔	✔		✔		✔	✔	✔	✔

BOARD EVALUATIONS

Our Nominating and Corporate Governance Committee oversees an annual Board and committee self-evaluation process providing each member of the Board the opportunity to complete detailed surveys designed to assess the effectiveness of both the Board as a whole and each of its committees. The surveys seek feedback on, among other things, Board and committee composition and organization, the frequency and content of Board and committee meetings, the quality of management presentations to the Board and its committees, the Board’s relationship to senior management and the performance of the Board and its committees in light of the responsibilities of each body as established in our Corporate Governance Guidelines and the respective committee charters.

Our Chairman and CEO and Lead Director lead a discussion of survey results with all of the directors as a group, and each committee chair leads a discussion of committee results within a committee meeting setting. Our Nominating and Corporate Governance Committee believes this process, which combines the opportunity for each director to individually reflect on Board and committee effectiveness with a collaborative discussion on performance, provides a meaningful assessment tool and a forum for discussing areas for improvement.

BOARD LEADERSHIP STRUCTURE, LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT DIRECTORS

Following the retirement of our Executive Chairman in 2016, our Board of Directors determined that the most effective leadership structure at this time is to have a Chairman of the Board who is also the CEO. The Board may modify this structure in the future to ensure that the Board leadership structure for the Company remains effective and advances the best interests of our stockholders.

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Our Board appoints a “Lead Director” whose responsibilities include leading the meetings of our non-management directors outside the presence of management. S. Eugene Edwards is currently our Lead Director. The Lead Director acts as the chair of all non-management director meetings sessions and is responsible for coordinating the activities of the other outside directors, as required by our Corporate Governance Guidelines and the NYSE listing standards. The Lead Director, working with committee chairpersons, sets agendas and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as a liaison between the independent directors and the Chairman. The Lead Director is also responsible for receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management. The independent directors, to the extent not identical to the non-management directors, are required to meet in executive session as appropriate matters for their consideration arise, but, in any event, at least once a year. The agenda of these executive sessions includes such topics as the participating directors shall determine. Our independent directors typically meet in executive session prior to every Board meeting.

ENTERPRISE RISK OVERSIGHT

The Board considers oversight of PBF’s risk management efforts, including cyber security risks, to be a responsibility of the full Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to PBF, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, strategic, and reputational risks. The full Board (or the appropriate Board committee) receives reports from management to enable the Board (or committee) to assess PBF’s risk identification, risk management and risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee thereafter reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of PBF’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing PBF.

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PROPOSAL NO. 1 – ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

All of PBF’s directors are subject to election each year at the annual meeting of stockholders. If elected at the Annual Meeting, all of the nominees for director listed below will serve a one-year term expiring at the 2022 Annual Meeting of Stockholders. On the proxy card, PBF has designated certain persons who will be voting the proxies submitted for the Annual Meeting and these persons will vote as directed by your proxy card. If your proxy card does not provide voting instructions, these persons will vote for the election of each of these nominees.

✓	The Board recommends a vote “FOR” all nominees

Under our bylaws, each director to be elected under this Proposal No. 1 must be elected by the vote of the majority of the votes cast “For” or “Against” the nominee. With respect to each nominee, the director must be elected by a majority vote, that means the number of shares voted “For” a director nominee must exceed 50% of the votes cast with respect to that nominee (with “abstentions” and “broker non-votes” not counted as votes cast either “for” or “against” that nominee’s election).

If a director is not elected by a majority vote, such director must promptly offer to tender his or her irrevocable resignation to the Board. The Nominating and Governance Committee, or such other committee designated by the Board, will recommend to the Board whether to accept or reject the resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days following the date of the certification of the election results.

If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for an alternative nominee.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

Our directors, each of whom is a nominee for election as a director at the Annual Meeting, are listed in the following table. The table sets forth certain information regarding our directors as of the date of this proxy statement. If elected, each director will hold office until a successor is elected and qualified or until his or her earlier death, resignation or removal.

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Proposal No. 1 – Election of Directors	|

THOMAS J. NIMBLEY Chairman of the Board and Chief Executive Officer Age: 70 Director Since: 2014

Biography:

Mr. Nimbley has served as Chairman of the Board since June 30, 2016. He has served as our Chief Executive Officer since June 2010 and was our Executive Vice President, Chief Operating Officer from April 2010 through June 2010. In his capacity as PBF Energy Inc.’s Chief Executive Officer, Mr. Nimbley also serves as a director and the Chief Executive Officer of its subsidiaries, including PBF GP, the general partner of PBFX, of which he is also Chairman of the Board. Prior to joining PBF Energy, Mr. Nimbley served as a Principal for Nimbley Consultants LLC from June 2005 to March 2010, where he provided consulting services and assisted on the acquisition of two refineries. He previously served as Senior Vice President and head of Refining for Phillips and subsequently Senior Vice President and head of Refining for ConocoPhillips’ domestic refining system (13 locations) following the merger of Phillips and Conoco. Before joining Phillips at the time of its acquisition of Tosco in September 2001, Mr. Nimbley served in various positions with Tosco and its subsidiaries starting in April 1993.

Qualifications:

Mr. Nimbley’s extensive experience in and knowledge of the refining industry, as well as his proven leadership skills and management experience provides the Board with valuable leadership and, for these reasons, PBF believes Mr. Nimbley is a valuable member of its Board of Directors.

SPENCER ABRAHAM Director Age: 69 Director Since: 2012 Committees: • Compensation Committee (Chair) • Nominating and Corporate Governance Committee

Biography:

Mr. Abraham was a director of PBF LLC from August 2012 to February 2013 and a director of Holding from August 2012 to October 2012. He is the Chairperson of our Compensation Committee and a member of our Nominating and Corporate Governance Committee. Mr. Abraham is the Chief Executive Officer and Chairman of the international strategic consulting firm The Abraham Group, which he founded in 2005. Prior to starting The Abraham Group, Mr. Abraham served as Secretary of Energy under President George W. Bush from 2001 through January 2005, and was a U.S. Senator for the State of Michigan from 1995 to 2001. Prior to serving as a U.S. Senator, Mr. Abraham held various other public and private sector positions in the public policy arena. He currently serves as a director of NRG Energy, Inc., where he is a member of the Compensation Committee; and Two Harbors, a publicly traded REIT, where he is a member of the Compensation Committee and the Governance Committee. From May 2005 to May 2020, Mr. Abraham served as a director of Occidental Petroleum Corporation, where he was a member of the Compensation Committee and the HSE Committee. He is the former Chairman of the Board of Uranium Energy Corporation. He was previously a director of ICx Technologies, non-executive Chairman of Areva Inc. and a member of the board of C3 IoT. Mr. Abraham is a trustee of the California Institute of Technology.

Qualifications:

Mr. Abraham’s extensive political and financial experience in the energy sector, including as the Secretary of Energy of the United States, as a U.S. Senator and as a board member of various public companies in the oil and gas sector, provides him with unique and valuable insights into the industry in which we operate and the markets that we serve and, for these reasons, PBF Energy believes that Mr. Abraham is a valuable member of its Board of Directors.

2022 Proxy Statement	11

|	Proposal No. 1 – Election of Directors

WAYNE BUDD Director Age: 80 Director Since: 2014 Committees: • Nominating and Corporate Governance Committee (Chair) • Compensation Committee

Biography:

Mr. Wayne Budd has served as a director of PBF Energy since February 2014 and he has served as the Chairperson of our Nominating and Corporate Governance Committee since April 2014 and as a member of the Compensation Committee since May 2017. He has over 50 years of legal experience in the public and private sectors, and since 2004 is a Senior Counsel of Goodwin Procter LLP. Prior to that, Mr. Budd served as a Senior Executive Vice President and General Counsel and a Director of John Hancock Financial Services Inc. from 2000 to 2004. Mr. Budd served as Group President, New England, of Bell Atlantic Corporation (now Verizon Communications Inc.) from 1996 to 2000. He served as a Senior Partner at Goodwin Procter LLP from 1993 to 1996. Mr. Budd also served on the U.S. Sentencing Commission, from 1994 to 1997, which he was appointed to by President Bill Clinton. From 1992 to 1993, Mr. Budd served as an Associate Attorney General of the United States, overseeing the Civil Rights, Environmental, Tax, Civil and Anti-Trust Divisions at the Department of Justice, as well as the Bureau of Prisons. From 1989 to 1992, he was the United States Attorney for the District of Massachusetts. Mr. Budd previously served as a director of Tosco and Premcor and as a director of McKesson Corporation, where he was a member of the Audit and Governance Committees. He is the past Chairman of the National Board of the American Automobile Association and formerly served as a director of the American Automobile Association of Southern New England. Mr. Budd earned a bachelor’s degree from Boston College and a Juris Doctor from Wayne State University Law School.

Qualifications:

Mr. Budd’s extensive legal experience and board membership with public entities, including in the refining sector, provides our Board with a beneficial perspective and insight and, for these reasons, PBF Energy believes Mr. Budd is a valuable member of its Board of Directors.

KAREN DAVIS Director Age: 65 Director Since: 2021 Committees: • Audit Committee (Chair)

Biography:

Ms. Davis has served as a director of PBF Energy since January 1, 2021 and has served as the Chairperson of the Audit Committee since October 1, 2021. She most recently served as Executive Vice President and Chief Financial Officer of Western Refining, Inc. and its affiliated entities, Western Refining Logistics LP and Northern Tier Energy, LP, subsidiaries from February 2015 through May 2017 and had the additional title of CFO of these entities since March 2015. Previously, Ms. Davis served as the Chief Financial Officer of the general partner of Western Refining Logistics, LP from December 2014 through February 2015. Ms. Davis also served as the Vice President- Director of Investor Relations of Western Refining, Inc. from December 2014 through February 2015. During her career, Ms. Davis has served in various chief financial officer and financial reporting officer positions with various public and private companies throughout the United States. Ms. Davis previously served on the board of PBFX GP, the general partner of PBFX, where she was a member of the Audit and Conflicts Committees, from December 2017 until December 2019.

Qualifications:

PBF Energy believes that Ms. Davis’s extensive experience in the energy industry, including in the refining sector, as a financial executive establish her as a valuable member of its Board of Directors.

12	2022 Proxy Statement

Proposal No. 1 – Election of Directors	|

PAUL J. DONAHUE, JR. Director Age: 56 Director Since: 2022 Committees: • Audit Committee

Biography:

Paul J. Donahue, Jr. has served as a director of PBF Energy since January 1, 2022 and he is a member of the Audit Committee. Mr. Donahue is currently the Managing Partner and Co-Founder of Black Squirrel Partners, a growth equity and content acquisition platform focused on the consumer/retail, technology and music industry verticals. He is an accomplished executive and leader with over 33 years of experience in finance and investing, with extensive energy industry experience. His areas of expertise include financial analysis, risk management, strategic planning, team building and leadership, data science and capital markets and finance. In 2020, he retired from Morgan Stanley, where he last served as Head of Americas Equity Capital Markets, was a member of the Global Capital Markets Operating Committee, and was Chairman of Morgan Stanley’s Equity Underwriting Committee. Since 2000, he has served on the National Board of the TJ Martell Foundation. He has also served as an advisory board member of the All Within My Hands Foundation since 2018. He graduated from Brown University with a degree in Business Economics and Organizational Behavior/Management.

Qualifications:

Mr. Donahue’s experience as a financial expert and an executive in the financial industry, provides our Board with a beneficial perspective and insight and, for these reasons, PBF Energy believes Mr. Donahue is a valuable member of its Board of Directors.

S. EUGENE EDWARDS Director Age: 66 Director Since: 2014 Lead Director Since: 2021 Committees: • HS&E Committee • Nominating and Corporate Governance Committee

Biography:

Mr. Edwards has served as a director of PBF Energy since July 2014. He has been our Lead Director since October 1, 2021 and has been a member of our Nominating and Corporate Governance Committee since August 2014 and a member of the HS&E Committee since December 2016, where he also served as Chairperson until September 30, 2021. He has over 35 years of experience in the energy and refining sectors. Most recently he retired from Valero Energy Corp. (“Valero”) in April of 2014 where he was Executive Vice President and Chief Development Officer. Mr. Edwards began his career with Valero as an Analyst in Planning and Economics in 1982 and then served as Director of Business Development; Director of Petrochemical Products; Vice President of Planning and Business Development; Senior Vice President of Supply, Marketing & Transportation; Senior Vice President of Planning, Business Development and Risk Management and as Senior Vice President of Product Supply and Trading. Prior to joining Valero, he was an energy analyst with Pace Consultants and a refinery process engineer with Citgo Petroleum Corporation. He previously served as a director of CST Brands Inc., a spin-off of Valero, from May to December 2013 and, from June 2014 to August 2021, as a director of Green Plains Energy, where he was a member of its Audit and Compensation Committees. He has also served as a director of Cross America Limited Partners from September 2014 through March 2017. Mr. Edwards earned a bachelor’s degree in Chemical Engineering from Tulane University and a Master of Business Administration from the University of Texas at San Antonio.

Qualifications:

Mr. Edwards’ decades of experience in all aspects of the refining sector provides the Board with additional industry-specific knowledge from an individual deeply connected with the independent refining sector and, for these reasons, PBF Energy believes Mr. Edwards is a valuable member of its Board of Directors.

2022 Proxy Statement	13

|	Proposal No. 1 – Election of Directors

ROBERT LAVINIA Director Age: 75 Director Since: 2016 Committees: • HS&E Committee

Biography:

Mr. Lavinia has served as a director of PBF Energy since February 8, 2016 and currently serves on our HS&E Committee. He served as a member of the Compensation Committee until May 2017. He began his career in 1970 at the Gulf Oil Corporation as a licensed officer in the United States flag tanker fleet. He transferred to Gulf International Trading Company, and after several promotions, left Gulf in 1980 to work for Phibro Energy Corporation. In 1985, he took over as President and Chief Executive Officer of Hill Petroleum Company, Phibro’s refining division. In 1992, he joined Tosco Corporation. During his tenure at Tosco, the Company made several acquisitions to include British Petroleum Northwest, Circle K Company and Union 76 Products Company, all of which were integrated into the Tosco Marketing Company. He served as President of Tosco Marketing with over 6,000 gas and convenience stores in 32 states with more than 20,000 employees. He was also Senior Vice President of Tosco Corporation. From 2002 to 2006, he served on the board of Transcor SA, a Belgium-based company with trading operations around the world. From 2005-2006, he served as Chairman of Pasadena Refining, a Transcor subsidiary. In 2007, he joined Petroplus Holdings AG, the largest European independent refining and wholesale marketing company. Mr. Lavinia became the CEO of Petroplus Holdings AG in March 2008. In September 2009, he retired from Petroplus and was elected to remain a board member until 2012. Mr. Lavinia previously served on the Board of Big West Oil.

Qualifications:

Mr. Lavinia’s industry specific experience as an executive and board member of a public company provides the Board with a unique perspective and insight and, for these reasons, PBF Energy believes Mr. Lavinia is a valuable member of its Board of Directors.

KIMBERLY S. LUBEL Director Age: 57 Director Since: 2017 Committees: • HS&E Committee (Chair) • Compensation Committee

Biography:

Ms. Lubel joined the PBF Energy board in August 2017 and has been the Chairperson of the HS&E Committee since October 1, 2021 and a member of the HS&E Committee since October 2017. She has also been a member of the Compensation Committee since May 2019. From January 2013 until June 2017, Ms. Lubel served as the Chairman, Chief Executive Officer and President of CST Brands, Inc., a Fortune 250 North American convenience and fuel retailer with over 14,000 employees that was acquired by Circle K in June 2017. She also served as the Chairman of the Board at CrossAmerica GP LLC, the general partner of CrossAmerica Partners LP, a publicly-traded master limited partnership, from October 2014 to June 2017. She served as the Executive Vice President and General Counsel of Valero from 2006 to 2012 and served as its Vice President of Legal Services from 2003 to 2006. Prior to joining Valero in 1997, Ms. Lubel was a corporate attorney at Kelly, Hart & Hallman. Ms. Lubel has served on the board of Arcosa, Inc. since November 2021 and is a member of its Human Resources Committee. Since May 2021, she has served on the board of Westlake Corporation, where she is a member of the Audit, Compensation, Nominating and Governance and Corporate Risk Committees. Since January 2019, Ms. Lubel also has served on the board of Southwest Research Institute, an independent, non-profit research and development organization. She previously served as an independent director of WPX Energy, Inc., where she was a member of the Nominating and Corporate Governance Committee and the Compensation Committee.

Qualifications:

Ms. Lubel’s industry specific experience, her experience as a Chief Executive Officer and board member of public companies, as well as her experience as a general counsel, provide the Board with a unique perspective and insight and, for these reasons, PBF Energy believes Ms. Lubel is a valuable member of its Board of Directors.

14	2022 Proxy Statement

Proposal No. 1 – Election of Directors	|

GEORGE E. OGDEN Director Age: 79 Director Since: 2018 Committees: • Audit Committee

Biography:

Mr. Ogden has served as a director of PBF Energy and a member of our Audit Committee since January 1, 2018. Mr. Ogden has over 45 years of experience in the energy sector. From May 2014 to December 2017, Mr. Ogden served as an independent director of PBF GP, the general partner of PBFX. From January 1999 to the present, Mr. Ogden served as an independent refining and marketing consultant for energy and investment companies. Previously he was a Senior Vice President of Tosco from 1992 to 1999, where he was responsible for mergers, acquisitions and divestments and general corporate planning, and prior to that Mr. Ogden held various positions at Tosco, Occidental Petroleum and the Mobil Oil Corporation in business development, refinery operations, planning and economics and as a refinery engineer.

Qualifications:

Mr. Ogden’s extensive career across many aspects of the energy and refining industries and expertise in the areas of mergers, acquisitions and strategic planning provide the Board with a unique perspective and insight and, for these reasons, PBF Energy believes Mr. Ogden is a valuable member of its Board of Directors.

2022 Proxy Statement	15

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table describes each person, or group of affiliated persons, known to be a beneficial owner of more than 5% of our Class A Common Stock as of the record date, March 29, 2022 and is based solely upon reports filed by such persons with the SEC.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number	%
Carlos Slim Helú, et al. (1) Paseo de las Palmas 736, Colonia Lomas de Chapultepec, Ciudad de Mexico, Mexico,11000	23,563,183	19.6
Control Empresarial (1) Paseo de las Palmas 781, Piso 3, Colonia Lomas de Chapultepec, Seccion III, Migual Hidalgo, Ciudad de Mexico, Mexico, 11000
Carso Energy Corp. (1) 900 Avenue S Grand Prairie, TX 75050
BlackRock, Inc. (2) 55 East 52nd Street New York, New York 10055	17,041,582	14.2
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	12,527,591	10.41
State Street Corporation (4) State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	9,879,067	8.23
SSGA Funds Management, Inc. (4) State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	7,735,477	6.45

(1)

Carlos Slim Helú, Carlos Slim Domit, Marco Antonio Slim Domit, María Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the “Slim Family”), Control Empresarial (as defined below), and Carso Energy Corp. amounts are derived from a Schedule 13G/A filed with the SEC on February 14, 2022. The Slim Family are beneficiaries of a Mexican trust that in turn owns all of the issued and outstanding voting equity securities of Control Empresarial de Capitales S.A. de C.V. (“Control Empresarial”). Control Empresarial, a sociedad anónima de capital variable organized under the laws of the United Mexican States (“Mexico”), is a holding company with portfolio investments in various companies. Carso Energy Corp., a corporation organized under the laws of Delaware, is a holding company with portfolio investments in various companies in the oil and gas and electricity industries. Carso Energy Corp. is a wholly-owned subsidiary of Carso Electric, S.A. de C.V, a wholly-owned subsidiary of Carso Energy, S.A. de C.V., a subsidiary of Grupo Carso, S.A.B. de C.V. (“Grupo Carso”). The members of the Slim Family are beneficiaries of a Mexican trust which controls Grupo Carso. The Slim Family, Control Empresarial and Carso Energy Corp. have shared voting and dispositive power with respect to all of the shares.

(2)

Blackrock, Inc. amounts are derived from a Schedule 13G/A filed with the SEC on January 27, 2022. Blackrock, Inc. filed on behalf of itself and its subsidiaries, BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited and BlackRock Fund Advisors (collectively, “Blackrock”). Blackrock has sole voting power with respect to 16,532,141 shares and sole dispositive power with respect to all of the reported shares.

(3)

The Vanguard Group amounts are derived from a Schedule 13G/A filed with the SEC on March 9, 2022. The Vanguard Group does not have sole voting power with respect to any shares and has shared voting power with respect to 104,858 shares, sole dispositive power with respect to 12,346,876 shares and shared dispositive power with respect to 180,715 shares.

(4)

State Street Corporation and SSGA Funds Management, Inc. amounts are derived from a Schedule 13G filed with the SEC on February 11, 2022. State Street Corporation does not have sole voting power or dispositive power with respect to any shares and has shared voting power with respect to 9,662,768 shares and shared dispositive power with respect to 9,879,067 shares. SSGA Funds Management, Inc. does not have sole voting power or dispositive power with respect to any shares and has shared voting power with respect to 7,714,800 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 7,735,477 shares.

16	2022 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table presents information as of March 29, 2022, regarding common stock beneficially owned (or deemed to be owned) by each nominee for director, each director as of such date, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of PBF as a group. No executive officer, director, or nominee for director beneficially owns any class of equity securities of PBF Energy other than common stock. None of the shares listed below are pledged as security. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The percentage of PBF Energy common stock beneficially owned is based on the shares of Class A Common Stock and Class B Common Stock outstanding. The business address for each of the following persons is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Owned (%)
Thomas Nimbley (1)	2,576,094	2.1%
C. Erik Young (2)	803,751	*
Matthew Lucey (3)	910,481	*
Thomas O’Connor (4)	723,999	*
T. Paul Davis (5)	633,702	*
Spencer Abraham (6)	48,411	*
Wayne Budd (7)	43,117	*
Karen Davis (8)	21,539	*
Paul J. Donahue, Jr. (9)	5,089	*
S. Eugene Edwards (10)	43,036	*
Robert Lavinia (11)	40,109	*
Kimberly Lubel (12)	31,586	*
George Ogden (13)	27,782	*
All directors and executive officers as a group (16 persons) (14)	6,661,028	5.6%

*	Represents less than 1%.

(1)

Consists of (a) 431,289 shares of Class A Common Stock held directly by Mr. Nimbley; (b) 675,000 PBF LLC Series A Units; and (c) 1,469,805 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(2)

Consists of (a) 127,189 shares of Class A Common Stock held directly by Mr. Young; (b) 7,191 shares of Class A Common Stock held by a retirement account; (c) 13,000 PBF LLC Series A Units; and (d) an aggregate of 25,000 PBF LLC Series A Units and 631,371 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(3)

Consists of (a) 115,618 shares of Class A Common Stock held directly by Mr. Lucey; (b) 69,198 PBF LLC Series A Units; and (c) 725,665 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding warrants and options, respectively.

(4)

Consists of (a) 157,414 shares of Class A Common Stock held directly by Mr. O’Connor; (b) 8 shares of Class A Common Stock held by a retirement account; and (c) 566,577 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(5)

Consists of (a) 44,126 shares of Class A Common Stock held directly by Mr. Davis; and (b) 589,576 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(6)

Consists of (a) 25,826 shares of Class A Common Stock held directly by Mr. Abraham; (b) 5,518 PBF LLC Series A Units; and (c) 17,067 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to restrictions on transfer.

(7)

Consists of (a) 25,880 shares of Class A Common Stock held directly by Mr. Budd; and (b) 17,237 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to restrictions on transfer.

(8)

Consists of (a) 5,129 shares of Class A Common Stock held directly by Ms. Davis; and (b) 16,410 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to restrictions on transfer.

(9)	Consists of 5,089 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to restrictions on transfer.

(10)

Consists of (a) 24,611 shares of Class A Common Stock held directly by Mr. Edwards; and (b) 18,425 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to restrictions on transfer.

2022 Proxy Statement	17

|	Security Ownership of Management and Directors

(11))

Consists of (a) 22,747 shares of Class A Common Stock held directly by Mr. Lavinia; and (b) 17,362 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends and are subject to restrictions on transfer.

(12)

Consists of (a) 13,160 shares of Class A Common Stock held directly by Ms. Lubel; and (b) 18,426 shares of restricted Class A Common Stock which are entitled to vote and receive dividends and are subject to restrictions on transfer.

(13)

Consists of (a) 10,442 shares of Class A Common Stock held directly by Mr. Ogden; and (b) 17,340 shares of restricted Class A Common Stock which are entitled to vote and receive dividends and are subject to restrictions on transfer.

(14)

Consists of (a) 1,063,566 shares of Class A Common Stock held directly by directors and officers; (b) 7,199 shares of Class A Common Stock held by retirement accounts; (c) 767,816 PBF LLC Series A Units, (d) 127,356 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends and are subject to restrictions on transfer; and (e) an aggregate of 25,000 PBF LLC Series A Units and 4,670,091 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding warrants and options, respectively.

18	2022 Proxy Statement

PAY RATIO DISCLOSURES

In August 2015, pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd—Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer (“PEO”). As the Chief Executive Officer, Mr. Nimbley is our PEO for these purposes. Our ratio disclosures are as follows:

Median Employee (excluding the PEO) total annual compensation: $161,438

PEO total annual compensation: $7,294,215

Ratio of PEO to Median Employee Compensation: 45:1

In accordance with Item 402(u) of Regulation S-K, we have updated our pay ratio disclosures as there have been significant changes in our employee population and our employee compensation arrangements in the past fiscal year that resulted in a significant change to our pay ratio disclosure. We acquired the Martinez Refinery in February 2020, which increased our employee population and, due to the COVID-19 pandemic, the salary of our CEO was reduced in 2020 and, due to the Company’s performance, none of our employees, including our CEO, received an annual cash bonus for 2020. In the first quarter of 2021, we fully restored our CEO’s salary and our employees, including our CEO, received an annual cash bonus in 2021. In determining the median employee for 2021, a listing was prepared of all employees of the Company and its consolidated subsidiaries as of December 31, 2021. Employees on leave of absence were excluded from the list and wages and salaries were annualized for those employees that were not employed for the full year of 2021. The median amount was selected from the annualized list. For simplicity, the value of the Company’s medical benefits provided was excluded as all employees including the PEO are offered the exact same benefits. The value of dividends and distributions on equity grants received by the PEO were included in his compensation. We then otherwise utilized the same rules that we apply to the calculation of total compensation of the Company’s named executive officers, as reflected in the Summary Compensation Table, to determine the total annual compensation of our median employee. As of December 31, 2021, the Company and its consolidated subsidiaries employed 3,438 persons on a full-time and part-time basis.

2022 Proxy Statement	19

EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY

The macroeconomic environment continued to be challenging for our industry in 2021 as the effects of the COVID-19 global pandemic continued to significantly impact the Company during the first half of the year. Specifically, the Compensation Committee took the following actions:

2021-2022 Macroeconomic Environment and Key Compensation Committee Actions

•   NEGATIVE DISCRETIONARY REDUCTION OF 80% IN 2021 NEO CASH BONUSES DESPITE ABOVE TARGET PERFORMANCE

•   REVISED 2021 CASH BONUS PROGRAM TO DECREASE THE NEO TARGET PAYOUT TO 100% OF BASE SALARY FROM 150% AND TO INCLUDE A BALANCED MIX OF PERFORMANCE METRICS INCLUDING, ESG METRICS

•   ENHANCED DISCLOSURE OF 2021 CASH BONUS PROGRAM METRICS, WEIGHTING AND TARGETS

•   CONTINUED 33-1/3% CEO SALARY AND DIRECTOR RETAINER REDUCTIONS IN 2021

•   INCREASED PROPORTION OF AT-RISK LONG-TERM INCENTIVE AWARDS IN 2021 FROM 50% TO 60%

• INCREASED CEO STOCK OWNERSHIP REQUIREMENT TO 6X SALARY IN 2022 • NEW 1 YEAR STOCK HOLDING REQUIREMENT FOR CERTAIN NEO EQUITY AWARDS UNDER EQUITY INCENTIVE PLAN AMENDMENT	• REVISED PAYOUTS FOR 2022 PERFORMANCE AWARDS TO BETTER ALIGN PAY FOR PERFORMANCE IN THE EVENT PEER GROUP SIZE DECREASES

•

Reduced 2021 Executive Cash Bonuses to 60% of Target Level from 140%: In February 2021, the Compensation Committee made the determination that no cash bonuses would be payable in respect of fiscal year 2020 performance. Due to the continuing impact of the COVID-19 pandemic, the Committee deferred the establishment of a new three-year CIP following expiration of the 2018-2020 CIP. At the meeting of the Committee in July 2021, the Committee determined that, while there had been improvement in the Company’s financial performance, it was not a sufficient basis for adopting a new multi-year CIP and, in lieu of the CIP, the Committee approved the 2021 COVID-19 Bonus Program to provide executives with a bonus opportunity as a percentage of their normal base salary based on predetermined financial (including Adjusted EBITDA), operating, ESG and strategic performance metrics, subject to the Committee’s discretion and the Company’s financial condition and liquidity. The target payout under the 2021 COVID-19 Bonus Program for the named executive officers was reduced to 100% of their normal base salary from the 150% target under the historic cash bonus program. In February 2022, the Compensation Committee exercised its negative discretion to reduce the cash bonuses payable to executives under the 2021 COVID-19 Bonus Program to 60% of the target level from the achieved level of 140% of the target level.

•

Continued the Temporary Reductions of CEO Salary and Director Cash Retainers: The Compensation Committee proactively temporarily reduced executive salaries and director cash retainers by 50% in June 2020 to reflect the impact of the COVID-19 pandemic on the Company’s performance and financial condition. Although the salary of other executives were restored in October 2020, the salary of our CEO remained reduced by 33-1/3% until March 1, 2021 and the cash retainer for our independent directors continued to be reduced by 33-1/3% through the second quarter of 2021.

•

Increased the Allocation of Performance Awards in NEO Long-Term Incentives to Improve Alignment with Stockholders: In order to further improve alignment with stockholder interests, the Compensation Committee has increased the percentage of NEO compensation consisting of at-risk awards. In 2021, the long-term incentive awards granted by the Compensation Committee to the executives consisted of 60% performance awards, up from 50% in the prior years and the weighting of the stock options decreased to 40%. The performance awards

20	2022 Proxy Statement

Executive Compensation	|

have a single three-year performance period and pay based on Total Shareholder Return (“TSR”) as compared to a peer group. An emphasis on the TSR performance metric preserves performance accountability in both strong and weak commodity price environments and is aligned with stockholder interests. In 2022, the Compensation Committee also approved revisions to the forms of the performance award agreements to decrease the target payout opportunities where there are only six companies in the peer group.

•

Implemented Additional Compensation Best Practices: In 2021 and 2022, the Compensation Committee also implemented additional best practices including increasing the stock ownership requirement for the CEO and adding features to the Equity Incentive Plan that, if the Amendment is approved, by stockholders, will impose a new one-year stock holding requirement for NEOs for stock options, stock appreciation rights and full-value awards.

Our Compensation Program

Since our founding in 2008, PBF’s compensation programs have been designed to attract and retain highly qualified executives and to maintain a strong link between pay and the achievement of enterprise-wide goals. We emphasize and reward teamwork and collaboration among executive officers, which we believe produces growth and performance and optimizes the use of enterprise-wide capabilities for the benefit of our stockholders and other stakeholders. While our compensation objectives have not changed, the manner in which we seek to achieve them through our compensation programs has evolved significantly due to the change in our ownership structure and the growth of the company, especially the increase in our employee population as well as market realities.

The compensation programs initially established for our executives by our private equity sponsors were focused upon the achievement of short-term performance objectives and did not include significant long-term incentives in the form of equity. Since our IPO, under the guidance and stewardship of the Compensation Committee, our compensation program has progressively improved for stronger alignment with stockholder interests and reflects a number of best practices, including long-term incentives in the form of performance-based awards. The extent of the evolution of our compensation program is also apparent in the change in the mix of compensation elements and the proportion of total compensation that is at-risk. In 2021, the Compensation Committee modified our executive compensation program so that the percentage of our CEO’s and the other executive’s long-term incentives that are performance-based awards measured by TSR increased from 50% to 60%.

Board Responsiveness to 2020 Say-on-Pay Vote and Stockholder Feedback

At our 2021 Annual Meeting of Stockholders, our stockholders approved our NEOs’ 2020 compensation with approximately 95.38% of the vote. The Compensation Committee believes this level of support affirms the design and objectives of our executive compensation program. However, the Compensation Committee believes in providing for continuous improvement and refinement of the program as described below. Stockholder engagement and the outcome of our annual Say-on-Pay vote will continue to inform our future compensation decisions. We have an investor engagement program under the leadership of the Chair of our Nominating and Corporate Governance Committee that includes independent director participation to help us better understand the views of our investors on key corporate governance topics, including executive compensation. We expect the constructive and candid feedback we receive from our investors and other stakeholders during these meetings to inform our priorities as we assess our progress and enhance our compensation programs each year.

2022 Proxy Statement	21

|	Executive Compensation

GOVERNANCE FEATURES OF THE EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program contains features that align with good governance practices, reinforce our pay-for-performance philosophy and mitigate risk to our stockholders.

Our Compensation Principles

What We Do

Pay for Performance	The compensation of our executives has consistently reflected the Compensation Committee’s philosophy that the level of the Company’s performance will determine incentive compensation. Our annual cash bonus under the Cash Incentive Plan (“CIP”) has historically been determined based upon Adjusted EBITDA thresholds and has been a significant component of incentive compensation. In addition, in 2018, we introduced performance awards as part of our long-term compensation program with payouts based upon TSR. Our Compensation Committee has a demonstrated track record of aligning the compensation of our executives with the Company’s performance. As described above, in 2021, the Compensation Committee established the 2021 COVID-19 Bonus Program which included ESG metrics. Despite the Company’s achievement of the financial and operating performance metrics under the 2021 COVID-19 Bonus Program that would have resulted in an actual payout of 140% of the target level for executives, after reviewing the Company’s performance relative to its peers in 2021 and taking into consideration the Company’s financial condition, the Compensation Committee exercised its negative discretion to reduce the cash bonuses payable to executives to 60% of the target level.

Reward Long-Term Growth and Focus Management on Sustained Success and Stockholder Value Creation	A significant portion of the compensation of our executive officers is weighted toward equity-based awards that encourage sustained performance and positive stockholder returns.

Ownership Alignment	Equity awards should be subject to vesting over an extended period of time. We establish alignment between our stockholders and management through a straightforward three-year vesting schedule for options and three-year cliff vesting for performance awards. Under the Amendment of the Equity Incentive Plan being submitted for stockholder approval, the Board has instituted a one-year stock holding requirement for NEOs after vesting or exercise for stock options, stock appreciation rights and full-value awards. Please see Proposal No. 4 on page 64 for a discussion of the stock holding requirement.

Lower Cash Compensation as a Percentage of Total Compensation for Highly Compensated Employees	The percentage of compensation awarded in cash decreases as an employee’s total compensation increases in order for long-term performance to remain the overriding aspiration to realizing full compensation.

Strong Governance Standards in Oversight of Executive Compensation	We provide standard employee benefits and very limited perquisites to our executive officers. We provide no excise tax gross-ups.

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The executive compensation program for the named executive officers includes best practice features that align executive compensation with the interests of our stockholders.

What We Do

✔   Annual Say on Pay Vote

✔   Majority of named executive officer compensation is variable and linked to performance

✔   Long-term incentives are largely contingent on performance

✔   Objective TSR metric underlying the performance-based portion of the long-term incentive award aligned with stockholder interests

✔   Meaningful stock ownership guidelines for executive officers, which were met by all of the NEOs, including after taking into account the increase in 2022 for our CEO from 5x to 6x salary

✔   Change of control payment under employment agreements limited to 2.99 times base salary

✔   Grant stock options only at fair market value as of the grant date

✔   Compensation consultant independent from management

✔   One-year minimum vesting for all equity grants and, under the Amendment of the Equity Incentive Plan submitted for stockholder approval, one year stock holding requirement for NEOs after vesting or exercise for stock options, stock appreciation rights and full-value awards

✔   Payout of performance awards is capped at target amount if PBF’s TSR is negative

✔   Under the Amendment of the Equity Incentive Plan submitted for stockholder approval, there is a clawback policy applicable to equity awards granted to NEOs in the event of a material financial restatement, regardless of whether due to fraud or misconduct

What We Don’t Do

✘ No guaranteed minimum cash bonus payments to any of our executive officers

✘ No repricing of stock options

✘ No hedging or pledging or short selling of PBF Stock

✘ No excessive perquisites

✘ No excise tax gross-ups on any payments at a change of control

✘ No individual supplemental executive retirement arrangements ✘ No liberal share recycling under the Amendment of the Equity Incentive Plan submitted for stockholder approval

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COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for the fiscal year ended December 31, 2021 should be read together with the compensation tables and related disclosures about our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs summarized in this discussion.

Named Executive Officers

Our named executive officers for 2021 were:

•	Thomas J. Nimbley, Chairman of the Board and Chief Executive Officer (“CEO”);

•	C. Erik Young, Senior Vice President, Chief Financial Officer (“CFO”);

•	Matthew C. Lucey, President (“President”);

•	Thomas O’Connor, Senior Vice President, Commercial (“SVP-Commercial”); and

•	T. Paul Davis, President, Western Region (“President-Western Region”).

Compensation Philosophy

Our compensation arrangements are designed to ensure that our executives are rewarded appropriately for their contributions to our growth and profitability and that the compensation is demonstrably contingent upon and linked to our sustained success. This linkage encourages the commonality of interests between our executives and our stockholders. The following are the principal objectives in the design of our executive compensation arrangements:

•	to attract, retain and motivate superior management talent critical to our long-term success with compensation that is competitive within the marketplace;

•	to link executive compensation to the creation and maintenance of long-term equity value;

•	to maintain an appropriate balance among base salary, annual cash incentive payments and long-term equity-based incentive compensation, and other benefits;

•	to promote equity ownership by executives to align their interests with the interests of our stockholders; and

•

to ensure that incentive compensation is linked to the achievement of specific financial and operating objectives, which are established in advance and approved by the Board of Directors or the Compensation Committee.

In determining executive compensation, the Compensation Committee does not believe there is a single metric or combination of metrics that fully encapsulate our compensation philosophy. Formulaic compensation would not permit

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adjustments based on less quantifiable factors such as a disparity between absolute and relative performance levels that can arise from the volatility of our business. Our Company may outperform our peers but still fail to perform well on an absolute basis. Our executives should be rewarded for the performance of the Company on both an absolute and a relative basis.

The Compensation Committee recognizes the importance of utilizing performance metrics that align executive compensation with stockholder interests in the short- and long-term. With respect to short-term performance objectives, the Compensation Committee has historically measured short-term performance using only Adjusted EBITDA, a non-GAAP financial measure discussed further under “Annual Cash Incentive Plan,” as the most appropriate metric to align compensation with stockholder interests. However, due to the continuing impact of the COVID-19 pandemic, the Compensation Committee deferred establishment of the multi-year Cash Incentive Plan after the 2018-2020 CIP expired. At a meeting of the Committee in July 2021, the Committee determined that, while there had been improvement in the Company’s financial performance, it was not a sufficient basis for adopting a new multi-year CIP and, in lieu of the CIP, the Committee approved the 2021 COVID-19 Bonus Program to provide executives with a bonus opportunity based on predetermined financial (including Adjusted EBITDA), operating, ESG and strategic performance metrics. The Compensation Committee continues to believe the achievement of long-term performance objectives is best measured using TSR, the metric utilized under our performance awards as discussed in “Long-Term Incentive Compensation.”

Peer Group and Benchmarking

Peer Selection

The target total direct compensation of our CEO is determined based upon the refining peer group. We select our peer group principally based on our industry and take into consideration whether those companies include us in their peer group for compensation purposes. In selecting the peer group, the Compensation Committee considered various peer group selection approaches and determined that two peer groups should be selected. The first peer group, referred to as the “2021 Refining Peer Group” is selected based upon criteria relevant to the Company—the refining industry and a comparable business model. The Compensation Committee considered the total compensation information for equivalent positions or equally ranked executives from a six-company refining industry peer group consisting of:

2021 Refining Peer Group CVR Energy, Inc.# Delek US Holdings, Inc.* HollyFrontier Corporation* Marathon Petroleum Corporation# Phillips 66# Valero Energy Corporation*

#	Indicates that PBF is included in the company’s performance peer group based on its 2021 proxy statement.

*	Indicates that PBF is included in the company’s compensation peer group based on its 2021 proxy statement.

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Adjustments for Relative Size of Peers

Because the refining peer group includes companies that are significantly larger than the Company, such as Valero Energy Corporation, Marathon Petroleum Corporation and Phillips 66 Company, the Compensation Committee applies a discount of no less than 35% to the mean of the total summary compensation table data of such peer group used for benchmarking our CEO’s Target Total Direct Compensation to reflect our relative size. Once determined using the refining peer group data, the Compensation Committee then adjusts the target total direct compensation to the extent the Committee deems necessary to align with a secondary reference group. These companies provide a good indicator of the current range of executive compensation that the Compensation Committee can adjust based upon the data provided for this group taken together with a group of similarly sized companies (in terms of market capitalization and revenue), the “2021 Secondary Reference Group”:

2021 Secondary Reference Group

CVR Energy, Inc.#

Delek US Holdings, Inc.*

Eastman Chemical Company

HollyFrontier Corporation*

Huntsman Corporation

Marathon Petroleum Corporation#

ONEOK, Inc. Phillips 66#

Targa Resources Corp.

The Chemours Company

Valero Energy Corporation*

World Fuel Services Corporation

#	Indicates that PBF is included in the company’s performance peer group based on its 2021 proxy statements.

*	Indicates that PBF is included in the company’s compensation peer group based on its 2021 proxy statements.

While the Compensation Committee believes that compensation should reward performance, the recognition of performance should not be out of line with the competitive market for talent in equivalent roles. The Compensation Committee recognizes that this approach can lead to a different assessment of compensation and performance. Because PBF has historically been a high growth company with a focus on securing and retaining the best talent, the Compensation Committee believed it was important that the 2021 Refining Peer Group not be limited to companies of similar size, particularly since there is a limited number of size-relevant industry peers. Importantly, as it relates to the named executive officers, the 2021 Refining Peer Group reflects companies whose executives have a comparable relative impact as our executives on the company’s specific structure and strategy. The 2021 Refining Peer group also reflects the Compensation Committee’s expectation that, in order to compete for purposes of retaining existing executive talent or recruiting new executive talent, the Company’s compensation programs need to be comparable to these larger, more mature companies. The Compensation Committee believes that the compensation programs of these companies reflect the same or similar objectives in terms of performance although these companies may not face the same expectations for growth and may be better positioned to compete for talent. The Compensation Committee also considers it appropriate to review market practice information for the 2021 Refining Peer Group, which is relevant despite difference in company size.

In determining the 2021 Target Total Direct Compensation for our CEO, the Compensation Committee reviewed the data for the 2021 Refining Peer Group (discounted by 35%) and the 2021 Secondary Reference Group and determined that our CEO’s compensation should be further adjusted to reflect the impact of COVID-19 on the Company’s performance and financial condition. The Target Total Direct Compensation of our other named executive officers was determined based upon the CEO’s Target Total Direct Compensation and their relative responsibilities. In

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2021, the total compensation of our CEO was compared to the chief executive officers or equivalents of the 2021 Refining Peer Group and the 2021 Secondary Reference Group and he received total compensation below the 25th percentile of the 2020 total target compensation of both the 2021 Refining Peer Group and the 2021 Secondary Reference Group.

Role of the Compensation Committee

Our compensation policies and objectives are established by the Compensation Committee of PBF Energy, which is composed solely of independent directors. The Board, based on the recommendation of the Compensation Committee, approved our Equity Incentive Plan, including the Amendment being submitted for stockholder approval under Proposal No. 4. The Compensation Committee approves all aspects of executive compensation, including base salary increases or other changes, incentive compensation arrangements and eligibility for long-term equity compensation for our named executive officers in 2021 and individual grants of long-term incentive awards under PBF Energy plans to our named executive officers and other employees.

Role of Management

The Compensation Committee works closely with management to ensure that compensation programs are aligned with appropriate performance goals and our strategic direction. Specifically, the CEO will provide to the Compensation Committee his opinion of executive performance, recommend business performance targets and objectives, and recommend salary levels and annual and long-term incentive levels. The Compensation Committee ultimately determines and approves the compensation arrangements for our named executive officers and senior management, the appropriate annual salary, as well as applicable incentive compensation arrangements, taking into account management input.

Role of Compensation Consultants

As described under “Compensation Consultant Disclosures,” the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) as its independent compensation consultant to, when requested, evaluate our executive compensation programs and provide input with respect to appropriate levels and forms of compensation. The objective of this engagement and any requested evaluation is to ensure that PBF Energy remains competitive and develops and maintains a compensation framework that is appropriate for a public company to attract, retain and motivate senior executives. The Compensation Committee concluded that no conflict of interest exists that would prevent Pay Governance from independently representing the Compensation Committee.

Compensation Elements and Mix

We believe that compensation for our executive officers should provide a balance between our short- term and long-term performance goals. As a result, a significant portion of executive compensation will be “at risk” and is tied to the attainment of previously established financial and stockholder return goals. However, we also believe that it is prudent to provide competitive base salaries and benefits to attract and retain superior talent in order to achieve our strategic objectives.

For 2021, the base elements of our compensation programs remained the same—base salary, annual cash bonus, long-term incentives and benefits. The Compensation Committee uses a mix of compensation elements for our named executive officers, with a significant percentage of total compensation provided in the form of performance-based long-term incentives. These long-term incentives are intended to strengthen the alignment of the long-term interests of our named executive officers and our stockholders. In addition, our executive officers receive phantom units from PBF Logistics LP that mirror the performance of PBF Logistics LP common units.

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In 2021, the mix of the components of our CEO’s compensation and the average for the other named executive officers, excluding change in pension value and all other compensation, on a percentage basis, was as follows:

“At Risk” means there is no guarantee that the target value will be realized.

Annual Base Salary

Base salary is used as a principal means of providing cash compensation for performance of a named executive officer’s essential duties. Base salaries for our named executive officers are determined on an individual basis, reflecting role, the level of job responsibility in the organization, contributions towards our strategic goals, past experience and market comparisons and are intended to provide our named executive officers with a stable income. Salaries are reviewed from time to time by the Board of Directors, and all proposed adjustments to the base salaries of our named executive officers are reviewed and approved by the Compensation Committee.

The following table sets forth the base salaries received by our named executive officers in 2021. The COVID-19 temporary reductions in the base salaries of named executive officers ceased effective October 1, 2020 for all executives other than our CEO. Our CEO’s base salary was reinstated in March 2021. Base salary adjustments for named executive officers are typically made on a two-year cycle unless there is a significant change in job responsibilities or our operating environment. The last base salary increase for our CEO was in 2016 while salaries for the other named executive officers were last increased in 2018.

Named Executive Officer	2020 Salary (1)	2021 Salary (2)

Thomas Nimbley Chief Executive Officer	875,000	1,416,666

C. Erik Young Senior Vice President, Chief Financial Officer	423,750	565,000

Matthew C. Lucey President	487,500	650,000

Thomas O’Connor SVP-Commercial	403,125	537,500

T. Paul Davis President-Western Region	403,125	537,500

(1)	In 2020, the base salaries of all of the executives were temporarily reduced in connection with the COVID-19 pandemic.

(2)	Reflects the fully restored normal base salaries of all executives with the exception of Mr. Nimbley, whose normal base salary of $1,500,000 was not restored until March 2021.

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Annual Cash Incentive

Historically, our named executive officers have participated in an annual cash incentive compensation plan (“CIP”) that is the same plan as is maintained for all non-represented employees. Under the CIP, employees are assigned a bonus level that establishes bonus opportunities as a percentage of salary. Until 2021, the sole financial performance metric used for the CIP was:

Performance Metric	Description	Type of Measure
Adjusted EBITDA (a)	As derived from our consolidated financial statements and adjusted for certain items.	Financial (absolute)

(a)

This is a non-GAAP performance metric. It is calculated as earnings before interest and financing costs, interest income, income taxes, depreciation and amortization expense adjusted to exclude certain items.

Our management uses EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends. We also use EBITDA and Adjusted EBITDA as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our board of directors, creditors, analysts and investors concerning our financial performance. Our outstanding indebtedness for borrowed money and other contractual obligations also include similar measures as a basis for certain covenants under those agreements that may differ from the Adjusted EBITDA definition described below. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and our computation of EBITDA and Adjusted EBITDA may vary from others in our industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing the Senior Notes and other credit facilities. EBITDA and Adjusted EBITDA should not be considered as alternatives to operating income or net income (loss) as measures of operating performance. In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered, an alternative to cash flows from operations as a measure of liquidity. Adjusted EBITDA is defined as EBITDA before equity-based compensation expense and certain other non-cash items.

The Compensation Committee typically approves the CIP in advance for a period of three fiscal years. Bonuses relating to the performance in a fiscal year, if approved by the Compensation Committee, are typically paid in March of the following year. Under the CIP, the named executive officers historically had a target bonus opportunity of 150% of base salary, with a maximum bonus opportunity of 300%. The last CIP approved by the Compensation Committee covered the period from 2018 to 2020 (the “2018-2020 CIP”). In February 2021, the Compensation Committee made the determination that no cash bonuses would be payable under the 2018-2020 CIP in respect of fiscal year 2020 performance.

2021 COVID-19 Bonus Program

Due to the continuing impact of the COVID-19 pandemic, which resulted in substantial decreases in the Company’s revenue and negative Adjusted EBITDA in 2020, the Compensation Committee deferred establishment of a Cash Incentive Plan following the expiration of the 2018-2020 CIP. At the meeting of the Committee in July 2021, the Committee determined that, while there had been improvement in the Company’s financial performance, it was not sufficient to adopt a new multi-year CIP and, in lieu of the CIP, the Committee approved the 2021 COVID-19 Bonus Program to provide executives with a bonus opportunity as a percentage of their normal base salary based on predetermined financial metrics (including Adjusted EBITDA), operational metrics (Distributable Cash Flow at PBFX), operational metrics (Adjusted Controllable Costs), ESG metrics relating to health, safety and environment and strategic performance metrics, subject to the Committee’s discretion and the Company’s financial condition and liquidity. Adjusted EBITDA under the 2021 COVID-19 Bonus Program was defined the same as under the CIP. Distributable Cash Flow at PBFX is a non-GAAP measure reflecting cash flow available to be paid to PBFX’s common unitholders, as disclosed in PBFX’s consolidated financial statements. Adjusted Controllable Costs is a measure of how effectively we manage fixed and variable costs, excluding energy, versus internal targets. Management uses this measure as a factor in its assessment of performance for the purposes of compensation decisions. Adjusted Controllable Costs is a non-GAAP financial measure because it excludes certain variable and other costs that management believes are not directly relevant to compensation decisions; it is the sum of the salary, wages and benefits, rentals and leases, engineering and professional fees, inspection, waste handling, vacuum trucks, other outside services, maintenance, FCC catalyst, acid and chemicals at the Company’s

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refineries. The ESG metrics measure the Company’s safety and environmental performance, specifically the rate of loss time injuries (“LTIR”) which measures incidents leading to an employee or contractor being unable to work due to an incident that must be reported to the Occupational Safety and Health Administration (“OSHA”), the occurrence of an event requiring immediate notice to regulatory authorities owe to the potential for human health to be immediately impacted and emissions events involving flaring of greater than 500lbs of sulfur dioxide. Strategic performance under the 2021 COVID-19 Bonus Program was to be determined at the discretion of the Committee. The threshold payout level of 50% for each of the other metrics under the 2021 COVID-19 Bonus Program was expected to be achievable at the time the metrics were approved by the Committee. The target payout level of 100% of their normal base salary for the named executive officers (reduced from 150%) for those metrics was expected to be achievable with difficulty at the time the metrics were established and the maximum level of 300% for the named executive officers was not expected to be achievable. The table below sets forth the applicable metrics and the threshold, target and maximum performance objectives with interpolation between:

Performance Metric	Target Weighting	Threshold	Target	Maximum

Adjusted EBITDA ($) (1)	22.5%	$ 0	$150 million	$300 million

Distributable Cash Flow at PBFX ($)	17.5%	$96 million	$ 167 million	$238 million

Adjusted Controllable Costs	28%	Cannot Exceed Budget by more than 10%	Meets Budget	Under Budget by 10% or more

ESG Metrics	12%

LTIR	4%	Equal to 0.20	Equal to 0.15	Equal to 0.10

Tier 1 Events	4%	Equal to 8	Equal to 6	Equal to 4

Federal Flaring Events > 500lbs SO2	4%	Equal to 12	Equal to 9	Equal to 6

Strategy	20%	Compensation Committee Discretion	Compensation Committee Discretion	Compensation Committee Discretion

(1)	The Adjusted EBITDA targets reflect the fact that the Company’s Adjusted EBITDA for fiscal year 2020 was $(895.9) million. For fiscal year 2021, the Company’s Adjusted EBITDA was $467.4 million.

The Compensation Committee has a demonstrated track record of aligning the compensation of our executives with the Company’s performance. When performance thresholds are not met, the Compensation Committee has not exercised discretion to award bonuses to our named executive officers. While the Compensation Committee believes that limited discretion under the Company’s executive compensation program is necessary to address circumstances beyond management’s control such as prevailing operating and market conditions, the Compensation Committee believes that any use of discretion should be narrow in scope and rare, and that such actions must be determined by the Compensation Committee and aligned with the best interests of the Company’s stockholders. In keeping with this philosophy in 2021, the Compensation Committee determined that the Compensation Committee’s exercise of positive discretion under the CIP shall be limited to 20% of the amount determined under the formulaic plan and there would be no limit to the Committee’s negative discretion.

Excluding strategic performance, the Company’s actual achievement of the financial, operating and ESG performance metrics under the 2021 COVID-19 Bonus Program would have resulted in a payout of 140% of the target level for executives. After reviewing the Company’s performance relative to its peers in 2021 and taking into consideration the Company’s financial condition, the Compensation Committee exercised negative discretion to reduce the cash bonuses payable to executives under the 2021 COVID-19 Bonus Program to 60% of the target level.

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Long-Term Incentive Compensation

Our named executive officer compensation includes a substantial equity component because we believe superior equity investors’ returns are achieved through a culture that focuses on the Company’s long-term performance. By providing our executives with an equity stake, we are better able to align the interests of our named executive officers and our other stockholders. PBF stock options, performance share units and performance units and PBFX phantom unit awards provide an incentive that aligns our named executive officers’ interests with those of our stockholders. In setting the long-term incentive target value for the CEO and the other named executive officers, the Compensation Committee relies on input from its independent compensation consultant and benchmark research, focusing on the compensation of the executive relative to the CEO as well as taking into account the form and amount of similar compensation opportunities in the peer group. The Compensation Committee also considers the CEO’s demonstrated performance, and the Company’s size, scope, and complexity relative to the comparison companies. For the other named executive officers, the Compensation Committee sets a long-term incentive target value for each person, referencing incentive opportunities for executives in similar positions at companies in the peer group. The long-term incentive awards represent a pay opportunity, with the ultimate realized value of equity-based awards determined by relative stockholder return and stock price performance over a three- to ten-year period. In 2021, in order to strengthen the alignment with the stockholder interests, the Compensation Committee re-allocated the target total compensation of the named executive officers, decreasing the target bonus opportunity for the named executive officers under the 2021 COVID-19 Bonus Program to 100% of base salary from 150% and increasing the target value of the long-term incentive awards. The table below sets forth the 2021 target value of long-term incentive awards established by the Compensation Committee for our named executive officers (the amounts set forth may vary slightly from the amounts in the Summary Compensation Table):

2021 Target Long-Term Incentive Compensation
Position	Target Value of Stock Options	Target Value of Performance Share Units	Target Value of Performance Units	Target Value of PBFX Phantom Units (1)

CEO	$1,672,057	$1,254,043	$1,254,043	$290,000

President	$716,858	$537,644	$537,644	$217,500

CFO	$660,866	$495,650	$495,650	$181,250

SVP – Commercial	$622,823	$467,117	$467,117	$181,250

President, Western Region	$622,823	$467,117	$467,117	$181,250

(1)	The PBFX Phantom Units are approved by the Board of the general partner of PBF Logistics LP and the target value reflects the actual grant date value.

The target values for the stock options, performance share units and performance units are used to determine the number of those awards granted to the named executive officers. To determine the number of stock options granted, the target value is divided by the Black-Scholes value of the option on the date of grant. To determine the number of performance share units and performance units, the target value for each are divided by the Monte-Carlo value of the units on the date of grant. Year over year these valuations can fluctuate significantly due to volatility in the trading price of the Company’s Class A Common Stock.

Our long-term incentive awards are granted under the Equity Incentive Plan, which was approved by stockholders at the 2018 Annual Meeting. The Equity Incentive Plan is the source of new equity-based and cash- based awards. It permits us to grant our key employees and others incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code), non-qualified stock options, performance awards, stock appreciation rights, restricted stock, other awards valued in whole or in part by reference to shares of our Class A Common Stock and performance based awards denominated in shares or cash. The total number of shares of Class A Common Stock which may be issued under the Equity Incentive Plan is 16,200,000, subject to adjustment upon certain events specified thereunder. We are seeking stockholder approval, among other things, to increase the number of shares that may be issued under the Equity Incentive Plan by 3,500,000 shares under Proposal No. 4.

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The Compensation Committee administers the Equity Incentive Plan and, considering the recommendations of management, determines who will receive awards under the Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the Plan. We granted the 2021 long-term incentive awards to our named executive officers on November 18, 2021. Due to the nature of long-term incentive awards, the actual long-term compensation value realized by our named executive officers will depend on performance and the price of our underlying stock at the time of settlement. The Compensation Committee determines the value of the annual long-term incentive grants to the executives taking into account, among other factors, including the Company’s performance, and has in prior years reduced the value of the long-term incentive grant from year to year based on the Company’s prior year performance. The 2021 long-term incentive awards were based on an intended dollar value of compensation for the named executive officers on the date of grant rather than a specific number of stock options, performance share units or performance units or the hypothetical valuation based on a simulation model. The forms of awards differ as illustrated below with respect to the amount and timing of realized compensation:

Form of LTI Award	Form of Settlement	Type of Compensation Realized	Timing for Compensation realization
Stock Options	Class A common stock	PBF common stock price appreciation from grant date to exercise date	Vesting ratably over a period of three years from grant date
Performance Share Units	Class A common stock	0 to 200% per unit based on our relative TSR ranking among a group of peer companies	Cliff vesting on the last day of the 3-year performance cycle
Performance Units	Cash	0 to 200% per unit based on our relative TSR ranking among a group of peer companies	Cliff vesting on the last day of the 3-year performance cycle

PBF’s Long-Term Incentive Awards

Beginning in 2018, for stronger alignment with stockholder interests and to better align the long-term incentive awards with our pay-for- performance philosophy, the Compensation Committee changed the mix of PBF long-term incentive awards, based on grant date value, from time-based restricted stock (50%) and stock options (50%) to stock options (50%), performance share units (25%), and performance units (25%). In 2021, in conjunction with decreasing the target annual cash bonus and increasing the long-term incentives, the Compensation Committee further adjusted the allocation to increase the combined weighting of the performance awards from 50% to 60% grant date value to strengthen the alignment with stockholder interests and pay-for-performance principles. The primary purpose of our long-term incentive grants is to motivate our named executive officers to achieve our long-term business objectives over multiple years and align the named executive officers’ interests with those of our stockholders. We discuss each of our forms of long-term incentive awards in more detail below.

2021 Long-Term Incentive Compensation
Position	Performance Share Units (1)	Performance Units (2)	Stock Options (1)	PBFX Phantom Units (3)

CEO	66,954	2,612,589	169,925	20,000

President	28,705	1,120,091	72,851	15,000

CFO	26,463	1,032,604	67,161	12,500

SVP – Commercial	24,940	973,160	63,295	12,500

President, Western Region	24,940	973,160	63,295	12,500

(1)

Even after taking into account the increase in the target value of the long-term incentive awards and the re-allocation of the long-term incentive awards to increase the weighting of performance awards, the number of performance share units and stock options granted to the named executive officers in 2021 decreased as compared to 2020 due to the increase in the grant date price of the Class A Common Stock to $13.91 in 2021 compared to $6.72 in 2020.

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(2)

The increase in the number of performance units granted in 2021 as compared to 2020 resulted from the combined effect of the increase in the weighting of performance units in the allocation of the long-term incentives and a decreased Monte-Carlo value due to the price volatility of our Class A Common Stock.

(3)	The number of PBFX phantom units granted in 2021 was unchanged as compared to 2020.

Performance Share Units and Performance Units

The Compensation Committee believes a performance award program serves as a complement to stock options. Our program benchmarks our TSR relative to our industry peer group. This relative evaluation allows for the cyclicality of our business and the impact that commodity prices (e.g., crude oil) have on the industry as a whole. The Compensation Committee believes that TSR is an appropriate metric for our performance award program as it is commonly used by stockholders to measure a company’s performance relative to others within the same industry. It also aligns the compensation of our named executive officers with the value delivered to our stockholders. The design of our performance award program ensures we pay above target compensation only when our TSR is above the median of the peer group and is subject to a negative TSR cap discussed further below. We currently have a seven company peer group (including us) for performance awards. In 2022, the Compensation Committee revised the forms of the performance award agreements to decrease the target payout opportunities where there are only six companies (including us) in the peer group.

Performance Share Units

The number of performance share units granted represents the target number of performance share units and the actual payout will vary from 0% to 200% of that target number upon settlement at the end of the three-year performance period. In addition, the performance share units are granted with dividend equivalent rights. This allows our named executive officers to receive dividends on the underlying performance share units if, and to the extent, vested and the underlying performance metrics are met. For awards granted prior to November 2020, the final number of shares of Class A common stock delivered in settlement of the performance share unit award will be the aggregate of the payout for each of the four measurement periods plus the value of accumulated dividend equivalents. For awards granted after November 2020, the final number of shares of Class A common stock delivered in settlement of the performance share unit award will be the payout determined after a single three-year measurement period plus the value of accumulated dividend equivalents. The number of performance share units granted to each of our named executive officers can be found in the “Grants of Plan-Based Equity Awards in 2021” table in this proxy statement.

Performance Units

Each performance unit is dollar denominated with a target value of $1.00. The actual payout may vary from $0.00 to $2.00 (0% to 200% of target). The Compensation Committee believes that having the maximum payout capped at $2.00 per unit mitigates excessive or inappropriate risk-taking. For awards granted prior to November 2020, the final value of the performance unit award will be determined by multiplying the simple average of the payout percentages for the four measurement periods by the number of performance units granted. For awards granted after November 2020, the final value of the performance unit award will be determined by multiplying the payout percentage for the single three-year measurement period by the number of performance units granted. These awards settle in cash. The number of performance units granted to each of our named executive officers can be found in the “Grants of Plan-Based Equity Awards in 2021” table in this proxy statement.

How We Measure TSR Performance

For performance awards granted prior to November 2020, TSR is measured over a 36-month performance cycle, with vesting only occurring at the end of the three-year period and the performance cycle has four equally weighted measurement periods: (1) the first 12 months, (2) the second 12 months, (3) the third 12 months, and (4) the entire 36-month period. Effective with the awards granted in November of 2020, TSR is measured over a single 36-month performance cycle, with vesting only occurring at the end of the three-year period. Based on investor feedback and as part of its continued review of the Company’s compensation program, the Compensation Committee determined that it was more appropriate to measure TSR over one 36-month measurement period. By having one measurement period, attaining maximum payout based on TSR may be achieved only by outperforming the peer group over the three-year period.

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Each peer group member’s TSR is determined by taking the sum of the company’s stock price appreciation or reduction, plus its cumulative cash dividends, for each measurement period and dividing that total by the company’s beginning stock price for that period, as illustrated below:

(Ending Stock Price – Beginning Stock Price) + Cumulative Cash Dividends

Beginning Stock Price

The beginning and ending stock prices used for us and each peer group member in the TSR calculation are the averages of the company’s respective closing stock prices for the 30 days immediately preceding the beginning and ending date of the applicable measurement period. The design also mitigates significant market fluctuations in stock price at the beginning or end of a performance cycle and discourages excessive or inappropriate risk-taking near the end of a performance cycle by limiting the impact on the overall payout of the award.

How We Calculate Payout Percentage – Negative TSR Cap

Our TSR performance is measured for each measurement period, with the related payout percentage determined based on our performance relative to our peer group which is measured by two criteria—our rank within the peer group and our performance relative to the average TSR for the peer group. However, if our TSR is negative for a measurement period, the payout percentage for that measurement period is capped at target (100%) regardless of actual relative TSR performance. We refer to this provision as a “negative TSR cap”. The final payout is the average of our payout based on our rank and our payout based on our performance relative to the average TSR for the peer group. For performance awards granted prior to 2020, the peer group consisted of Delek US Holdings, Inc., HollyFrontier Corporation, Marathon Petroleum Corporation, Phillips 66 Company and Valero Energy Corporation and the payout based on our rank is determined as follows:

Performance Awards Prior to 2020
Performance Period TSR Performance Rank	TSR Performance Rank Payout Percentage

Ranked Sixth	0%

Ranked Fifth	50%

Ranked Third or Fourth	100%

Ranked Second	150%

Ranked First	200%

For performance awards granted prior to 2020, payout with respect to our TSR performance compared to the average TSR of the peer group is determined as the absolute mathematical difference between our TSR performance percentage and the average percentage of TSR of the peer Group on an interpolated basis:

Performance Awards Prior to 2020
Performance Period Company TSR Performance	TSR Performance Percentile Payout Percentage

25% or more below the average TSR for the peer group	0%

0% difference between the average TSR for the peer group	100%

25% or more above the average TSR for the peer group	200%

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For performance awards granted since 2020, there is one three-year performance period and the size of the peer group increased to seven with the addition of CVR Energy Inc. The payout for the awards based on rank is determined as follows:

Performance Awards Granted Since 2020
Three-year TSR Performance Rank	TSR Performance Rank Payout Percentage

Ranked Seventh	0%

Ranked Sixth	33.33%

Ranked Fifth	66.67%

Ranked Fourth	100%

Ranked Third	133.33%

Ranked Second	166.67%

Ranked First	200%

For performance awards granted in 2020 and 2021, payout with respect to our TSR performance compared to the average TSR of the peer group is determined as the absolute mathematical difference between our TSR performance percentage and the average percentage of TSR of the peer Group on an interpolated basis:

Performance Awards Granted Since 2020
Three-Year Company TSR Performance	TSR Performance Percentile Payout Percentage

25% or more below the average TSR for the peer group	0%

0% difference between the average TSR for the peer group	100%

25% or more above the average TSR for the peer group	200%

Stock Options

Stock options provide a direct but variable link between our named executive officers’ long-term compensation and the long-term value stockholders receive by investing in PBF. The Compensation Committee believes stock options are inherently performance based as option holders only realize benefits if the value of our stock increases for all stockholders after the grant date. The exercise price of our stock options is equal to the per-share closing price of PBF common stock on the grant date. Stock options vest in equal installments on the first, second, third and fourth anniversary of the date of grant and have a maximum 10-year term during which a named executive officer may exercise the options. Option holders do not have voting rights or receive dividends on the underlying stock. The number of options granted to each of our named executive officers can be found in the “Grants of Plan-Based Equity Awards in 2021” table in this proxy statement.

PBFX Phantom Units

Our named executive officers are eligible to receive awards under the PBF Logistics LP 2014 Long-Term Incentive Plan, or the PBFX LTIP. Grants to our executive officers under the PBFX LTIP are determined by the directors of the general partner of PBF Logistics LP, which administers the PBFX LTIP and are reported to the Compensation Committee.

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Payout of Performance Share Units and Performance Units Granted in 2019

ln October 2019, the Compensation Committee awarded performance units and performance share units to our NEOs as part of the 2019 LTl program that vested on December 31, 2021. The 2019 performance units and performance share units evaluated our TSR relative to a peer group of petroleum industry competitors over three individual one-year periods from January 1, 2019 to December 31, 2021 and the entire 36-month performance cycle. This relative evaluation recognizes the cyclical nature of our business and commodity prices and prevents volatility from directly advantaging or disadvantaging the payout percentage.

TSR Calculation (Ending Stock Price - Beginning Stock Price) + Cumulative Cash Dividends
Beginning Stock Price
The beginning and ending stock price is the average of each company’s closing stock price for the 30 days immediately preceding each applicable date

2019 Performance Award Peer Group Delek US Holdings, Inc. HollyFrontier Corporation Marathon Petroleum Corporation Phillips 66 Company Valero Energy Corporation

Our relative TSR performance percentile was measured for each measurement period, with the payout for performance between quartiles determined using linear interpolation. ln February 2022, the Compensation Committee certified the final TSR results for the 2019 performance units and performance share units:

TSR Measurement Period	Actual TSR (%)	Rank	TSR Performance Rank Payout Percentage	Percentile Payout Percentage	TSR Payout Percentage
1/1/2019—12/31/2019	-1.33%	4	100%	42.97%	71.49%
1/1/2020—12/31/2020	-75.33%	6	0%	0%	0%
1/1/2021—12/31/2021	70.28%	1	200%	200%	200%
1/1/2019—12/31/2021	-57.07%	6	0%	0%	0%

The number of shares issued pursuant to the performance share units upon actual payout could vary from 0% to 200% of the number of performance share units issued. One-fourth of the performance share units initially granted was multiplied by the TSR Payout Percentage for each measurement period to determine the number of shares to be awarded for that period and the shares for the four periods were then aggregated. The aggregate number of shares was then increased by a number of shares equal to the dividend equivalent awards earned over the performance cycle to determine the performance cycle payout. In February 2022, the Compensation Committee approved the following stock awards to the NEOs in respect of the 2019 performance share units:

	CEO	President	CFO	SVP Commercial	President, Western Region

Number of Performance Share Units Initially Granted	48,299	19,589	17,365	15,618	15,618

Aggregate Number of Shares Awarded (including dividend equivalents)	36,575	14,835	13,151	11,828	11,828

Shares awarded as Percentage of Performance Share Units Granted (%)	76%	76%	76%	76%	76%

Under the 2019 performance unit agreements, each performance unit, which settled in cash, had a target value of $1.00, and the actual payout could vary from $0.00 to $2.00 (0% to 200% of target). One-fourth of the performance units initially granted was multiplied by the TSR Payout Percentage for each measurement period to determine the

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cash to be awarded for that period and the payout for the four periods were then aggregated to determine the performance cycle payout. In February 2022, the Compensation Committee approved the following cash payouts to the NEOs in respect of the 2019 performance units:

	CEO	President	CFO	SVP Commercial	President, Western Region

Target Number of Performance Units	2,142,096	868,768	770,150	692,661	692,661

Payout ($)	$1,453,895	$589,655	$522,721	$470,127	$470,127

Payout as Percentage of Grant Date Value of Performance Units (%)	68%	68%	68%	68%	68%

Employment Agreements

We believe that employment agreements with our executives are necessary to attract and retain key talent as they provide a minimum level of stability to our executives in the event of certain terminations and/or the occurrence of a change in control of our business, freeing the executive to focus on our business and stockholder returns rather than personal financial concerns. Our named executive officers are party to employment agreements with PBF Investments LLC, an indirect wholly owned subsidiary of PBF LLC.

Each of our named executive officer’s employment agreement with PBF Investments LLC has the following features:

•	An employment term of one year with automatic one-year extensions thereafter, unless either we or the officer provide 30 days’ prior notice of an election not to renew the agreement.

•	Under the agreement, the named executive officer is entitled to receive an annual base salary with any increases at the sole discretion of our Board.

•	The executive is eligible to participate in our annual Cash Incentive Plan.

•	The executive is also eligible for grants of equity-based compensation, as discussed above.

•

The executive is entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

Restrictive Covenants

Each executive is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

No Gross-Ups

The termination provisions in the employment agreements are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2021, Including in Connection With a Change In Control” below. In addition, the employment agreement provides for severance in the event an employment agreement is not renewed by us in connection with a Change in Control, and provides, that in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Other Benefits

All executive officers, including the named executive officers, are eligible for other benefits including: medical, dental, vision, short-term disability and life insurance. The executives participate in these plans on the same basis, terms and conditions as other administrative employees. In addition, we provide long-term disability insurance coverage on

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behalf of the named executive officers at an amount equal to 65% of current base salary and have the opportunity to have annual health exams. The named executive officers also participate in our paid time off and holiday program, which provide paid leave during the year at various amounts based upon the executive’s position and length of service.

Impact of Tax and Accounting Principles

The forms of our executive compensation are largely dictated by our capital structure and competition for talented and motivated senior executives, as well as the goal of aligning their interests with those of our stockholders. We do take tax considerations into account, both to avoid tax disadvantages and to obtain tax advantages, where reasonably possible and consistent with our compensation goals (tax advantages for our executives benefit us by reducing the overall compensation we must pay to provide the same after-tax income to our executives), including the application of Sections 280G and 409A of the Code. Section 162(m) of the Code (“Section 162(m)”) imposes a $1,000,000 cap on federal income tax deductions for compensation paid to “covered persons” under Section 162(m) during any fiscal year. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee considers the tax treatment of compensation pursuant to Section 162(m) and other applicable rules in determining the amounts of compensation for our named executive officers. The Compensation Committee reviews the impact of our compensation programs against other considerations, including stockholder alignment, market competitiveness, accounting impact, effectiveness and perceived value to the executives. Because the Compensation Committee believes that many different factors influence a well-rounded, comprehensive and effective executive compensation program, we do not require all compensation we provide to our executive officers to be deductible.

Pension and Other Retirement Benefits

Defined Contribution Plan. Our defined contribution plan covers all employees, including our named executive officers. Employees are eligible to participate as of the first day of the month following 30 days of service. Participants can make basic contributions up to 50% of their annual salary subject to Internal Revenue Service limits. We match participants’ contributions at the rate of 200% of the first 3% of each participant’s total basic contribution based on the participant’s total annual salary. Employee contributions and our matching contributions to the defined contribution plan are fully vested immediately. Participants may receive distributions from their defined contribution plan accounts any time after they cease service with us.

PBF Energy Pension Plan. We sponsor a qualified defined benefit plan for all employees, including our named executive officers, with a policy to fund pension liabilities in accordance with the limits imposed by the Employee Retirement Income Security Act of 1974, or ERISA, and Federal income tax laws. Annual contributions are made to an individual employee’s pension account based on their age and length of service with us and eligible pensionable earnings, up to certain limits imposed by Federal and state income tax laws. Employees become eligible to participate in the defined benefit plan as of the first day of the month after their first 30 days of employment and an employee’s interest in their plan account vests after three years of employment, with the exception of certain circumstances.

PBF Energy Restoration Plan. We sponsor a non-qualified plan for non-represented employees, including our named executive officers. Contributions, which are made at our discretion, are made to an individual employee’s pension restoration account based on their total cash compensation over a defined period of time. Employees become eligible to participate in the non-qualified plan as of the first day of the month after their first 30 days of employment. Previously, with the exception of certain circumstances, an employee’s interest in their plan account vested after one year of employment, however, in 2010, the vesting period was increased to three years. All of our named executive officers’ interests in their plan accounts are vested. Upon the attainment of age 65, an employee’s pension restoration account vests immediately and is non-forfeitable.

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Compensation-Related Policies

Clawback Policies

Currently, under the Equity Incentive Plan, all awards (and/or any amount received with respect to such awards) are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law, stock exchange listing requirements, or any recoupment policy of the Company. This provision will be amended to include a clawback requirement applicable to NEOs if the stockholders approve the Amendment to the Equity Incentive Plan in Proposal No.4 as discussed below. In addition, the Compensation Committee may, in its sole discretion, specify in an award agreement that the grantee’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an award. Such events may include, but shall not be limited to, termination of employment or services for cause, termination of the grantee’s provision of services to the Company or any of its subsidiaries, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the grantee, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements as a consequence of errors, omissions, fraud, or misconduct.

As discussed in Proposal No. 4 relating to the Amendment of the Equity Incentive Plan, subject to the approval of the stockholders, in April 2022, the Compensation Committee and the Board approved an amendment to the Equity Incentive Plan to include a clawback policy applicable to all awards granted to NEOs in the event of a material financial restatement, regardless of whether due to fraud or misconduct.

In addition, all stock options and performance awards granted under the Equity Incentive Plan are subject to restrictive covenants, the breach of which will result in the forfeiture of the awards. These restrictive covenants include requirements relating to non-competition for employees who are at a vice president level or higher, non-solicitation, non-disparagement, and confidentiality. These provisions apply following an employee’s termination or other separation.

Stock Ownership Guidelines

Our Board, the Compensation Committee, and our executive officers recognize that ownership of Class A Common Stock is an effective means by which to align the interests of our directors and executive officers with those of our stockholders. We have long emphasized the importance of stock ownership among our executive officers and directors. Our stock ownership and retention guidelines for our officers, as approved by the Compensation Committee are as follows:

Executive Stock Ownership Guidelines and Stock Holding Requirements. Effective April 1, 2022, our stock ownership guidelines were revised to increase the stock ownership requirement for our CEO from 5x base salary to 6x, and the requirements for our executive officers are as follows:

Officer Position	Value of Shares Owned
Chief Executive Officer	6x Base Salary
President	3x Base Salary
Executive Vice Presidents	2x Base Salary
Senior Vice Presidents	1x Base Salary

Our officers are expected to meet the applicable guideline within five years and are expected to continuously own sufficient shares to meet the guideline once attained. Until such time as the officer reaches his or her share ownership guideline, the officer will be required to hold 50% of the shares of Class A Common Stock received upon vesting, the lapse of restrictions and upon exercise of stock options, net of any shares utilized to pay for the exercise price and tax withholding. All of our named executive officers have met the requirements of the stock ownership guidelines. The full text of our stock ownership and retention guidelines is available on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investor Relations” section.

The Amendment to the Equity Incentive Plan for which approval is being sought under Proposal No. 4 includes a new stock holding requirement.

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COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of PBF’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

The Compensation Committee has reviewed and discussed this Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Spencer Abraham, Chairperson

Wayne Budd

Kimberly Lubel

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EXECUTIVE COMPENSATION TABLES

2021 SUMMARY COMPENSATION TABLE

This Summary Compensation Table summarizes the total compensation paid or earned by each of our named executive officers.

Named Executive Officer	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Options Awards ($) (3)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Thomas J. Nimbley Chief Executive Officer	2021	1,416,667	900,000	2,798,091	1,672,062	345,645	161,750	7,294,215
	2020	875,000	—	1,748,093	1,589,097	554,048	172,288	4,938,526
	2019	1,500,000	2,250,000	2,869,994	2,441,992	889,892	197,563	10,149,441
C. Erik Young Senior Vice President, Chief Financial Officer	2021	565,000	339,000	1,172,552	660,864	90,743	120,494	2,948,653
	2020	423,750	—	684,972	585,599	210,330	133,163	2,037,814
	2019	565,000	847,500	1,145,473	877,974	291,711	143,128	3,870,786
Matthew C. Lucey President	2021	650,000	390,000	1,292,789	716,854	121,394	121,913	3,292,950
	2020	487,500	—	782,662	663,146	281,240	136,575	2,351,393
	2019	650,000	975,000	1,311,408	990,391	360,532	157,594	4,444,925
Thomas O’Connor SVP-Commercial	2021	537,500	322,500	1,115,493	622,823	80,706	107,619	2,786,641
	2020	403,125	—	630,594	531,221	183,493	120,100	1,868,533
	2019	537,500	806,250	1,057,140	789,633	278,126	140,316	3,608,965
T. Paul Davis President, Western Region	2021	537,500	322,500	1,115,493	622,823	107,171	99,869	2,805,356
	2020	403,125	—	630,594	531,221	193,229	110,100	1,868,269
	2019	537,500	806,250	1,057,140	789,633	306,669	100,566	3,597,758

(1)

The amounts set forth in this column represent the grant date value of shares of restricted Class A Common Stock and phantom units of PBF Logistics LP which are subject to vesting in four equal installments beginning on the first anniversary of the date of grant. For 2021, the Stock Awards column also includes the November 2021 grant date fair value of performance share units, which will be settled in Class A Common Stock and performance units, which will be settled in cash. The value realized by the officers upon the actual vesting of these awards may or may not be equal to this determined value, as these awards are subject to market conditions and have been valued based on an assessment of the market conditions as of the grant date. The performance share units and performance units will vest on December, 31, 2024. The amounts have been determined pursuant to FASB ASC Topic 718, as applicable, based on the assumptions set forth in Note 18 to the PBF Energy Inc. consolidated financial statements for the year ended December 31, 2021.

(2)

The maximum value of the performance share units granted in 2021 upon vesting, excluding dividend equivalents, as of December 31, 2021, in equivalent dollars, would be as follows: for Mr. Nimbley, $1,736,787; for Mr. Young, $686,450; for Mr. Lucey, $744,608; for Mr. O’Connor, $646,944; and for Mr. Davis, $646,944. The maximum value of the performance units upon vesting, as of December 31, 2021, would be as follows: for Mr. Nimbley, $5,225,178; for Mr. Young, $2,065,208; for Mr. Lucey, $2,240,182; for Mr. O’Connor, $1,946,320; and for Mr. Davis, $1,946,320.

(3)

The amounts set forth in this column represent the grant date fair value of options for the purchase of Class A Common Stock. The grant date fair value was calculated pursuant to FASB ASC Topic 718 based on the assumptions set forth in Note 18 to the PBF Energy Inc. consolidated financial statements for the year ended December 31, 2021.

(4)

The amounts set forth in this column represent the aggregate change during the year in the actuarial present value of accumulated benefits under the PBF Energy Pension Plan and the PBF Energy Restoration Plan.

(5)	The amounts set forth in this column consist of company matching contributions to our 401(k) Plan, voluntary medical exam benefit and dividend equivalent rights.

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GRANTS OF PLAN-BASED EQUITY AWARDS IN 2021

The following table provides information regarding the grants of plan-based equity awards to each of our named executive officers for the fiscal year ended December 31, 2021.

		Estimated future payout under cash-based equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All Other Stock Awards Number if Shares or Units (#) (3)	All Other Option Awards Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Thomas J. Nimbley	April 26, 2021							20,000			290,000

	November 18, 2021	—	2,612,589	5,225,178							1,254,043

	November 18, 2021				—	66,954	133,908				1,254,048

	November 18, 2021								169,925	13.91	1,672,062

C. Erik Young	April 26, 2021							12,500			181,250

	November 18, 2021	—	1,032,604	2,065,208							495,650

	November 18, 2021				—	26,463	52,926				495,652

	November 18, 2021								67,161	13.91	660,864

Matthew C. Lucey	April 26, 2021							15,000			217,500

	November 18, 2021	—	1,120,091	2,240,182							537,644

	November 18, 2021				—	28,705	57,410				537,645

	November 18, 2021								72,851	13.91	716,854

Thomas O’Connor	April 26, 2021							12,500			181,250

	November 18, 2021	—	973,160	1,946,320							467,117

	November 18, 2021				—	24,940	49,880				467,126

	November 18, 2021								63,295	13.91	622,823

T. Paul Davis	April 26, 2021							12,500			181,250

	November 18, 2021	—	973,160	1,946,320							467,117

	November 18, 2021				—	24,940	49,880				467,126

	November 18, 2021								63,295	13.91	622,823

(1)

The amounts set forth in these columns represent the performance units granted to the named executive officers under the Amended and Restated 2017 Equity Incentive Plan. The payout of the performance units is contingent on our achievement of relative TSR against a defined performance peer group over the performance cycle. Actual payouts will vary based on relative TSR, from a threshold vesting of none of the units, to a target vesting of 100% of the units, to a maximum vesting of 200% of the units at the date of grant. The performance units have a target value of $1.00 per unit and, if earned upon vesting, are settled in cash.

(2)

The amounts set forth in these columns represent the performance share units granted to the named executive officers under the Amended and Restated 2017 Equity Incentive Plan. The payout of the performance share units is contingent on our achievement of relative TSR against a defined performance peer group over the performance cycle. Actual payouts will vary based on relative TSR, from a threshold vesting of none of the units, to a target vesting of 100% of the units, to a maximum vesting of 200% of the units at the date of grant. The performance share units are denominated as an equivalent of one share of our common stock and, if earned upon vesting, are settled in our Class A Common Stock.

(3)	The amounts set forth in this column represent the phantom units of PBF Logistics LP granted to the named executive officers under the PBFX LTIP.

(4)	The amounts set forth in this column represent options to purchase Class A Common Stock granted to the named executive officers under the Amended and Restated 2017 Equity Incentive Plan.

(5)

The amounts set forth in this column represent the total grant date fair value of the phantom units of PBF Logistics LP, options to purchase Class A Common Stock, performance share units and performance units for each of the named executive officers, calculated in accordance with FASB ASC Topic 718.

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OUTSTANDING EQUITY AWARDS AT 2021 FISCAL YEAR-END

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2021. For a narrative discussion of the equity awards, see “Long-Term Incentive Compensation” above.

	Option Awards (1)					Equity Awards (2)
						Restricted Stock / Phantom Units			Performance Share Units and Performance Units
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Thomas J. Nimbley	50,000	—		$26.00	12/12/2022	5,000	(7)	87,275	88,776	(8)	1,151,425
	100,000	—		$38.70	2/19/2023	10,000	(7)	154,650	66,954	(9)	868,393
	100,000	—		$26.08	10/29/2023	15,000	(7)	192,000	1,557,937	(10)	1,557,937
	50,000	—		$24.43	10/29/2024	20,000	(7)	244,000	2,612,589	(11)	2,612,589
	250,000	—		$30.89	10/27/2025
	200,000	—		$21.38	10/25/2026
	200,000	—		$28.67	10/30/2027
	276,104	92,035	(3)	$40.65	10/30/2028
	130,032	130,031	(4)	$32.71	10/29/2029
	113,669	227,339	(5)	$6.72	11/9/2030
	—	169,925	(6)	$13.91	11/18/2031
C. Erik Young	25,000	—		$12.55	6/29/2022	3,125	(7)	54,547	32,715	(8)	424,314
	20,000	—		$26.00	12/12/2022	6,250	(7)	96,656	26,463	(9)	343,225
	20,000	—		$24.75	2/11/2024	9,375	(7)	120,000	574,114	(10)	574,114
	50,000	—		$24.43	10/29/2024	12,500	(7)	152,500	1,032,604	(11)	1,032,604
	120,000	—		$30.89	10/27/2025
	110,000	—		$21.38	10/25/2026
	110,000	—		$28.67	10/30/2027
	112,732	37,577	(3)	$40.65	10/30/2028
	46,751	46,750	(4)	$32.71	10/29/2029
	41,888	83,777	(5)	$6.72	11/9/2030
	—	67,161	(6)	$13.91	11/18/2031
Matthew C. Lucey	40,000	—		$26.00	12/12/2022	3,750	(7)	65,456	37,062	(8)	480,694
	50,000	—		$24.75	2/11/2024	7,500	(7)	115,988	28,705	(9)	372,304
	50,000	—		$24.43	10/29/2024	11,250	(7)	144,000	650,406	(10)	650,406
	120,000	—		$30.89	10/27/2025	15,000	(7)	183,000	1,120,091	(11)	1,120,091
	120,000	—		$21.38	10/25/2026
	120,000	—		$28.67	10/30/2027
	125,474	41,824	(3)	$40.65	10/30/2028
	52,737	52,736	(4)	$32.71	10/29/2029
	47,455	94,909	(5)	$6.72	11/9/2030
	—	72,851	(6)	$13.91	11/18/2031

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|	Executive Compensation Tables

	Option Awards (1)					Equity Awards (2)
						Restricted Stock / Phantom Units			Performance Share Units and Performance Units
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Thomas O’Connor	50,000	—		$27.39	9/4/2024	3,125	(7)	54,547	29,677	(8)	384,911
	50,000	—		$24.43	10/29/2024	6,250	(7)	96,656	24,940	(9)	323,472
	120,000	—		$30.89	10/27/2025	9,375	(7)	120,000	520,804	(10)	520,804
	100,000	—		$21.38	10/25/2026	12,500	(7)	152,500	973,160	(11)	973,160
	100,000	—		$28.67	10/30/2027
	104,531	34,843	(3)	$40.65	10/30/2028
	42,047	42,046	(4)	$32.71	10/29/2029
	37,999	75,997	(5)	$6.72	11/9/2030
	—	63,295	(6)	$13.91	11/18/2031
T. Paul Davis	25,000	—		$12.55	6/29/2022	3,125	(7)	54,547	29,677	(8)	384,911
	30,000	—		$26.00	12/12/2022	6,250	(7)	96,656	24,940	(9)	323,472
	50,000	—		$26.08	10/29/2023	9,375	(7)	120,000	520,804	(10)	520,804
	50,000	—		$24.43	10/29/2024	12,500	(7)	152,500	973,160	(11)	973,160
	100,000	—		$30.89	10/27/2025
	75,000	—		$21.38	10/25/2026
	100,000	—		$28.67	10/30/2027
	104,531	34,843	(3)	$40.65	10/30/2028
	42,047	42,046	(4)	$32.71	10/29/2029
	37,999	75,997	(5)	$6.72	11/9/2030
	—	63,295	(6)	$13.91	11/18/2031

(1)

The awards described in this column represent compensatory warrants and options to purchase PBF LLC Series A Units and options to purchase Class A Common Stock as described in “Compensation Discussion & Analysis.”

(2)

The awards described in this column represent restricted Class A Common Stock and phantom units of PBF Logistics LP. The value is based on the closing price of $12.97 per share of Class A Common Stock on December 31, 2021 and the closing price of $11.30 per phantom unit which was the NYSE closing price of PBF Logistics LP common units on December 31, 2021.

(3)	Represents options to purchase Class A Common Stock, which vest on October 30, 2022.

(4)	Represents options to purchase Class A Common Stock, which vest in two equal annual installments beginning on October 29, 2022.

(5)	Represents options to purchase Class A Common Stock, which vest in two equal annual installments beginning on November 9, 2022.

(6)	Represents options to purchase Class A Common Stock, which vest in three equal annual installments beginning on November 18, 2022.

(7)	This amount represents phantom units of PBF Logistics LP granted under the PBFX LTIP.

(8)

This amount represents the number of outstanding share-based performance share units granted in 2020, which have a performance period of January 1, 2021 to December 31, 2023. The 2021 estimated payouts are determined by TSR, as defined in the award agreement as of December 31, 2021. Market Value shown reflects a target payout (assumed) for the single three-year performance period using the December 31, 2021 closing stock price of $12.97.

(9)

This amount represents the number of outstanding share-based performance share units granted in 2021, which have a performance period of January 1, 2022 to December 31, 2024. The estimated payouts are determined by TSR, as defined in the award agreement as of December 31, 2021. Market Value shown reflects a target payout (assumed) for the single three-year performance period using the December 31, 2021 closing stock price of $12.97.

(10)

This amount represents the number of outstanding performance units granted in 2020, which have a performance period of January 1, 2021 to December 31, 2023. The 2021 estimated payouts are determined by TSR, as defined in the award agreement as of December 31, 2021. Market Value shown reflects a target payout (assumed) using a target value of $1.00 per unit payable in cash at the end of the single three-year performance period.

(11)

This amount represents the number of outstanding performance units granted in 2021, which have a performance period of January 1, 2022 to December 31, 2024. The estimated payouts are determined by TSR, as defined in the award agreement as of December 31, 2021. Market Value shown reflects a target payout (assumed) using a target value of $1.00 per unit payable in cash at the end of the single three-year performance period.

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OPTION EXERCISES AND STOCK VESTED IN 2021

The following table provides information regarding the amounts received by our named executive officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during the fiscal year ended December 31, 2021. The table also includes information regarding the vesting of phantom units received by our named executive officers from PBF Logistics LP.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Exercise (#)		Value Realized on Vesting ($)
Thomas J. Nimbley	—	—	20,000	(1)	352,200	(1)
			5,000	(2)	112,750	(2)
			5,000	(2)	103,275	(2)
			5,000	(3)	92,475	(3)
			5,000	(4)	75,750	(4)
			36,575	(5)	474,378	(5)
C. Erik Young	—	—	13,125	(1)	231,131	(1)
			3,125	(2)	70,469	(2)
			3,125	(2)	64,547	(2)
			3,125	(3)	57,797	(3)
			3,125	(4)	47,344	(4)
			13,151	(5)	170,568	(5)
Matthew C. Lucey	—	—	13,750	(1)	242,138	(1)
			3,750	(2)	84,563	(2)
			3,750	(2)	77,456	(2)
			3,750	(3)	69,356	(3)
			3,750	(4)	56,813	(4)
			14,835	(5)	192,410	(5)
Thomas O’Connor	—	—	12,500	(1)	220,125	(1)
			3,125	(2)	70,469	(2)
			3,125	(2)	64,547	(2)
			3,125	(3)	57,797	(3)
			3,125	(4)	47,344	(4)
			11,828	(5)	153,409	(5)
T. Paul Davis	—	—	6,250	(1)	110,063	(1)
			3,125	(2)	70,469	(2)
			3,125	(2)	64,547	(2)
			3,125	(3)	57,797	(3)
			3,125	(4)	47,344	(4)
			11,828	(5)	153,409	(5)

(1)	These awards represent restricted shares of Class A Common Stock. The value is calculated based on the closing price of $14.61 per share of Class A Common Stock on the date of vesting.

(2)

These awards represent phantom units that were granted under the PBFX LTIP. The value is calculated based on the closing price of $15.40 per common unit of PBF Logistics LP on the date of vesting plus distribution equivalent right payments.

(3)

These awards represent phantom units that were granted under the PBFX LTIP. The value is calculated based on the closing price of $15.23 per common unit of PBF Logistics LP on the date of vesting plus distribution equivalent right payments.

(4)

These awards represent phantom units that were granted under the PBFX LTIP. The value is calculated based on the closing price of $13.95 per common unit of PBF Logistics LP on the date of vesting plus distribution equivalent right payments.

(5)	Represents number of shares of Class A Common Stock and value related to vesting of performance share units. The value is calculated using the December 31, 2021 closing stock price of $12.97.

2022 Proxy Statement	45

|	Executive Compensation Tables

PENSION BENEFITS

The following table provides information regarding our named executive officers’ participation in our pension plans as of and for the fiscal year ended December 31, 2021.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas Nimbley	PBF Energy Pension Plan	11	416,106	—
	PBF Energy Restoration Plan	11	4,644,155	—
C. Erik Young	PBF Energy Pension Plan	11	311,708	—
	PBF Energy Restoration Plan	11	1,117,492	—
Matthew Lucey	PBF Energy Pension Plan	13	409,786	—
	PBF Energy Restoration Plan	13	1,999,479	—
Thomas O’Connor	PBF Energy Pension Plan	8	208,323	—
	PBF Energy Restoration Plan	8	901,792	—
T. Paul Davis	PBF Energy Pension Plan	9	322,504	—
	PBF Energy Restoration Plan	9	1,133,657	—

The PBF Energy Pension Plan is a funded, tax-qualified, non-contributory defined benefit plan covering all employees. The PBF Energy Restoration Plan is a non-qualified defined benefit plan designed to supplement the pension benefits for employees that have earnings above the IRS benefit plan compensation limits. The Pension Plan and the Restoration Plan are structured as cash balance plans wherein each participant’s account is credited monthly with an interest credit and annually with a pay credit. Changes in the value of these plans’ investments do not directly impact the benefit amounts promised to each participant under the plans.

At the end of each plan year, the Pension Plan provides for an annual pay credit equal to between 7% and 21% of pensionable earnings below the Social Security Wage Base and a pay credit of 14% on pensionable earnings above the Social Security Wage Base but below the Internal Revenue Service benefit plan compensation limit. The Restoration Plan provides for an annual pay credit equal to 14% on pensionable earnings in excess of Internal Revenue Service benefit plan compensation limits. In addition, on a monthly basis, the plans provide for an interest credit utilizing the prior year’s October 30-year Treasury Constant Maturity rate. For 2021, the interest crediting rate was 1.57%. Normal retirement age under the plans is attained at age 65.

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POTENTIAL PAYMENTS UPON TERMINATION OCCURRING ON DECEMBER 31, 2021, INCLUDING IN CONNECTION WITH A CHANGE IN CONTROL

The table below provides our best estimate of the amounts that would be payable (including the value of certain benefits) to each of our named executive officers had a termination hypothetically occurred on December 31, 2021 under various scenarios, including a termination of employment associated with a Change in Control. The table does not include payments or benefits under arrangements available on the same basis generally to all other eligible employees of PBF. The potential payments were determined under the terms of each named executive officer’s employment agreement in effect on December 31, 2021, and in accordance with our plans and arrangements in effect on December 31, 2021. We also retain the discretion to provide additional payments or benefits to any of our named executive officers upon any termination of employment or Change in Control. The estimates below exclude the value of any Accrued Rights, as described in footnote 1 below, as any such amounts have been assumed to have been paid current at the time of the termination event. Under the terms of a named executive officer’s employment agreement, if applicable, the executive is precluded under certain circumstances from competing with us for a period of six months post-termination, and must enter into a release of claims in order to receive the severance described below.

Named Executive Officer	Termination (a) for Cause, (b without Good Reason or (c) due to non- renewal by the executive ($)(1)	Termination (other than in connection with a Change in Control), (a) without Cause (other than by reason of death or disability) by us, (b) for Good Reason or (c) due to non- renewal by us ($)(2)	Termination in connection with a Change in Control ($)(3)	Death or Disability ($)(4)
Thomas J. Nimbley
Cash severance payment	—	2,250,000	4,485,000	750,000
Cash bonus (5)	—	—	—	1,950,000
Continuation of health benefits (6)	—	23,982	46,632	—
Accelerated equity (7)	—	6,868,269	8,289,138	8,289,138
C. Erik Young
Cash severance payment	—	847,500	1,689,350	282,500
Cash bonus (5)	—	—	—	734,500
Continuation of health benefits (6)	—	34,400	66,888	—
Accelerated equity (7)	—	2,797,960	3,321,566	3,321,566
Matthew C. Lucey
Cash severance payment	—	975,000	1,943,500	325,000
Cash bonus (5)	—	—	—	845,000
Continuation of health benefits (6)	—	34,820	67,705	—
Accelerated equity (7)	—	3,131,939	3,725,120	3,725,120
Thomas O’Connor
Cash severance payment	—	806,250	1,607,125	268,750
Cash bonus	—	—	—	698,750
Continuation of health benefits (6)	—	34,820	67,705	—
Accelerated equity (7)	—	2,646,925	3,121,906	3,121,906
T. Paul Davis
Cash severance payment	—	806,250	1,607,125	268,750
Cash bonus (5)	—	—	—	698,750
Continuation of health benefits (6)	—	34,400	66,888	—
Accelerated equity (7)	—	2,626,050	3,101,031	3,101,031

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|	Executive Compensation Tables

(1)

Termination for Cause, without Good Reason or due to non-renewal by the executive. In the event the executive is terminated by us for Cause, the executive terminates his employment without Good Reason or the executive does not renew his employment with us at the end of his current term, the executive will be entitled to: (1) receive accrued, but unpaid salary through the date of termination; (2) receive any earned, but unpaid portion of the previous year’s cash bonus; (3) receive unreimbursed business expenses; (4) receive applicable benefits; and (5) except in the event of a termination for Cause, exercise any vested options or similar awards in accordance with the terms of the long-term incentive plan, or collectively, the “Accrued Rights.

“Good Reason” as defined in the employment agreements means, without the executive’s consent (A) the failure of the Company to pay or cause to be paid the executive’s base salary or cash bonus, if any, when due, (B) any adverse, substantial and sustained diminution in the executive’s authority or responsibilities by the company from those described in the employment agreement, (C) the company requiring a change in the location for performance of the executive’s employment responsibilities to a location more than 50 miles from the company’s office (not including ordinary travel during the regular course of employment) or (D) any other action or inaction that constitutes a material breach by the company of the employment agreement; provided, that the events described in clauses (A), (B), (C) and (D) shall constitute “Good Reason” only if the company fails to cure such event within 20 days after receipt from the executive of written notice of the event which constitutes “Good Reason”; provided, further, that “Good Reason” shall cease to exist for an event described in clauses (A), (B), (C) and (D) on the 90th day following the later of its occurrence or the executive’s knowledge thereof, unless the executive has given the company written notice thereof prior to such date.

“Cause” as defined in the employment agreements includes the following: (A) the executive’s continued willful failure to substantially perform his duties (other than as a result of a disability) for a period of 30 days following written notice by the company to the executive of such failure, (B) the executive’s conviction of, or plea of nolo contendere to a crime constituting a misdemeanor involving moral turpitude or a felony, (C) the executive’s willful malfeasance or willful misconduct in connection with the executive’s duties under the employment agreement, including fraud or dishonesty against the company, or any of its affiliates, or any act or omission which is materially injurious to the financial condition or business reputation of the company, or any of its affiliates, other than an act or omission that was committed or omitted by the executive in the good faith belief that it was in the best interest of the company, (D) a breach of the executive’s representations and warranties in such employment agreement, or (E) the executive’s breach of the non-competition, non-solicitation, non-disparagement or non-disclosure provisions of the employment agreement.

(2)

Termination (other than in connection with a Change in Control as described below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us. In the event the executive is terminated during the term of employment (other than in connection with a Change in Control as described in footnote (3) below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 1.5 times base salary; (3) the continuation of certain health benefits for 18 months; and (4) accelerated vesting of certain equity awards as stipulated in the applicable long-term incentive plan.

(3)

Termination in connection with a Change in Control. In the event the executive is terminated by us without Cause (other than by reason of death or disability), resigns with Good Reason or we elect not to renew the executive’s employment term, in each case six months prior to or within one year subsequent to the consummation of a Change in Control, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 2.99 times the executive’s salary in effect on the date of termination; (3) immediate vesting and exercisability of outstanding options or other grants under the long-term incentive plans; and (4) the continuation of certain health benefits for two years and 11 months. A “Change In Control” as defined in the employment agreements means:

•

any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (other than one or more of the Excluded Entities (as defined below)) is or becomes the “beneficial owner” (as defined in rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (including by way of merger, consolidation or otherwise);

•

the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any “person” or “group” (other than one or more of the Excluded Entities);

•

a merger, consolidation or reorganization (other than (x) with or into, as applicable, any of the Excluded Entities or (y) in which our stockholders, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization);

•	our complete liquidation or dissolution; or

•

other than as expressly provided for in the stockholders’ agreement with Blackstone and First Reserve, during any period of two consecutive years, individuals who at the beginning of such period constituted our Board (together with any new directors whose election by such board or whose nomination for election was approved by a vote of a majority of our directors then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the Board then in the office; provided that, any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual of the Incumbent Board.

For purposes of the definition of Change In Control, “Excluded Entity” means any of the following: (A) Blackstone; (B) First Reserve; (C) us and any entities of which a majority of the voting power of its voting equity securities and equity interests is owned directly or indirectly by us; and (D) any employee benefit plan (or trust forming a party thereof) sponsored or maintained by any of the foregoing.

(4)

Death or Disability. In the event of death or disability, the named executive officer’s estate or the executive, as applicable, will be entitled to receive: (1) the Accrued Rights; (2) a pro rata portion of the executive’s target annual cash bonus for the year in which such death or disability

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occurs; and (3) a cash lump sum payment equal to the greater of (A) one-half of the executive’s annual salary as in effect on the date of termination or (B) one-half of the aggregate amount of the executive’s salary that the executive would have received had the full term of employment occurred under the employment agreement. The amounts shown in this column as the cash severance payment represent one- half of the executive’s annual salary as of December 31, 2021. The actual amount payable upon death or disability could vary.

(5)	These amounts are equal to the named executive officer’s target annual cash bonus for 2021.

(6)	The continued health benefits cost is based on the cost for such benefits as of December 31, 2021.

(7)

In connection with a termination without Cause by us or for Good Reason by the executive or due to non-renewal by us, these amounts reflect (i) the value of the accelerated vesting of the phantom units granted under the PBFX LTIP, (ii) the accelerated vesting of restricted stock awards, and (iii) the accelerated vesting of the performance share units and performance units at a payout percentage of 100% for each payout period. In the event of retirement, the named executive would be entitled to accelerated vesting for their performance share units and performance units on a pro-rata basis as determined and certified by the Compensation Committee of the Board. In connection with a termination in connection with (a) a Change in Control or (b) in the event of Death or Disability or (c) by the executive or due to non-renewal by us, these amounts reflect (i) the intrinsic value of the accelerated vesting and exercisability of their options to purchase Class A Common Stock and the accelerated vesting of the phantom units granted under the PBFX LTIP and (ii) the accelerated vesting of the performance share units and performance units at a payout percentage of 100% for each payout period.

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RISK ASSESSMENT OF COMPENSATION PROGRAMS

Total compensation for our employees that are not represented by a union (“non-represented employees”) is structured similarly to that for our named executive officers and consists of cash compensation in the form of a base salary and eligibility for an annual bonus under our Annual Cash Incentive Plan (as described below); and retirement, health and welfare benefits. Certain non-represented employees, like our named executive officers, are eligible for equity incentive compensation under our Amended and Restated 2017 Equity Incentive Plan at the discretion of the Board as described below.

We believe that our incentive compensation programs effectively balance risk and reward. When assessing risk, we consider base salary, the mix of award opportunities (i.e., short- vs. long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with the plans. For our named executive officers and other senior management, equity incentive compensation is designed to be a substantial part of their total compensation while the compensation for most of our employees is weighted towards salary and annual cash incentives. Our non-represented employees participate in an annual program pursuant to which awards are given based upon the achievement of specific performance objectives of the Company under our Annual Cash Incentive Plan and individual performance as assessed by management.

Since the proportion of total compensation that is at risk (i.e., that will vary based on Company performance) increases as the scope and level of the employee’s decision-making responsibilities increase, our incentive compensation programs may encourage management level employees to take certain risks. However, the Board of Directors takes that fact into consideration and aligns employee interests with those of our stockholders through the use of equity incentives that are intended to focus management on achieving strong annual results while also pursuing significant multi-year growth. The performance goals set by the Board of Directors are designed to be aggressive and challenging but also achievable. We actively monitor our compensation policies and practices to determine whether our risk management objectives are being met through the incentives we provide to our employees.

Features of our compensation programs that we believe mitigate excessive risk taking include:

•	determination of short-term and long-term incentive awards based on different indicators of performance, thus diversifying the risk associated with a common indicator of performance;

•	multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings;

•	implementation of a single three-year measurement period for performance awards;

•	capping payouts under both our Annual Cash Incentive Plan and our long-term performance awards;

•	maintaining meaningful stock ownership and stock holding requirements, orienting management toward long-term performance;

•	prohibitions on hedging or pledging or short selling the Company’s stock; and

•

a clawback policy under the Amendment to the Equity Incentive Plan submitted for stockholder approval that applies to all awards granted to NEOs in the event of a material financial misstatement, regardless of whether due to fraud or misconduct.

COMPENSATION CONSULTANT DISCLOSURES

The Compensation Committee retained Pay Governance LLC as independent compensation consultants in 2021. In its role as advisors to the Compensation Committee, Pay Governance was retained directly by the Compensation Committee, which, in its sole discretion, has the authority to select, retain, and terminate its relationship with the firm. Pay Governance did not provide other consulting services to PBF or to any senior executives of PBF in 2021. The Compensation Committee concluded that no conflict of interest exists that would prevent Pay Governance from independently representing the Compensation Committee.

During 2021, the consultant’s executive compensation consulting services included:

•	reviewing management prepared 2021 compensation alternatives and potential program changes provided to the Compensation Committee;

•	developing approaches to calibrating 2021 short-term and long-term incentive awards;

•	reviewing the competitive positioning of the Company’s executive pay levels; and

•	reviewing management prepared materials provided to the Compensation Committee.

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OUTSIDE DIRECTOR COMPENSATION

Directors who are also our employees receive no separate compensation for service on our Board of Directors or committees thereof. Our remaining non-employee directors are entitled to receive director fees as determined by the Compensation Committee. We reimbursed all of our directors for customary expenses incurred in connection with attending meetings of our Board of Directors and committees thereof.

During 2021, then non-employee directors (Messrs. Abraham, Budd, Edwards, Lavinia, Hantke and Ogden, Ms. Lubel and Ms. Davis) were entitled to receive an annual cash retainer, payable quarterly, of $130,000. However, due to the impact of the COVID-19 pandemic on the Company’s business, the Board reduced all quarterly cash retainer payments by 33-1/3% through the second quarter of 2021. Following re-election at the 2021 Annual Meeting, each director also received an additional $165,000 equity award consisting of shares of Class A Common Stock, fully vested from the date of grant but subject to restrictions on transfer and sale that lapse with respect to one-third of the shares each year over a period of three years starting on the first anniversary of the date of grant, subject to waiver under certain circumstances. Mr. Edwards received an additional annual retainer for his service in the role of Lead Director, of $30,000. Ms. Davis received an additional annual retainer in connection with serving as Chairperson of the Audit Committee of $25,000. Each of Mr. Abraham, Ms. Lubel and Mr. Budd received an additional annual retainer for their roles as Chairperson of the Compensation Committee, Health, Safety and Environment Committee, and the Nominating and Corporate Governance Committee, respectively, of $20,000.

The following table summarizes all compensation for non-employee directors received for services rendered during the fiscal year ended December 31, 2021.

Name	Fees earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Spencer Abraham	125,003	165,010	290,013
Wayne Budd	125,003	165,010	290,013
Karen Davis	129,169	165,010	294,179
S. Eugene Edwards	133,336	165,010	298,346
William Hantke	108,336	165,010	273,346
Robert Lavinia	108,336	165,010	273,346
Kimberly Lubel	125,003	165,010	290,013
George Ogden	108,336	165,010	273,346

(1)

The amounts set forth in this column represent the grant date fair value of Class A Common Stock, fully vested from the date of grant but subject to restrictions on transfer and sale that will lapse with respect to one-third of the shares each year over a period of three years starting on the first anniversary of the date of grant, subject to waiver under certain circumstances.

Non-Employee Director Stock Ownership Guidelines

Non-employee directors are expected to acquire and hold during their service shares of our Class A Common Stock equal in value to at least three times the annual cash retainer paid to our directors. Directors have five years from their initial election to the Board to meet the target stock ownership guideline, and they are expected to continuously own sufficient shares to meet the guideline once attained. All of our non-employee directors, with the exception of Paul S. Donahue, Jr. who was appointed in January 2022, have met the stock ownership guidelines requirements.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Each of the related party transactions described below was negotiated on an arm’s length basis. We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

Investments in PBF LLC

Certain of the named executive officers and certain other employees were provided with the opportunity prior to the IPO to purchase PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units. The number of units and warrants offered for purchase were based upon the individual’s position and other relevant factors, and approved by the board of directors of PBF LLC. The table below sets forth the number of PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units purchased and the price paid therefore directly or indirectly by our named executive officers since the beginning of fiscal year 2008 (without taking into account any PBF LLC Series A Units acquired at the time of our initial public offering upon exercise of the non-compensatory warrants).

Name	Aggregate Purchase Prices ($)	Series A Units (#)	Non-Compensatory Warrants for the Purchase of Series A Units (1)(2)(#)
Thomas Nimbley Chief Executive Officer	2,250,000	225,000	300,000(3)
Matthew Lucey President	135,000	13,500	17,319(4)
C. Erik Young Senior Vice President, Chief Financial Officer	25,000	2,500	3,000(5)

(1)	Each non-compensatory warrant for the purchase of PBF LLC Series A Units has an exercise price of $10.00 per unit and is immediately exercisable for a ten-year period.

(2)

In connection with the purchase of PBF LLC Series A Units and warrants, compensatory warrants for the purchase of Series A Units were also granted to each of these persons. See “Executive Compensation—Outstanding Equity Awards at 2021 Fiscal Year-End.”

(3)

In connection with the IPO in 2012, Mr. Nimbley exercised all of his non-compensatory warrants to purchase an additional 300,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $3,000,000.

(4)

In connection with the IPO in 2012, Mr. Lucey exercised all of his non-compensatory warrants to purchase an additional 17,319 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $173,190.

(5)

In connection with the IPO in 2012, Mr. Young exercised all of his non-compensatory warrants to purchase an additional 3,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $30,000.

IPO Related Agreements

In connection with our IPO, we entered into various agreements governing the relationship among us, PBF LLC, Blackstone, First Reserve, certain of the then executive officers and certain of our directors and the other pre-IPO owners of PBF LLC. The following is a description of the material terms of these agreements, which description is qualified in its entirety by reference to the full text of the agreements which are filed with the SEC as exhibits to our periodic reports.

PBF LLC Amended and Restated Limited Liability Company Agreement

In connection with our initial public offering, the limited liability company agreement of PBF LLC was amended and restated. The amended and restated limited liability company agreement established the PBF LLC Series C Units, which are held solely by us and described further below, and provides that we are the sole managing member of PBF LLC. Accordingly, we control all of the business and affairs of PBF LLC and its operating subsidiaries.

On December 31, 2021, we owned 120,340,808 Series C Units and the remaining pre-IPO owners of PBF LLC owned 927,990 PBF LLC Series A Units. In addition, there are 1,000,000 PBF LLC Series B Units issued and outstanding, all of which are held by certain of our officers and former officers. The PBF LLC Series B Units are profits interests that entitle the holders to participate in the profits of PBF LLC after the date of issuance. At December 31, 2021, certain of

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the pre-IPO owners of PBF LLC and other employees held options and warrants to purchase an additional 79,100 PBF LLC Series A Units at a weighted average exercise price of $12.34 per unit, all of which were vested and exercisable.

Under the amended and restated limited liability company agreement of PBF LLC, the PBF LLC Series A Units are held solely by the pre-IPO owners of PBF LLC (and their permitted transferees) and the PBF LLC Series C Units are held solely by us and rank on parity with the PBF LLC Series A Units as to distribution rights, voting rights and rights upon liquidation, dissolution or winding up. We, as the managing member, have the right to determine the timing and amount of any distributions to be made to holders of PBF LLC Series A Units and PBF LLC Series C Units (other than tax distributions, as described below). Profits and losses of PBF LLC are allocated, and all distributions generally made, pro rata to the holders of PBF LLC Series A Units (subject, under certain circumstances described below, to the rights of the holders of PBF LLC Series B Units) and PBF LLC Series C Units. In addition, any PBF LLC Series A Units acquired by us from the pre-IPO owners of PBF LLC, in accordance with the exchange agreement, are automatically, and without any further action, reclassified as PBF LLC Series C Units in connection with such acquisition.

The holders of limited liability company interests in PBF LLC, including us, generally have to include for purposes of calculating their U.S. federal, state and local income taxes their share of any taxable income of PBF LLC. Taxable income of PBF LLC generally is allocated to the holders of units (including us) pro rata in accordance with their respective share of the net profits and net losses of PBF LLC. In general, PBF LLC is required to make periodic tax distributions to the members of PBF LLC, including us, pro rata in accordance with their respective percentage interests for such period (as determined under the amended and restated limited liability company agreement of PBF LLC), subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments) and based on certain assumptions. Generally, these tax distributions will be an amount equal to our estimate of the taxable income of PBF LLC for the year multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses). If, with respect to any given calendar year, the aggregate periodic tax distributions were less than the actual taxable income of PBF LLC multiplied by the assumed tax rate, PBF LLC will make a “true up” tax distribution, no later than March 15 of the following year, equal to such difference, subject to the available cash and borrowings of PBF LLC. The amended and restated limited liability company agreement of PBF LLC also provides that substantially all expenses incurred by or attributable to us and our management of PBF LLC other than our obligations under the tax receivable agreement, our income tax expenses and payments on indebtedness incurred by us are paid by PBF LLC.

Summary of PBF LLC Series B Units

The PBF LLC Series B Units are profits interests held by certain of our current and former officers that had no taxable value at the date of issuance, have no voting rights and are designed to increase in value only after our former sponsors achieve certain levels of return on their investment in PBF LLC Series A Units. Under the amended and restated limited liability company agreement of PBF LLC, distributions initially are made to the holders of PBF LLC Series A Units and PBF LLC Series C Units in proportion to the number of units owned by them. Once the sponsors receive a full return of their aggregate amount invested with respect to their PBF LLC Series A Units, distributions and other payments made on account of the PBF LLC Series A Units held by our former sponsors then will be shared by our former sponsors with the holders of PBF LLC Series B Units. Accordingly, the amounts paid to the holders of PBF LLC Series B Units will reduce only the amounts otherwise payable on account of the PBF LLC Series A Units held by our former sponsors, and will not reduce or otherwise impact any amounts payable to us (as the holder of PBF LLC Series C Units), the holders of our Class A Common Stock or any other holder of PBF LLC Series A Units. However, our consolidated statements of operations and comprehensive income (loss) reflect non-cash charges for compensation related to the PBF LLC Series B Units. As of March 29, 2022, there are 1,000,000 fully vested PBF LLC Series B Units issued and outstanding, which are held as follows: Thomas Nimbley—160,000 (16%); Matthew Lucey—60,000 (6%) and other current and former officers—780,000 (78%). All distributions to the holders of PBF LLC Series B Units will be made pro rata in accordance with their percentage interest. The amended and restated limited liability company agreement of PBF LLC provides that no holder of PBF LLC Series B Units was entitled to receive any distributions made by PBF LLC (other than certain tax distributions) until each of our former sponsors holding PBF LLC Series A Units received the aggregate amount invested for such PBF LLC Series A Units.

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|	Certain Relationships and Related Transactions

All amounts received, directly or indirectly, by our former sponsors and the holders of PBF LLC Series B Units (and each of their successors and permitted transferees) in connection with their holding of units, including amounts received upon the sale of, or as a result of the ownership of, shares of Class A Common Stock following an exchange of units pursuant to the exchange agreement, upon a transfer of units by our former sponsors to an unrelated third party or upon an in-kind distribution to their limited partners, pursuant to the tax receivable agreement or as a result of any assignment or transfer of any rights or entitlements thereunder, or otherwise as a result of such holder’s ownership of PBF LLC Series A Units are treated as being distributed, and treated as a distribution, for purposes of determining the amounts payable to the holders of PBF LLC Series B Units. Any payments required to be made to the holders of PBF LLC Series B Units by our former sponsors shall be made in cash. Payments made to any of our former sponsors pursuant to the tax receivable agreement are taken into account for purposes of satisfying the applicable sharing thresholds of the holders of PBF LLC Series B Units under the amended and restated limited liability company agreement of PBF LLC. All distributions under the amended and restated limited liability company agreement are treated as being distributed in a single distribution. Accordingly, if multiple distributions are made, the holders of PBF LLC Series B Units are entitled to share in the distributions at the highest then applicable sharing percentage, and if such holders have received prior distributions at a lower sharing percentage, such holders are entitled to a priority catch-up distribution at the applicable higher sharing percentage before any further amounts are distributed to such holders of PBF LLC Series A Units. Any amounts received by holders of PBF LLC Series B Units as tax distributions made by PBF LLC are treated as an advance on and shall reduce further distributions to which such holder otherwise would be entitled to under the agreement. If the employment of a holder of PBF LLC Series B Units is terminated by us for any reason other than due to death, disability or retirement, our former sponsors have the right to purchase for cash all or part of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date. In addition, upon the death or disability of a holder of PBF LLC Series B Units, the holder (or his representatives) has the right to sell to our former sponsors, and our former sponsors are required to purchase (pro rata), all of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date, with the purchase price payable, at the election of the purchaser, in cash or by delivery of PBF LLC Series A Units held by the purchaser.

As of June 12, 2013, each of Blackstone and First Reserve received the full return of its aggregate amount invested for its PBF LLC Series A Units. Since January 1, 2021, no payments were received by the holders of PBF LLC Series B Units (in their capacity as such). In addition, the holders of PBF LLC Series B Units are entitled to certain payments in the future under the tax receivable agreement arising as a result of the prior exchanges by Blackstone and First Reserve.

Exchange Agreement

Pursuant to an exchange agreement, the pre-IPO owners of PBF LLC (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) may from time to time (subject to the terms of the exchange agreement), cause PBF LLC to exchange their PBF LLC Series A Units for shares of our Class A Common Stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications, and further subject to the rights of the holders of PBF LLC Series B Units to share in a portion of the profits realized by our former sponsors upon the sale of the shares of our Class A Common Stock received by them upon such exchange. The exchange agreement also provides that, subject to certain exceptions, holders do not have the right to cause PBF LLC to exchange PBF LLC Series A Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements to which we may be subject, and that we may impose on exchange rights additional restrictions that we determine to be necessary or advisable so that PBF LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes. As a holder exchanges PBF LLC Series A Units, our interest in PBF LLC will be correspondingly increased.

Registration Rights Agreement

Pursuant to an amended and restated registration rights agreement with each of the pre-IPO owners of PBF LLC, we have granted them and their affiliates and permitted transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A Common Stock delivered in exchange for PBF LLC Series A Units or otherwise beneficially owned by them. Under the registration rights agreement, we also agreed at our expense to make available a shelf registration statement to register the exchange

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by the remaining pre-IPO owners of PBF LLC Series A Units for shares of our Class A Common Stock and the resale by them of shares of Class A Common Stock into the market from time to time. In addition, each of the pre-IPO owners of PBF LLC will have the ability to exercise certain piggyback registration rights in respect of shares of our Class A Common Stock held by them in connection with registered offerings requested by other registration rights holders or initiated by us. We currently have an effective shelf registration statement that initially covered the resale of up to 6,310,055 shares of our Class A Common Stock issued or issuable to holders of Series A LLC Units, which shares may be sold from time to time in the public markets.

Tax Receivable Agreement

The holders of PBF LLC Series A Units may from time to time (subject to the terms of the exchange agreement) cause PBF LLC to exchange their remaining PBF LLC Series A Units for shares of our Class A Common Stock on a one-for-one basis. PBF LLC (and each of its subsidiaries classified as a partnership for federal income tax purposes) has in effect an election under Section 754 of the Code effective for each taxable year in which an exchange of PBF LLC Series A Units for shares of our Class A Common Stock occurs. The purchase of PBF LLC Series A Units and exchanges of PBF LLC Series A Units for shares of Class A Common Stock have resulted, and are expected to result, with respect to PBF in increases, that otherwise would not have been available, in the tax basis of the assets of PBF LLC. These increases in tax basis have reduced the amount of tax that PBF would have otherwise been required to pay, and may reduce such tax in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

We entered into a tax receivable agreement with the holders of PBF LLC Series A Units and PBF LLC Series B Units (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) that provides for the payment from time to time by PBF to such persons of 85% of the amount of the benefits, if any, that PBF is deemed to realize as a result of these increases in tax basis and certain other tax benefits related to us entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of PBF and not of PBF LLC or any of its subsidiaries.

For purposes of the tax receivable agreement, subject to certain exceptions noted below, the benefit deemed realized by PBF generally is computed by comparing the actual income tax liability of PBF (calculated with certain assumptions) to the amount of such taxes that PBF would have been required to pay had there been no increase to the tax basis of the assets of PBF LLC as a result of the purchase or exchanges of PBF LLC Series A Units and had PBF not derived any tax benefits in respect of payments made under the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless (i) certain changes of control occur as described below, (ii) PBF exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement, or (iii) PBF breaches any of its material obligations under the tax receivable agreement in which case all obligations will generally be accelerated and due as if PBF had exercised its right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

•

the timing of any subsequent exchanges of PBF LLC Series A Units – for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of PBF LLC at the time of each exchange;

•

the price of shares of our Class A Common Stock at the time of the exchange – the increase in any tax deductions, as well as the tax basis increase in other assets, of PBF LLC is affected by the price of shares of our Class A Common Stock at the time of the exchange;

•	the extent to which such exchanges are taxable – if an exchange is not taxable for any reason, increased deductions will not be available; and

•	the amount and timing of our income – PBF generally will be required to pay 85% of the deemed benefits as and when deemed realized.

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|	Certain Relationships and Related Transactions

The amount and timing of PBF’s taxable income, which will affect the amount and timing of the realization of tax benefits that are subject to the tax receivable agreement, depend on numerous factors. For example, if 50% or more of the capital and profits interests in PBF LLC are transferred in a taxable sale or exchange within a period of 12 consecutive months, PBF LLC will undergo, for federal income tax purposes, a “technical termination” that could affect the amount of PBF LLC’s taxable income in any year and the allocation of taxable income among the members of PBF LLC, including PBF. If PBF does not have taxable income, PBF generally is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.

As a result of the impact of a deferred tax asset valuation allowance recognized in accordance with ASC 740, Income Taxes, our liability for the tax receivable agreement was reduced to zero as of December 31, 2021. As future taxable income is recorded, increases in our tax receivable agreement liability may be necessary in conjunction with the re-evaluation of deferred tax assets. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, (a) the payments under the tax receivable agreement exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and/or (b) distributions to us by PBF LLC are not sufficient to permit us to make payments under the tax receivable agreement after we have paid our taxes and other obligations. In this regard, the tax receivable agreement gives us some flexibility to defer certain payment obligations that are in excess of our then available cash, but the period of any such deferral under the tax receivable agreement may not exceed two years. Such deferred payments would accrue interest at a rate of LIBOR plus 150 basis points. The payments under the tax receivable agreement are not conditioned upon any persons continued ownership of us.

In certain instances, as described in the following paragraph, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits realized in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that upon certain changes of control, or if, at any time, PBF elects an early termination of the tax receivable agreement (or defaults in its obligations thereunder), PBF’s (or our successor’s) obligations with respect to exchanged or acquired PBF LLC Series A Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that (i) PBF would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement and (ii) that the subsidiaries of PBF LLC will sell certain nonamortizable assets (and realize certain related tax benefits) no later than a specified date. Moreover, in each of these instances, PBF would be required to make an immediate payment equal to the present value (at a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits (based on the foregoing assumptions).

Accordingly, payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the actual benefits PBF realizes in respect of the tax attributes subject to the tax receivable agreement. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity. PBF Energy may not be able to finance its obligations under the tax receivable agreement and its existing indebtedness may limit its subsidiaries’ ability to make distributions to PBF Energy to pay these obligations. These provisions may deter a potential sale of our Company to a third party and may otherwise make it less likely that a third party would enter into a change of control transaction with us.

Moreover, payments under the tax receivable agreement will be based on tax reporting positions determined in accordance with the tax receivable agreement. PBF will not be reimbursed for any payments previously made under the tax receivable agreement if the Internal Revenue Service subsequently disallows part or all of the tax benefits that gave rise to such prior payments. As a result, in certain circumstances, payments could be made under the tax receivable agreement that are significantly in excess of the benefits that PBF actually realizes in respect of (i) the increases in tax basis resulting from its purchases or exchanges of PBF LLC Series A Units and (ii) certain other tax

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benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Decisions made by the pre-IPO owners of PBF LLC in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments required to be made under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of the pre-IPO owners of PBF LLC without giving rise to any obligations to make payments under the tax receivable agreement.

Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 50 basis points from the due date (without extensions) of such tax return. However, PBF may defer payments under the tax receivable agreement to the extent it does not have available cash to satisfy its payment obligations under the tax receivable agreement as described above.

As described above, payment obligations to the holders of PBF LLC Series A Units and PBF LLC Series B Units under the tax receivable agreement are obligations of PBF and not obligations of PBF LLC, PBF Holding or any other subsidiary. However, because PBF is a holding company with no operations of its own, its ability to make payments under the tax receivable agreement is dependent on our subsidiaries’ ability to make future distributions. For example, specific provisions in the indenture governing the senior secured notes issued by PBF Holding are expected to permit PBF Holding to make distributions that include amounts sufficient to allow PBF to make on-going payments under the tax receivable agreement and to make an accelerated payment in the event of a change of control (however, the indenture permits a distribution on account of such a change of control only so long as PBF Holding offers to purchase all of the notes outstanding at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon). PBF expects to obtain funding for its on-going payments under the tax receivable agreement by causing PBF Holding to make cash distributions to PBF LLC under the relevant provisions of the indenture, and PBF LLC will, in turn, distribute such amounts, generally as tax distributions, on a pro rata basis to its owners. If PBF’s share of the distributions received through these specific provisions of the indenture is insufficient to satisfy its obligations under the tax receivable agreement, it may cause PBF LLC, which in turn will cause PBF Holding, to make distributions in accordance with other provisions of the indenture in order to satisfy such obligations. PBF LLC is also required to include in taxable income PBF LLC’s allocable share of PBF Logistics LP’s taxable income and gains (such share to be determined pursuant to the partnership agreement of PBF Logistics LP), regardless of the amount of cash distributions received by PBF LLC from PBF Logistics, and such taxable income and gains will flow- through to PBF to the extent of its allocable share of the taxable income and gains of PBF LLC. As a result, at certain times, including during the subordination period for the PBF Logistics LP subordinated units, the amount of cash otherwise ultimately available to PBF on account of its indirect interest in PBF Logistics may not be sufficient for PBF to pay the amount of taxes it will owe on account of its indirect interests in PBF Logistics. Based on our estimates of PBF’s obligations under the tax receivable agreement as described above, the amount of distributions on account of PBF’s obligations under the tax receivable agreement are expected to be substantial.

Relationship with PBF Logistics LP

On May 14, 2014, PBFX completed its initial public offering. As of March 29, 2022, PBF LLC held a 47.9% limited partner interest (consisting of 29,953,631 common units) in PBFX, with the remaining 52.1% limited partner interest held by the public unit holders. PBF LLC also indirectly owns a non-economic general partner interest in PBFX through its wholly-owned subsidiary, PBF GP, the general partner of PBFX. PBF Energy, through its ownership of PBF LLC, consolidates the financial results of PBF Logistics LP and its subsidiaries and records a noncontrolling interest in its consolidated financial statements representing the economic interest of the unit holders of PBFX other than PBF LLC. PBFX’s revenues are generated from agreements it has with PBF and its subsidiaries for services rendered to our refining business. PBFX generates a limited amount of third-party revenue and therefore intersegment related revenues are eliminated in consolidation by PBF Energy.

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|	Certain Relationships and Related Transactions

Statement of Policy Regarding Transactions with Related Persons

All related person transactions will be approved by our Board, which has adopted a written policy that applies to transactions with related persons. For purposes of the policy, related person transactions include transactions, arrangements or relationships involving amounts greater than $120,000 in the aggregate in which we are a participant, and a related person has a direct or indirect material interest. Related persons are deemed to include directors, director nominees, executive officers, owners of more than 5% of our common stock, or an immediate family member of the preceding group. The policy provides that our Audit Committee will be responsible for the review and approval of all related-person transactions.

Our Audit Committee will review the material facts of all related person transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the related person transaction, subject to certain exceptions described below. The policy prohibits any of our directors from participating in any discussion or approval of a related person transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the committee. As part of its review and approval of a related person transaction, the Audit Committee will consider whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related-person’s interest in the transaction and any other matters the Audit Committee deems appropriate.

Our related person transactions policy does not apply to: (1) employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Compensation Committee; (2) director compensation that is disclosed in the proxy statement; (3) pro rata payments arising solely from the ownership of our equity securities; (4) certain indebtedness arising from ordinary course transactions or with owners of more than 5% of our common stock; (5) transactions where the rates or charges are determined by competitive bids; (6) certain charitable contributions, grants or endowments; (7) regulated transactions; (8) certain financial services and (9) certain transactions with other companies where the related person is not deemed to have an indirect material interest.

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PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

(Item 2 on the Proxy Card)

The Audit Committee of the Board determined on February 7, 2022, to engage Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Deloitte also served as PBF’s independent registered public accounting firm for all fiscal years ended since December 31, 2012 and as PBF LLC’s independent registered public accounting firm for fiscal year ended December 31, 2011. The Board requests stockholder approval of the following resolution adopted by the Audit Committee and the Board.

“RESOLVED, that the appointment of the firm of Deloitte & Touche LLP as PBF’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of PBF and its subsidiaries for the fiscal year ending December 31, 2022 is hereby approved and ratified.”

The affirmative vote of a majority of the votes cast is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2022 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

Representatives of Deloitte are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.

✓

The Board recommends a vote “FOR” the proposal to ratify the Appointment of
Deloitte as PBF’s independent registered public accounting firm for 2022. Proxies will be voted FOR approval of the proposal unless otherwise specified.

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|	Proposal No. 2 – Ratification of Appointment of Independent Auditor

DELOITTE FEES FOR FISCAL YEARS 2021 AND 2020

The following table presents fees billed for the years ended December 31, 2021 and 2020 for professional services performed by Deloitte.

Fees	2021	2020
Audit Fees (1)	$4,742,125	$5,585,700
Audit-Related Fees (2)	80,000	651,000
Tax Fees (3)	420,221	408,845
All Other Fees	—	—
Total	$5,242,346	$6,645,545

(1)

Represents the aggregate fees for professional services rendered by Deloitte in connection with its audits of PBF Energy’s and its subsidiaries’ consolidated financial statements, including the audits of internal control over financial reporting, reviews of the condensed consolidated financial statements included in Quarterly Reports on Form 10-Q and related accounting consultation services provided to support the performance of such audits.

(2)

Represents fees for professional services rendered in connection with various filings for PBF Energy and its subsidiaries, including (i) services rendered in connection with the filing of multiple registration statements with the SEC, (ii) audits performed relating to subsequent asset contributions by us to PBFX, and (iii) procedures performed in connection with certain regulatory filings.

(3)	Represents fees associated with tax services rendered for income tax planning, and sales, use and excise tax matters and the preparation of partnership tax information for PBFX.

All engagements performed by our independent registered public accounting firm, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee of the Board of Directors. During the year ended December 31, 2021, all of the services performed for us by Deloitte were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2021*

The Audit Committee assists the Board of Directors in fulfilling its responsibility to provide independent, objective oversight of the financial reporting functions and internal control systems of PBF Energy. We have the sole authority and responsibility to appoint, compensate, retain, oversee, evaluate and, when appropriate, replace the Company’s independent auditor. The Audit Committee currently consists of three non-employee directors. The Board has determined that each member of the Audit Committee satisfies the requirements of the NYSE as to independence, financial literacy and expertise. The Board has further determined that each of Karen Davis, George Ogden and Paul J. Donahue, Jr. is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are set forth in the written charter adopted by the Board of Directors, which is available in the “Investors” section of the Company’s website under the caption “Corporate Governance.” The Audit Committee’s charter provides that the Audit Committee is responsible for the oversight of the Company’s system of internal control over financial reporting, certain aspects of the Company’s risk management as described in the charter, the qualifications and independence of the Company’s independent registered public accounting firm (independent auditor) and the performance of the Company’s internal audit department. One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. The following report summarizes certain of the Audit Committee’s activities in this regard for 2021.

Review of the Annual Report on Form 10-K with Management. The Audit Committee has reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021, included therein.

Discussions with Management, the External Auditor and the Internal Auditor. The Audit Committee serves in an oversight capacity and management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally

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accepted in the U.S. (GAAP) and for the report on the Company’s internal control over financial reporting. The Company’s independent auditor, Deloitte, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Our responsibility is to oversee the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. We rely, without independent verification, on the information provided to us and on the representations made by management and the internal auditor.

The Audit Committee, among other things:

•

reviewed and discussed with both management and Deloitte our quarterly unaudited consolidated financial statements and annual audited financial statements for the year ended December 31, 2021, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements, including those in management’s discussion and analysis thereof;

•	discussed with Deloitte the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB);

•

discussed with Deloitte matters relating to its independence and received the written disclosures and letter from Deloitte required by applicable requirements of PCAOB regarding the independent accountant’s communications with the Audit Committee concerning the firm’s independence;

•

discussed with our internal auditors and Deloitte the overall scope and plans for their respective audits and met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting;

•	considered whether Deloitte’s provision of non-audit services to the Company is compatible with the auditor’s independence;

•	reviewed and discussed the plan and scope of the work of the independent auditor for 2021;

•	reviewed and discussed summaries of the significant reports to management by internal audit;

•	met with internal audit, general counsel, company financial management and reviewed any ethics hot line reports in separate executive sessions at each meeting;

•	received reports from the chief information officer, the treasurer and tax and commercial departments during the course of the year; and

•	received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on our review and the meetings, discussions and reports discussed above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited consolidated financial statements for 2021 be included in the Company’s Annual Report on Form 10-K. We also selected Deloitte as the Company’s independent auditor for the year ending December 31, 2022 and are presenting the selection to the stockholders for ratification.

Members of the Audit Committee:

Karen Davis, Chairperson

George Ogden

Paul J. Donahue, Jr.

* The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of PBF’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

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PROPOSAL NO. 3 – ADVISORY VOTE ON 2021 NAMED EXECUTIVE OFFICER COMPENSATION

(Item 3 on the Proxy Card)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are submitting this proposal to our stockholders for an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. You are voting on the following resolution at the 2022 Annual Meeting:

“Resolved, that the stockholders APPROVE, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”

This vote is advisory, which means that it is non-binding on the Company, the Board or the Compensation Committee. Although this vote is nonbinding, the Compensation Committee values your opinion and expects to consider the voting results when making future decisions about named executive officer compensation. The executive compensation program is described in the Executive Compensation section beginning on page 20 and the Compensation Discussion and Analysis section and the other table and narrative disclosures in this proxy statement. Your Board recommends that you vote FOR this resolution because it believes that our Compensation Committee has effectively balanced the following objectives and values, described in detail in our “Compensation Discussion and Analysis” in this proxy statement:

•	Paying for performance and in alignment with stockholder returns;

•	Balancing short- and long-term decision-making in support of a cyclical business facing ongoing challenges from the global COVID-19 pandemic; and

•	Offering competitive compensation in order to retain key talent.

We encourage stockholders to read the “Compensation Discussion and Analysis,” the accompanying compensation tables, and the related narrative disclosure in this proxy statement for a discussion of the specific actions taken by the Compensation Committee in 2021 which included:

2021-2022 Key Compensation Committee Actions

•   NEGATIVE DISCRETIONARY REDUCTION OF 80% IN 2021 NEO CASH BONUSES DESPITE ABOVE TARGET PERFORMANCE

•   REVISED 2021 CASH BONUS PROGRAM TO DECREASE THE NEO TARGET PAYOUT TO 100% OF BASE SALARY FROM 150% AND TO INCLUDE A BALANCED MIX OF PERFORMANCE METRICS, INCLUDING ESG METRICS

•   ENHANCED DISCLOSURE OF 2021 CASH BONUS PROGRAM METRICS, WEIGHTING AND TARGETS

•   CONTINUED 33-1/3% CEO AND DIRECTOR 2021 RETAINER REDUCTIONS

•   INCREASED PROPORTION OF AT-RISK LONG-TERM INCENTIVE AWARDS IN 2021 FROM 50% TO 60%

• INCREASED CEO STOCK OWNERSHIP REQUIREMENT TO 6X SALARY IN 2022 • NEW 1 YEAR STOCK HOLDING REQUIREMENT FOR CERTAIN NEO EQUITY AWARDS UNDER EQUITY INCENTIVE PLAN AMENDMENT	• REVISED PAYOUTS FOR 2022 PERFORMANCE AWARDS TO BETTER ALIGN PAY FOR PERFORMANCE IN THE EVENT PEER GROUP SIZE DECREASES

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•

Reduced 2021 Executive Cash Bonuses to 60% of Target Level from 140%: In February 2021, the Compensation Committee made the determination that no cash bonuses would be payable in respect of fiscal year 2020 performance. For 2021, the Compensation Committee exercised its negative discretion to reduce the cash bonuses payable to executives under the 2021 COVID-19 Bonus Program to 60% of the target level from the 140% of the target level that would have resulted based on the actual achievement of the financial, operating and ESG performance metrics under the 2021 COVID-19 Bonus Program. The target payout under the 2021 COVID-19 Bonus Program for the named executive officers was reduced to 100% of their normal base salary from the 150% target under the historic cash bonus program. The Company’s disclosures of the weighting and targets for these metrics has also been enhanced.

•

Continued the Temporary Reductions of CEO Salary and Director Cash Retainers: The Compensation Committee proactively temporarily reduced executive salaries and director cash retainers by 50% in June 2020 to reflect the impact of the COVID-19 pandemic on the Company’s performance and financial condition. Although the salary of other executives were restored in October 2020, the salary of our CEO remained reduced by 33-1/3% until March 1, 2021 and the cash retainer for our independent directors continued to be reduced by 33-1/3% through the second quarter of 2021.

•

Increased the Allocation of Performance Awards in NEO Long-Term Incentives to Improve Alignment with Stockholders: In order to further improve alignment with stockholder interests, the Compensation Committee has increased the percentage of NEO compensation consisting of at-risk awards. In 2021, the long-term incentive awards granted by the Compensation Committee to the executives consisted of 60% performance awards, up from 50% in the prior years and the weighting of the stock options decreased to 40%. The performance awards have a single three-year performance period and pay based on TSR as compared to a peer group. An emphasis on the TSR performance metric preserves performance accountability in both strong and weak commodity price environments and is aligned with stockholder interests. In 2022, the Compensation Committee also approved revisions to the forms of the performance award agreements to decrease the target payout opportunities where there are only six companies in the peer group.

•

Implemented Additional Compensation Best Practices: In 2021 and 2022, the Compensation Committee also implemented additional compensation best practices including increasing the stock ownership requirement for the CEO, introducing ESG metrics to the annual cash bonus program and adding features to the Equity Incentive Plan that, if the Amendment is approved by stockholders, will impose a new one-year stock holding requirement for NEOs for stock options, stock appreciation rights and full-value awards.

✓	The Board recommends a vote, on an advisory basis, “FOR” this proposal to APPROVE PBF’s named executive officer compensation.

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PROPOSAL NO. 4 – AMENDMENT OF EQUITY INCENTIVE PLAN

(Item 4 on the Proxy Card)

Overview

PBF is requesting that stockholders approve Amendment Number 1 (the “Amendment”) to the PBF Energy Inc. Amended and Restated 2017 Equity Incentive Plan (the “Equity Incentive Plan” or “Plan”)). The Amendment was approved by the Board of Directors on April 6, 2022 subject to stockholder approval at the 2022 Annual Meeting. If approved by the stockholders, the Amendment will increase the number of shares reserved for issuance by 3,500,000 shares, reduce the fungible ratio from 2.75 to 1.42, remove liberal share recycling and implement a clawback for material financial restatements and stock holding requirements for named executive officers.

The Equity Incentive Plan is PBF Energy Inc.’s only plan for providing equity incentive compensation to our directors, employees, consultants and other service providers. At the discretion of the independent directors of the general partner of PBF Logistics LP, our employees may receive grants under the PBF Logistics LP 2014 Long-Term Incentive Plan (“PBFX LTIP”). The Equity Incentive Plan is intended to promote our long term success and increase stockholder value by attracting, motivating and retaining officers, employees, consultants and directors. To achieve this purpose, the Equity Incentive Plan allows the flexibility to grant or award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance-based awards, other equity-based awards and dividend equivalents to eligible individuals. No awards have yet been granted on the basis of the additional shares to be provided under the Amendment. The Amendment will become effective (the “Amendment Date”) on the later of the date it is approved by our stockholders at the 2022 Annual Meeting or as provided in the Amendment. If the Amendment is not approved by stockholders at the 2022 Annual Meeting, equity awards will continue to be granted under the Equity Incentive Plan as currently in effect. As of March 31, 2022, there were 2,859,208 shares available for award under the Equity Incentive Plan.

Corporate Governance Aspects of the Equity Incentive Plan as Amended by the Amendment

The following corporate governance best practices have been added to the Equity Incentive Plan by the Amendment:

•

No Liberal Share Recycling: The Amendment amends the Equity Incentive Plan to provide that any shares used by a participant to pay the exercise price or required tax withholding for an award will not be available for future awards under the Amended and Restated 2017 Equity Incentive Plan.

•

Holding Period Requirement: The Amendment provides that, upon effectiveness of the Amendment, the award agreement for stock options, stock appreciation rights and full-value awards granted to an NEO will require the NEO to hold until the earlier of the first anniversary of the vesting or settlement date or death, disability, retirement or other separation of service, 50% of the “net profit shares” received in connection with such vesting or settlement.

•

Clawback for Material Financial Restatements: The Amendment provides that all awards granted to NEOs are subject to reduction, cancellation, forfeiture or recoupment in the event of a material financial restatement, regardless of whether due to fraud or misconduct, including recoupment of the gains from such awards.

In addition, the Equity Incentive Plan as amended by the Amendment continues to incorporate numerous provisions that promote best practices by reinforcing alignment with stockholders’ interests. These provisions include, but are not limited to, the following:

•	Plan administration: The Compensation Committee, comprised solely of non-employee directors, will administer the Equity Incentive Plan as amended by the Amendment.

•

Limit on total shares available for future awards: The maximum number of new shares of common stock that would be available for awards under the Equity Incentive Plan is 19,700,000 shares provided that, as a result of the fungible ratio described below, a fewer number of shares will be available for issuance under the Equity Incentive Plan if we continue to use restricted stock.

•

Fungible Ratio: The Equity Incentive Plan applies a fungible ratio such that a full-value award, such as a restricted stock grant or restricted stock unit grant, will be counted at 2.75 times its number for purposes of the plan limit. Under the Amendment, the fungible ratio would decrease to 1.42. As a result, the 3,500,000 share

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increase under the Amendment would result in a maximum of 2,464,788 additional shares of restricted stock instead of 1,272,727 under the current ratio. If one or a combination of restricted stock grants and stock options (or stock-settled stock appreciation rights) is used, the maximum number based on the increase would be between 2,464,788 (where only stock grants are awarded) and 3,500,000 shares (where only stock options are awarded).

•

Minimum vesting period for awards: The Equity Incentive Plan generally provides that no awards will vest prior to one year after grant (or, in the case of those awards that vest upon the achievement of performance goals, a minimum performance period of one year) except that the Compensation Committee may provide for earlier vesting upon a participant’s termination of employment, death, disability or upon a change in control or such other events as determined by the Compensation Committee, subject to the above requirement for performance-based awards. The Compensation Committee has the ability to grant awards of up to five percent of the plan limit without regard to the minimum vesting periods.

•

No Discounted Options or Stock Appreciation Rights: Stock options and stock appreciation rights may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.

•

No Repricing without Stockholder Approval: Other than in connection with corporate reorganizations or restructurings, at any time when the purchase price of a stock option or stock appreciation right is above the market value of a share, we will not, without stockholder approval, reduce the purchase price of such stock option or stock appreciation right and will not exchange such stock option or stock appreciation right for a new award with a lower (or no) purchase price or for cash.

•	No Transferability: Equity awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

•

No Evergreen Provision: The Equity Incentive Plan as amended by the Amendment does not contain an “evergreen” feature pursuant to which the shares authorized for issuance can be automatically replenished.

•	No Automatic Grants: The Equity Incentive Plan as amended by the Amendment does not provide for automatic grants to any participant.

•	No Tax Gross-ups: The Equity Incentive Plan as amended by the Amendment does not provide for any tax gross-ups.

•

Clawback: Our Equity Incentive Plan currently provides that all awards (and/or any amount received with respect to such awards) are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law, stock exchange listing requirements, or any recoupment policy of the Company.

•

Restrictive Covenants: In addition, the Compensation Committee may, in its sole discretion, specify in an award agreement that the grantee’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an award. All stock options granted under our Equity Incentive Plan are subject to restrictive covenants, the breach of which will result in the forfeiture of the awards.

•	No Dividends on Unvested Awards: Dividends and dividend equivalents that may be applicable to awards shall not be paid until and to the extent such award is vested.

The Board believes that the approval of the Amendment to the Equity Incentive Plan is in the best interests of stockholders and PBF, as equity compensation is an essential tool to attract, motivate, and retain key talent, align employee and stockholder interests, link employee compensation to company performance and maintain a culture based on employee stock ownership. Equity awards are a key component of our compensation program and a significant component of total compensation for many of our key employees.

The following discussion and summary of the Equity Incentive Plan as amended by the Amendment is qualified in its entirety by reference to the actual text of the plan document and the Amendment. A copy of the Equity Incentive Plan is an appendix to the Company’s 2018 Proxy Statement and is available in the Company’s SEC filings on www.pbfenergy.com and a copy of the Amendment that is subject to stockholder approval is set forth as Appendix A hereto.

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|	Proposal No. 4 – Amendment of Equity Incentive Plan

Consequence of Failure to Approve the Proposal

If stockholder approval of the Amendment is not obtained, then the provisions of the Amendment will not be implemented. The Equity Incentive Plan will, however, continue in effect until December 2028, and awards will continue to be made under the Equity Incentive Plan until all the shares currently available for award and issuance under the Plan have been issued pursuant to such awards. If the Amendment is not approved by stockholders at the 2022 Annual Meeting, the Company will have a limited ability to issue additional equity incentives under the Equity Incentive Plan. Based on the Company’s historical grant practices, the Equity Incentive Plan would be expected to be depleted during 2023.

Summary of Key Terms of the Equity Incentive Plan as Amended by the Amendment

Grantees and Eligible Employees

Any employee, director, consultant or other service provider who is selected by the Compensation Committee to participate in the Plan. We estimate that, as of March 31, 2022, all seven executive officers, all eight non-employee directors and approximately 217 key employees and independent contractors of PBF Energy and its subsidiaries were eligible to participate in the Equity Incentive Plan.

Types of Awards

The Equity Incentive Plan authorizes the Compensation Committee to grant non-qualified and incentive stock options, stock appreciation rights (“SARs”), restricted stock, other equity-based or equity-related awards, including performance-based awards, and cash-based awards.

Share Reserve

As of March 31, 2022, no awards have been granted, and no shares have been issued, on the basis of the 3,500,000 share increase to the share reserve under the Plan that forms part of this Proposal. As of March 31, 2022, 9,828,493 option awards were outstanding, and 160,319 restricted shares were outstanding, under the Equity Incentive Plan. See “Executive Compensation” and Director Compensation” for further discussion of certain prior grants. As indicated above, if the Amendment is approved by stockholders, full-value awards such as restricted stock and restricted stock units which currently count as two and three-fourths shares (2.75) each will count as one and forty-two one-hundredths (1.42). The number of shares available under the Equity Incentive Plan is subject to adjustment for certain changes in our capital structure, as described below under “Adjustment Provisions.” Shares that may be delivered pursuant to awards may be authorized but unissued shares or authorized and issued shares held in the Company’s treasury or otherwise acquired for purposes of the Equity Incentive Plan. Any Shares subject to an award, or to an award granted under a prior equity incentive plan that is outstanding on the Amendment Effective Date (a “Prior Plan Award”), that is forfeited, expires or otherwise terminates or is canceled without the delivery of shares or is settled for cash (in each case, in whole or in part), shall, to the extent of such forfeiture, expiration, termination, cancellation or cash settlement, again become available for awards under the Equity Incentive Plan. Notwithstanding anything to the contrary, on or after the Amendment Effective Date, the following shares shall not become available for awards again or increase the number of Shares available for grant under the Equity Incentive Plan: (i) shares tendered by the grantee or withheld by the Company upon the exercise or settlement of an award to pay the exercise price thereof, (ii) shares tendered by the grantee or withheld by the Company to satisfy any tax withholding obligation with respect to an award, (iii) shares repurchased by the Company with proceeds received from the exercise of Options issued under the Equity Incentive Plan, and (iv) shares subject to a SAR issued under the Equity Incentive Plan that are not issued in connection with the stock settlement of that SAR upon its exercise. Awards that do not entitle the grantee (or beneficiary) to receive or purchase shares shall not be counted against the aggregate number of shares available for awards under the Equity Incentive Plan.

Award Limits

The maximum number of shares that may be covered by options or SARs granted under the Equity Incentive Plan to any single participant during any fiscal year is 1,500,000.

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The maximum number that may be covered by “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code may not exceed 19,700,000.

Performance-Based Award Limitation

The maximum number of shares that may be delivered in respect of performance-based awards denominated in shares to any individual grantee for a single fiscal year during an applicable performance period (or with respect to each single fiscal year in the event a performance period extends beyond a single fiscal year) shall be, subject to adjustment upon certain events specified in the Equity Incentive Plan, 750,000, or in the event such performance-based award is paid in cash, other securities, other awards or other property, no more than the fair market value of such shares on the last day of the performance period to which such award relates. The maximum amount that can be paid to any individual grantee for a single fiscal year during an applicable performance period (or with respect to each single fiscal year in the event a performance period extends beyond a single fiscal year) pursuant to a performance or other award denominated in cash shall be $10,000,000.

Vesting and Exercise of Stock Options and Stock Appreciation Rights

The exercise price of stock options granted under the Equity Incentive Plan may not be less than the fair market value of our Class A Common Stock on the date of grant. The Committee determines fair market value consistent with the requirements of Section 409A. The maximum exercise period may not be longer than ten years. The Compensation Committee determines when each stock option becomes exercisable, including the establishment of performance vesting criteria, if any. The award agreement specifies the consequences under the stock option of a recipient’s termination of the employment, service as a director or other relationship between us and the participant.

Vesting of Awards

Awards under the Plan will generally vest over not less than one year following the date the award is made. The Compensation Committee may provide that such vesting restrictions lapse or are waived upon the participant’s death, disability, retirement or other specified termination or upon a change of control or such other events as determined by the Compensation Committee. The Compensation Committee has the ability to grant awards of up to five percent of the plan limit without regard to the minimum vesting periods. The Compensation Committee may make the grant, issuance, retention, or vesting of awards contingent upon continued employment with us, the passage of time, or such performance criteria and the level of achievement against such criteria as it deems appropriate. An award may, among other things, involve the transfer of actual shares of Class A Common Stock, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Class A Common Stock and be subject to performance-based and/or service-based conditions.

Performance Awards

The Plan provides for grants of awards that may be based on performance criteria. The performance criteria will be based one or more of the following criteria (“Performance Goals”): (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBITDA; (iii) adjusted EBITDA; (iv) operating income; (v) net income; (vi) net income and/or earnings per Share; (vii) book value per Share; (viii) return on capital and/or equity; (ix) expense management; (x) return on investment; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins; (xiv) stock price; (xv) market share; (xvi) revenue or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) multiple of invested capital; (xxi) total return; (xxii) environmental, health and safety; (xxiii) operating performance; (xxiv) commercial optimization or (xxv) such other objective performance criteria as determined by the Compensation Committee in its sole discretion.

These performance measures may be applied individually, alternatively, or in any combination, either to PBF as a whole or to one or more of its subsidiaries, divisions or operating units or groups, and measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results, or to a designated comparison group, in each case as specified by the Compensation Committee in the award agreement.

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|	Proposal No. 4 – Amendment of Equity Incentive Plan

Administration

The Compensation Committee administers the Equity Incentive Plan, and has broad authority to do all things necessary or desirable, in its sole discretion, in connection with plan administration. Our Compensation Committee may delegate its authority under the Equity Incentive Plan in whole or in part as it determines to a subcommittee consisting solely of at least two non-employee directors within the meaning of Rule 16b-3 of the Exchange Act and “independent directors” within the meaning of the NYSE listed company rules, to the extent any such provisions or rules are applicable to us and the Equity Incentive Plan. The Compensation Committee will select who will receive equity awards; determine the number of shares covered thereby; and, subject to the terms and limitations expressly set forth in the Equity Incentive Plan, establish the terms, conditions, and other provisions of the equity awards. The Compensation Committee may interpret the Equity Incentive Plan and establish, amend, and rescind any rules related to the Equity Incentive Plan, and make remedial changes to the terms of an outstanding equity award to comply with applicable laws, regulations and listing requirements and to avoid unintended consequences resulting from unexpected events.

Clawback Provisions

Our Equity Incentive Plan currently provides that all awards (and/or any amount received with respect to such awards) shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law, stock exchange listing requirements, or any recoupment policy of the Company. Pursuant to the Amendment, notwithstanding any other provision of the Equity Incentive Plan or any award agreement to the contrary, if we are required to prepare a material financial restatement, regardless of whether the restatement was due to fraud or misconduct, then the Board shall, in its discretion, be authorized to seek reimbursement from any grantee who is or was a named executive officer and who has been paid an Award under the Equity Incentive Plan based upon or affected by the restated financial report for all or any portion of such award in excess of what would have been paid pursuant to the restated financial statements, including the gains from such excess shares to the extent such grantee sells any such excess shares. In addition, the Compensation Committee may, in its sole discretion, specify in an award agreement that the grantee’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain other specified events, in addition to any otherwise applicable vesting or performance conditions of an award. Such events may include, but shall not be limited to, termination of employment or services for cause, termination of the grantee’s provision of services to the Company or any of its subsidiaries, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the grantee, or other restatements of the Company’s financial statements or as a consequence of errors, omissions, fraud, or misconduct. All stock options granted under our Equity Incentive Plan are subject to restrictive covenants, the breach of which will result in the forfeiture of the awards. These restrictive covenants include requirements relating to non-competition for employees who are at a vice president level or higher, non-solicitation, non-disparagement and confidentiality. These provisions apply following an employee’s termination or other separation.

Holding Periods

The Amendment provides that the award agreements for options, stock appreciation rights and full-value awards granted to a named executive officer will require the named executive officer to hold until the earlier of the first anniversary of the vesting or settlement date or death, disability, retirement or other separation of service, 50% of certain “net profit shares” received in connection with such vesting or settlement.

Amendments Requiring Stockholder Approval

The Board may terminate, amend, or suspend the Equity Incentive Plan, provided that no action is taken by the Board (except those described in “Adjustments”) without stockholder approval to: increase the aggregate number of shares available for awards under the Plan, decrease the price of outstanding awards (subject to the limitations of Sections 5(f) and 6(d) of the Plan), change the requirements relating to the Committee, or extend the term of the Plan.

Adjustments

In the event of any equity split, spin off, equity distribution or dividend (other than regular cash dividends or distributions), equity combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger,

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consolidation or similar event affecting our Class A Common Stock, the Compensation Committee will equitably adjust the number and kind of shares available for grant under the Equity Incentive Plan, the number and kind of shares subject to the award limitations set forth in the Equity Incentive Plan and subject to outstanding awards under the Equity Incentive Plan and the exercise price of outstanding stock options and of other awards.

Upon a Change in Control

In the event of a Change in Control (as defined in the Equity Incentive Plan), the Compensation Committee may, in its discretion, either (alone or in combination): (a) cancel the awards for fair consideration (as determined by our Compensation Committee), (b) provide for the assumption of such awards or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the Equity Incentive Plan, including without limitation, any applicable vesting conditions, or (c) provide that, with respect to any awards that are stock options or stock appreciation rights, the awards will be exercisable for a period of at least 15 days prior to the change in control.

Valuation

Our Class A Common Stock is listed on the NYSE. Accordingly, the fair market value of our Class A Common Stock on any relevant date will be deemed to be equal to the closing selling price per share of our Class A common stock (or the closing bid if no sales were reported) on that date. On March 31, 2022, the closing price of a share of Class A Common Stock of the Company was $24.37.

Termination

The Equity Incentive Plan terminates May 31, 2028.

U.S. Tax Consequences under the Equity Incentive Plan

The following is a general summary of certain U.S. federal income tax consequences generally applicable to awards under the Equity Incentive Plan. Reference is made to the Internal Revenue Code for a complete statement of relevant federal tax provisions. This summary is not intended to be exhaustive and omits the tax laws of any municipality, state, or foreign country in which a participant resides. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Stock Options

A participant will realize no taxable income, and we will not be entitled to any related deduction, at the time a stock option that does not qualify as an “incentive stock option” under the Code is granted under the Equity Incentive Plan. At the time of exercise of such a non-qualified stock option, the participant will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

For stock options that qualify for treatment as “incentive stock options” under the Code, a participant will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a participant will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods. Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods, such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the

2022 Proxy Statement	69

|	Proposal No. 4 – Amendment of Equity Incentive Plan

disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option.

Stock Appreciation Rights; Performance Shares

In general, (a) the participant will not realize income upon the grant of a stock appreciation right or performance shares; (b) the participant will realize ordinary income, and we will be entitled to a corresponding deduction, in the year cash or shares of Class A Common Stock are delivered to the participant upon exercise of a stock appreciation right or in payment of the performance shares; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of Class A Common Stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right or in payment of a performance shares award are the same as described below with respect to a disposition of unrestricted shares.

Restricted and Unrestricted Stock; Restricted Stock Units

Unless the participant files an election to be taxed under Section 83(b) of the Code, generally (a) the participant will not realize income upon the grant of restricted stock; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m), if applicable), for grants of restricted stock subject only to time-based vesting and not including any performance conditions, when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the participant timely files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

A participant generally will not realize income upon the grant of restricted stock units, but will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), for grants of restricted stock subject only to time-based vesting and not including any performance conditions, when the restricted stock units are settled in cash and/or shares of our Class A Common Stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of our Class A Common Stock received on the date of issuance.

When the participant disposes of restricted or unrestricted stock or stock received on account of restricted stock units, the difference between the amounts received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Section 409A of the Code

Section 409A of the Code imposes certain requirements with respect to covered deferred compensation arrangements. Certain awards that may be granted under the Plan may constitute “deferred compensation” within the meaning of, and subject to, Section 409A of the Code. If an award is subject to and fails to satisfy the requirements of Section 409A of the Code, the recipient of the award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. In addition, if an award fails to comply with the provisions of Section 409A of the Code, Section 409A imposes an additional 20% tax (plus interest) on the recipient of the award.

Certain Tax Code Limitations on Deductibility

Section 162(m) of the Code limits the deductibility for compensation paid to our chief executive officer and certain other “covered persons” under Section 162(m) during any fiscal year to $1,000,000 during any taxable year. Exemptions that previously applied for “performance-based compensation” no longer apply. Consequently, awards to such covered persons under the Equity Incentive Plan will generally not be deductible by the Company under Section 162(m) or otherwise. In addition, our ability to obtain a deduction for future payments could be limited by Section 280G of the Code, which provide that certain excess parachute payments made in connection with a change in control are not deductible.

70	2022 Proxy Statement

Proposal No. 4 – Amendment of Equity Incentive Plan	|

Tax Withholding

The Equity Incentive Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes. In lieu of cash, the Compensation Committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

✓	The Board recommends a vote “FOR” the approval of this proposal to adopt the Amendment to the Equity Incentive Plan.

2022 Proxy Statement	71

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of March 31, 2022 under the Amended and Restated 2012 Equity Incentive Plan which was approved by our stockholders in 2016, the Amended and Restated 2017 Equity Incentive Plan which was approved by stockholders in 2018 and the PBFX LTIP. We do not have any equity compensation plans pursuant to which awards are being issued that have not been approved by our stockholders. For a description of the awards issued under the Amended and Restated 2012 Equity Incentive Plan and the Amended and Restated 2017 Equity Incentive Plan, see Note 17—Stock-based Compensation to our fiscal year 2021 consolidated financial statements, which is included in our Form 10-K. We are seeking stockholder approval of an Amendment to the Amended and Restated 2017 Equity Incentive Plan under Proposal No. 4 of this proxy statement.

Plan Category	(a) Number of securities issuable upon exercise of outstanding options and purchase rights		(b) Weighted average exercise price of outstanding options and purchase rights		(c) Number of shares of Class A common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by stockholders:
Amended and Restated 2012 Equity Incentive Plan	4,836,677		$27.07		—
Amended and Restated 2017 Equity Incentive Plan	9,828,493	(1)	$21.29	(2)	2,859,208	(3)
PBFX LTIP	756,314	(4)	—	(5)	1,113,367	(6)
Equity compensation plans not approved by stockholders	—		—		—
Total	15,840,441	(7)

(1)

In addition to stock options, the Amended and Restated 2017 Equity Incentive Plan authorizes the issuance of restricted stock, restricted stock units, performance shares and other stock-based awards. As of March 31, 2022, there were 160,319 restricted shares underlying outstanding unvested stock-based awards under the Amended and Restated 2017 Equity Incentive Plan.

(2)	Column (b) does not include a weighted average exercise price for performance share units because these units do not have an exercise price.

(3)

The Amended and Restated 2017 Equity Incentive Plan applies a fungible ratio such that a full-value award, such as a restricted stock grant, restricted stock unit grant, performance share units or equivalents, will be counted at 2.75 times its number for purposes of the plan limit. As a result, the 2,859,208 shares available for issuance under the Amended and Restated 2017 Equity Incentive Plan would result in a maximum of 1,039,712 shares of restricted stock, restricted stock units, performance share units or equivalents to be issued. If the Amendment to the Plan is approved by stockholders (Proposal No. 4), the fungible ratio would decrease to 1.42.

(4)

The amounts reflect only phantom units that have been granted under the PBFX LTIP. No awards (as defined under the PBFX LTIP) have been made other than the phantom units, each of which represent rights to receive (upon vesting and payout) one common unit in the Partnership or an amount of cash equal to the fair market value of such unit. These phantom units vest pro-rata, annually over four years from the date of grant.

(5)	Column (b) is not applicable because the phantom units do not have an exercise price.

(6)

The PBFX LTIP was adopted by the general partner of PBF Logistics LP in connection with the closing of PBF Logistics LP’s initial public offering and provides for the making of certain awards, including common units, restricted units, phantom units, unit appreciation rights and distribution equivalent rights. The PBFX LTIP was amended in April 2019. For information about the PBFX LTIP amendment that did not require approval by our limited partners, see “Item 11. Executive Compensation” in the Annual Report on Form 10-K for the year ended December 31, 2021 filed by PBF Logistics LP on February 17, 2022.

(7)	The weighted average remaining life of the outstanding options is 6.06 years.

72	2022 Proxy Statement

GOVERNANCE DOCUMENTS AND CODE OF ETHICS

We adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. The Code also applies to all of our employees and directors.

We have adopted Corporate Governance Guidelines that, along with the charters of our Board committees, provide the framework for our governance processes. We post the following documents on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. A printed copy of any of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to PBF’s Secretary at the address indicated on the cover page of this proxy statement.

•	Code of Business Conduct and Ethics

•	Corporate Governance Guidelines

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Health, Safety and Environment Committee Charter

•	Stock Ownership Guidelines

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of PBF’s Secretary at the address indicated on the cover page of this proxy statement. Additional requirements for certain types of communications are stated under the caption “Stockholder Nominations and Proposals” below.

STOCKHOLDER NOMINATIONS AND PROPOSALS

If you wish to submit a stockholder proposal to be included in our proxy statement for the 2023 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, we must receive your written proposal on or before December 14, 2022. Address the proposal to PBF’s Secretary at the address shown on the cover page of this proxy statement. The proposal must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If you wish to present a stockholder proposal at the 2023 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or if you wish to recommend to the Board’s Nominating and Corporate Governance Committee the nomination of a person for election to the Board, you must follow the procedures outlined in Article I, Section 12 of our bylaws. These procedures include the requirement that your proposal must be delivered to PBF’s Secretary at the address shown on the cover page of this proxy statement not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days from such anniversary date, your notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2023 annual meeting of stockholders.

In addition to satisfying the foregoing requirements and other procedures under our bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by rule 14a-19 under the Exchange Act no later than March 27, 2023 for the 2023 Annual Meeting.

Our bylaws are available in our SEC filings, which can be accessed on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to PBF.

2022 Proxy Statement	73

OTHER BUSINESS

If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

FINANCIAL STATEMENTS

Consolidated financial statements and related information for PBF, including audited financial statements for the fiscal year ended December 31, 2021, are contained in PBF’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Internet Availability Notice and through our website (www.pbfenergy.com in the “Investors” section under “SEC Filings”).

HOUSEHOLDING

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke consent to householding obtained by a broker, dealer, or bank that holds shares for your account, you may contact your broker. If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, proxy statement and any accompanying documents, please contact American Stock Transfer & Trust Company, LLC and a separate copy will be sent to you promptly.

TRANSFER AGENT

American Stock Transfer & Trust Company, LLC serves as our transfer agent, registrar, and dividend paying agent with respect to our Class A Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Tel: 800-937-5449

74	2022 Proxy Statement

APPENDIX A

AMENDMENT NO. 1 TO PBF ENERGY INC. AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

This Amendment No. 1 (this “Amendment”) to the Amended and Restated PBF Energy Inc. 2017 Equity Incentive Plan (as may be amended from time to time, the “Plan”) is made by PBF Energy Inc., a Delaware corporation (the “Company”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

WHEREAS, Section 12(b) of the Plan permits the Board to amend the Plan from time to time, subject to certain limitations contained therein, including, to the extent required by law, stockholder approval to increase the aggregate number of Shares available for Awards under the Plan;

WHEREAS, the Board desires to amend the Plan to increase the number of Shares available for grant under the Plan and to incorporate certain other changes recommended to the Board by the Company’s advisors; and

WHEREAS, the Board approved this Amendment on April 6, 2022, subject to approval of the Company’s stockholders and this Amendment shall be submitted to the Company’s stockholders for approval within one year of such Board approval, and shall become effective as of the later of (x) July 1, 2022 and (y) the date on which the Company’s stockholders approve this Amendment (the “Amendment Effective Date”).

NOW, THEREFORE, pursuant to Section 12(b) of the Plan, the Plan is hereby amended as follows, effective as of the Amendment Effective Date:

1.	Section 2 of the Plan is hereby amended by adding a new clause (b) to read as follows, and then to renumber the existing clauses that follow accordingly:

(b)    “Amendment Effective Date” means the later of (i) July 1, 2022, and (ii) the date Amendment No. 1 to the Plan is approved by the Company’s stockholders within twelve (12) months after the adoption of Amendment No. 1 by the Board.

2.	Section 2(l) of the Plan (as originally numbered) is hereby amended and restated in its entirety to read as follows:

(l)    “Effective Date” means May 31, 2018.

3.	Section 2 of the Plan is hereby amended by adding a new clause (u) (as originally numbered) to read as follows, and then to renumber the existing clauses that follow accordingly:

(u)     “Net Profit Shares” means, on a given date, the number of Shares a Grantee receives determined as follows: (i) in the case of Options and SARs, the total number of Shares underlying the Options or SARs, as the case may be, that are being exercised on such date minus the sum of (A) the number of shares that would be required to be sold having a Fair Market Value equal to the aggregate Exercise Price for the Shares being purchased plus (B) the number of shares withheld or with a Fair Market Value equal to all applicable federal, state, local or foreign income or other taxes that are expected to be incurred by the Grantee in connection with the exercise of the Option or SAR, determined based upon the highest applicable marginal rate for each such tax, and (ii) in the case of Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (but excluding Performance-Based Awards and Awards that that do not entitle the Grantee to receive or purchase Shares) (each a “Full-Value Award”), the total number of Shares received upon the vesting or settlement of a Full-Value Award minus the number of Shares withheld or with a Fair Market Value equal to all applicable federal, state, local or foreign income or other taxes that are expected to be incurred by the Grantee in connection with the vesting or settlement of the Award, determined based upon the highest applicable marginal rate for each such tax.

4.	Section 4(d) of the Plan is hereby amended and restated in its entirety to read as follows:

(d)    Clawback Policies. (i) Material Financial Misstatements. Notwithstanding any other provision of this Plan or any Award Agreement to the contrary, if the Company is required to prepare a material financial restatement, regardless of whether the restatement was due to fraud or misconduct, then the Board shall, in its discretion and subject to applicable laws, be authorized to seek reimbursement from any Grantee who is or was a “named executive officer” as determined in accordance with Item 402 of Regulation S-K (each a “NEO”) and who has been paid an Award under this Plan based upon or affected by the restated financial report for all or any portion

2022 Proxy Statement	A-1

|	Appendix A

of such Award in excess of what would have been paid pursuant to the restated financial statements, including the gains from such excess shares to the extent such Grantee sells any such excess shares.

(ii) Other Circumstances. Subject to clause (i) of this Section 4(d), and notwithstanding any other provision of this Plan or any Award Agreement to the contrary, Awards (and/or any amount received with respect to such Awards) to any Grantee shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law, stock exchange listing requirements, or any recoupment policy of the Company. In addition, notwithstanding any other provision of this Plan or any Award Agreement to the contrary, the Committee may also, in its sole discretion, specify in an Award Agreement that the Grantee’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain other specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment or services for cause, termination of the Grantee’s provision of services to the Company or any of its subsidiaries, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Grantee, other restatements of the Company’s financial statements or as a consequence of errors, omissions, fraud, or misconduct.

5.	Section 5 of the Plan is hereby amended to add a new paragraph (g) as follows:

(g)    Holding Period Requirement. Following the Amendment Effective Date, the Award Agreement for Options granted to a Grantee that is a NEO will require the Grantee to hold, until the earlier of (i) the first anniversary of the exercise date or (ii) the Grantee’s death, Disability, Retirement or other separation from service, 50% (rounded to the nearest whole share) of the Net Profit Shares resulting from any exercise of the Options.

6.	Section 6 of the Plan is hereby amended to add a new paragraph (e) as follows:

(e)    Holding Period Requirement. Following the Amendment Effective Date, the Award Agreement for SARs granted to a Grantee that is a NEO will require the Grantee to hold, until the earlier of (i) the first anniversary of the exercise date or (ii) the Grantee’s death, Disability, Retirement or other separation from service, 50% (rounded to the nearest whole share) of the Net Profit Shares resulting from any exercise of the SARs.

7.	Section 8 of the Plan is hereby amended to add a new paragraph (b) as follows:

(b)    Holding Period Requirement. Following the Amendment Effective Date, the Award Agreement for Full-Value Awards granted to a Grantee that is a NEO will require the Grantee to hold, until the earlier of (i) the first anniversary of the vesting or settlement date or (ii) the Grantee’s death, Disability, Retirement or other separation from service, 50% (rounded to the nearest whole share) of the Net Profit Shares in connection with such vesting or settlement.

8.	Section 9(a) of the Plan is hereby amended and restated in its entirety to read as follows:

9.	Shares Subject to the Plan; Limitations and Conditions.

(a)    Shares Available Under the Plan; Effect of Forfeitures and Other Actions; No Liberal Share Recycling. Subject to adjustment as provided in Section 11(a), the total number of Shares which may be delivered pursuant to Awards granted under the Plan will be (i) the sum of 19,700,000 Shares less the number of Shares that are represented by awards which were granted under the Prior Incentive Plan after December 31, 2016 plus (ii) that number of Shares that are represented by awards which previously have been granted and are outstanding under the Prior Incentive Plan after December 31, 2016 and which subsequently are forfeited, expire, terminate or canceled without the delivery of Shares. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall, following the Amendment Effective Date, be counted against this limit as one (1) Share for every one (1) Share granted. Effective as of the Amendment Effective Date, any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as one and forty-two hundredths (1.42) Shares for every one (1) Share granted. Shares that may be delivered pursuant to Awards may be authorized but unissued Shares or authorized and issued Shares held in the Company’s treasury or otherwise acquired for purposes of the Plan. Any Shares subject to an Award, or to an award granted under a Prior Plan that is outstanding on the Amendment Effective Date (a “Prior Plan Award”), that is forfeited, expires or otherwise terminates or is canceled without the delivery of Shares or is settled for cash (in each case, in whole or

A-2	2022 Proxy Statement

Appendix A	|

in part), shall, to the extent of such forfeiture, expiration, termination, cancellation or cash settlement, again become available for Awards under the Plan. Notwithstanding anything to the contrary, on or after the Amendment Effective Date, the following Shares shall not become available for Awards again or increase the number of Shares available for grant under Section 9(a): (i) Shares tendered by the Grantee or withheld by the Company upon the exercise or settlement of an Award to pay the Exercise Price thereof, (ii) Shares tendered by the Grantee or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) Shares repurchased by the Company with proceeds received from the exercise of Options issued under the Plan, and (iv) Shares subject to a SAR issued under the Plan that are not issued in connection with the stock settlement of that SAR upon its exercise. Awards that do not entitle the Grantee (or beneficiary) to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan. Except as provided in this Section 9 or under the terms of any applicable Award Agreement, there shall be no limit on the number or the value of Shares that may be subject to Awards to any individual under the Plan and there shall be no limit on the amount of cash, securities, other than Shares hereunder as adjusted as provided Section 11(a) hereof, or other property that may be delivered pursuant to any Award. Upon the Effective Date of the Plan, no further Awards shall be granted under the Prior Incentive Plan.

9.	Section 9 (c) of the Plan is hereby amended and restated in its entirety to read as follows:

(c)    Shares Available for Incentive Stock Options. Notwithstanding the foregoing, but subject to adjustment as provided in Section 11(a), no more than 19,700,000 Shares that can be delivered under the Plan shall be deliverable pursuant to the exercise of Incentive Stock Options.

10.	Section 16 of the Plan is hereby amended and restated in its entirety to read as follows:

16. Effective	Date; Duration.

The Plan was initially approved by the Board as of April 4, 2018 and became effective upon approval by the Company’s stockholders on the Effective Date. Amendment No. 1 was approved by the Board as of April 6, 2022, subject to approval by the Company’s stockholders, and will become effective upon the Amendment Effective Date. No Awards shall be granted under the Plan beyond ten (10) years after the Effective Date, but Awards granted on or before the expiration of the Plan shall remain valid in accordance with their terms, and may extend beyond such expiration date. At the time an Award is made or amended or the terms or conditions of an Award are changed in accordance with the terms of the Plan or the Award Agreement, the Committee may provide for limitations or conditions on such Award.

11.

Except as expressly amended by this Amendment effective as of the Amendment Effective Date, all terms and conditions of the Plan shall remain in full force and effect. If the Company’s stockholders fail to approve this Amendment, the terms and conditions of the Plan without giving effect to this Amendment shall continue in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws.

[Signature Page Follows]

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|	Appendix A

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment No. 1 to the Amended and Restated PBF Energy Inc. 2017 Equity Incentive Plan, as of April 6, 2022.

PBF Energy Inc.

By:	/s/ Trecia Canty
Name: Trecia Canty
Title: Secretary

A-4	2022 Proxy Statement

PBF ENERGY INC.
ONE SYLVAN WAY
PARSIPPANY, NJ 07054

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/25/2022 for shares held directly and by 11:59 P.M. ET on 05/23/2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go To www.virtualshareholdermeeting.com/PBF2022.
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/25/2022 for shares held directly and by 11:59 P.M. ET on 05/23/2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:	For	Against	Abstain
1a.	Thomas Nimbley	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain
1b.	Spencer Abraham	☐	☐	☐
1c.	Wayne Budd	☐	☐	☐	2.	The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the year ending December 31, 2022.	☐	☐	☐
1d.	Karen Davis	☐	☐	☐
1e.	Paul J. Donahue, Jr.	☐	☐	☐	3.	An advisory vote on the 2021 compensation of the named executive officers.	☐	☐	☐
1f.	S. Eugene Edwards	☐	☐	☐
1g.	Robert Lavinia	☐	☐	☐	4.	Approval of an amendment of the Amended and Restated 2017 Equity Incentive Plan.	☐	☐	☐
1h.	Kimberly Lubel	☐	☐	☐
1i.	George Ogden	☐	☐	☐	NOTE: The transaction of any other business properly brought before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

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PBF ENERGY INC.

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas Nimbley and Trecia Canty as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of PBF Energy Inc. held of record by the undersigned on March 29, 2022, at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/PBF2022 on May 26, 2022, or any adjournment or postponement thereof, with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS, INCLUDING WITH DISCRETIONARY AUTHORITY AS TO ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side